AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 2000

                                                      REGISTRATION NO. 333-90817
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                                  SBARRO, INC.

         AND THE SUBSIDIARY GUARANTORS IDENTIFIED IN FOOTNOTE (A) BELOW
--------------------------------------------------------------------------------
         (Exact name of Co-Registrants as specified in their Charters)

                                    NEW YORK
            FOR SUBSIDIARY GUARANTORS, PLEASE SEE FOOTNOTE (A) BELOW
--------------------------------------------------------------------------------
                  (State or Other Jurisdiction of Organization)

                                      5812
--------------------------------------------------------------------------------
                (Primary Standard Industrial Classification Code)

                                   11-2501139
            FOR SUBSIDIARY GUARANTORS, PLEASE SEE FOOTNOTE (A) BELOW
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)


                              401 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                                 (516) 715-4100
--------------------------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Co-Registrants' Principal Executive Office)

                                  Mario Sbarro
          Chairman of the Board, President and Chief Executive Officer
                                  Sbarro, Inc.
                              401 Broadhollow Road
                            Melville, New York 11747
                                 (516) 715-4100
--------------------------------------------------------------------------------
                       (Name, Address, Including Zip Code,
        and Telephone Number, Including Area Code, of Agent for Service)

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                                    COPY TO:

                       Robert G. Rooney                            Richard A. Rubin, Esq.
      Senior Vice President and Chief Financial Officer     Parker Chapin Flattau & Klimpl, LLP
                         Sbarro, Inc.                           1211 Avenue of the Americas
                     401 Broadhollow Road                         New York, New York 10036
                   Melville, New York 11747                            (212) 704-6000
                        (516) 715-4100
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         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         (A) The following direct or indirect wholly owned subsidiaries of Sbarro, Inc. are guarantors of the notes and are co-registrants, with Sbarro, Inc., each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated:

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                                                                                         I.R.S.
                                                                                        Employer
                                                                                    Identification
Name of Corporation                                Jurisdiction of Organization         Number
--------------------                               ----------------------------     ---------------
Sbarro Properties, Inc.                                      New York                  11-3279541
Sbarro America, Inc.                                         New York                  11-3189130
Sbarro America Properties, Inc.                              New York                  11-3279540
Sbarro's of Texas, Inc.                                        Texas                   76-0435138
Italian Food Franchising, Inc.                               New York                  11-3189139
Corest Management, Inc.                                      New York                  11-3189134
Franrest Management, Inc.                                    New York                  11-3189135
Larkfield Equipment Corp.                                    New York                  11-3117942
Sbarro Foods, Inc.                                           New York                  13-3289742
Sbarro of Roosevelt Field, Inc.                              New York                  11-2738512
Sbarro of Virginia, Inc.                                     Virginia                  11-3189135
Demefac Leasing Corp.                                        New York                  11-3342379
Franchise Contracting and Equipment Corp.                    New York                  11-2531875
Melville Advertising Agency Inc.                             New York                  11-2534834
Sbarro Commack, Inc.                                         New York                  11-3046007
Sbarro Dominion Limited                                    New Brunswick,                    N/A
                                                             Canada
Sbarro of Las Vegas, Inc.                                    New York                  11-3282853
Sbarro of Hawaii, Inc.                                       New York                  11-3349165
Sbarro Pennsylvania, Inc.                                  Pennsylvania                11-3153530
Sbarro Franchise Associates, Inc.                            New York                  11-3494009
Sbarro H.D.F., Inc.                                          New York                  11-3445227
N.H.D., Inc.                                                 New York                  11-3453320
Bushranger Holding, Inc.                                     New York                         N/A
Melville Pizzeria, Inc.                                      New York                  11-3496599
Sbarro One World Trade, Inc.                                 New York                  11-3298403
401 Broad Hollow Realty Corp.                                New York                  11-3206395
401 Broad Hollow Fitness Center Corp.                        New York                  11-3494009
Sbarro Bistros, Inc.                                         New York                  11-3510693
Syosset Bistro, Inc.                                         New York                  11-3510383

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


                 SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2000

Prospectus
----------

                                  SBARRO, INC.

                                OFFER TO EXCHANGE
                     $255,000,000 11% SENIOR NOTES DUE 2009
                                       FOR
                      REGISTERED 11% SENIOR NOTES DUE 2009


o        TERMS OF THE REGISTERED NOTES
         The terms of the registered notes are substantially identical to your original notes, except that the registered notes will have no transfer restrictions.

o        EXPIRATION DATE; WITHDRAWAL RIGHTS
         The exchange offer will expire at 5:00 p.m. New York city time on _________, 2000, unless we extend the deadline. You may withdraw your tender of original notes at any time before the exchange offer expires. We will exchange all original notes that are validly tendered and not withdrawn before the exchange offer expires and will issue the registered notes promptly after the exchange offer expires.

o        NO PUBLIC MARKET
         There is no public market for the original notes or the registered notes. We do not expect that an active public market in the registered notes will develop.

o        PROSPECTUS DELIVERY REQUIREMENT FOR BROKER-DEALERS
         All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933.

o        CONDITIONS TO THE EXCHANGE OFFER
         The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

NEITHER THE SEC NOR ANY OTHER FEDERAL OR STATE AGENCY HAS PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE REGISTERED NOTES BEING OFFERED. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THIS INVESTMENT INVOLVES RISKS. SEE THE RISK FACTORS SECTION BEGINNING ON PAGE
14.


                 The date of this prospectus is __________, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Prospectus Summary.....................................................        1
Risk Factors...........................................................       14
Forward Looking Statements.............................................       21
The Going Private Transaction..........................................       22
Use of Proceeds........................................................       23
Exchange Offer ........................................................       23
Capitalization.........................................................       35
Unaudited Consolidated Pro Forma Financial Data........................       36
Selected Consolidated Historical Financial Data........................       40
Management's Discussion and Analysis of Financial Condition and
     Results of Operations.............................................       44
Business...............................................................       54
Management.............................................................       67
Certain Relationships and Related Transactions.........................       74
Security Ownership of Certain Beneficial Owners and Management.........       77
Description of Credit Facility.........................................       78
Description of Notes...................................................       80
Plan of Distribution...................................................      138
Certain United States Federal Income Tax Considerations................      139
Legal Matters..........................................................      144
Independent Public Accountants.........................................      144
Where You Can Find More Information....................................      144
Index to Consolidated Financial Statements.............................      F-1

         UNTIL _________, 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, WILL BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY UNAUTHORIZED INFORMATION. YOU MAY ONLY USE THIS PROSPECTUS WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE THAT APPEARS ON THE FRONT COVER.

                               PROSPECTUS SUMMARY

         The following summary contains basic information about the exchange offer but does not contain all the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire document and the other documents to which we refer, including the accompanying letter of transmittal. Unless the context otherwise requires, all references to "we," "us," "our," "Sbarro" or the "Company" include Sbarro, Inc. and our subsidiaries, except that in "Description of Notes," such words refer only to Sbarro, Inc. and not to any of our subsidiaries.

                                   THE COMPANY

         We are a leading owner, operator and franchisor of quick-service restaurants, serving a wide variety of Italian specialty foods. Under the "Sbarro" and "Sbarro The Italian Eatery" names, we developed one of the first quick-service concepts that extended beyond offering one primary specialty item, such as pizza or hamburgers. Our diverse menu offering includes pizza, pasta and other hot and cold Italian entrees, salads, sandwiches, cheesecake and other desserts and beverages. We prepare all of our entrees fresh daily in each restaurant using special recipes developed by us. We believe that the Sbarro concept is unlike other quick-service Italian restaurants due to its diverse menu selection and its fast, cafeteria-style service.

         Since our inception in 1959, we have focused on high customer traffic venues due to the large number of captive customers who base their eating decision primarily on impulse and convenience. We therefore do not have to incur the significant advertising and promotional expenditures that certain of our competitors incur to attract customers to their destination restaurants. These factors, combined with adherence to strict cost controls, provide us with high and stable operating margins. Over the past ten years, we have extended the Sbarro concept from downtown locations and enclosed shopping malls to other high customer traffic venues, including toll roads, airports, sports arenas, hospitals, convention centers, university campuses and casinos. We believe the opportunity to open additional Sbarro units in these and other new venues should continue to increase as companies, municipalities and others seek to outsource their non-core food operations to companies with an established brand name. As of October 10, 1999, the Sbarro system included 917 restaurants, consisting of 639 Sbarro-owned and 278 franchised restaurants located in 48 States, the District of Columbia, the Commonwealth of Puerto Rico, certain United States territories and 22 countries throughout the world. Of the total 917 Sbarro units, 772 are located in enclosed shopping malls and the remaining 145 are generally located in other high customer traffic venues.

                          THE GOING PRIVATE TRANSACTION

         On September 28, 1999, some of the members of the Sbarro family became the holders of all of our common stock in a going private transaction in which we incurred significant debt. We refer to those family members as our "continuing shareholders."

         We needed approximately $411.0 million to finance the going private transaction and pay related fees and expenses. We obtained those funds from:

         o        $159.8 million of our cash on hand; and

         o the $251.2 million of gross proceeds from the private debt offering in which we issued the original notes.

         At the same time as the private debt offering, we entered into a $30.0 million five-year revolving credit facility to help ensure that we will have adequate working capital in the future. We refer to the notes issued in the private debt offering as the "original notes" and the registered notes that we are offering to exchange for the original notes as the "registered notes." Where we do not intend to make a distinction between the original notes and the registered notes, we refer to them together as the "notes."

                                    * * * * *

         Our principal executive offices are located at 401 Broadhollow Road, Melville, New York 11747, and our telephone number is (516) 715-4100. Sbarro, Inc. was incorporated under the laws of the State of New York in 1977.

                            THE PRIVATE DEBT OFFERING

         Pursuant to a note purchase agreement that we entered into on September 23, 1999, we completed the private placement of the original notes in an aggregate principal amount of $255.0 million to Bear, Stearns, & Co. Inc. on September 28, 1999. Bear Stearns subsequently resold the original notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act, which is an exemption from the registration requirements under that Act. The net proceeds from the our sale of the original notes of approximately $242.2 million, after deducting discounts to Bear Stearns and estimated offering expenses, were used, with our cash on hand, to finance the merger and pay related fees and expenses. In this document, we sometimes refer to our sale of the original notes to Bear Stearns and the subsequent resale to qualified institutional buyers as the "private debt offering."

         As a condition to the purchase of the original notes, we agreed to conduct the exchange offer following the private debt offering.

                               THE EXCHANGE OFFER
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
Terms of Exchange Offer..................     We are offering to exchange the registered notes for
                                              original notes that are timely and properly tendered and
                                              accepted for exchange. We will issue the registered
                                              notes promptly after the expiration date of the exchange
                                              offer for original notes that are properly tendered on
                                              or before the expiration date set forth on the cover
                                              page of this prospectus and not withdrawn. If you are
                                              not an affiliate of Sbarro or another person ineligible
                                              to participate in the exchange offer and you do not
                                              tender your original notes, you will have no further
                                              exchange rights under the registration rights agreement
                                              with respect to non-tendered original notes once we
                                              complete the exchange offer. See "The Exchange Offer -
                                              Resale of Registered Notes."  In that case, your
                                              original notes will continue to be subject to the
                                              restrictions on transfer discussed in "The Exchange
                                              Offer - Consequences of Failure to Exchange."


Tenders, Expiration Date; Withdrawal;
Exchange Date............................     The exchange offer will expire at 5:00 p.m., New York
                                              city time, on __________, 2000, which is 30 days after
                                              the date this prospectus is first mailed to holders of
                                              original notes, unless extended by us in our sole
                                              discretion. You may withdraw any original notes tendered
                                              pursuant
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                                       3
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
                                              to the exchange offer at any time prior to the
                                              expiration date of the exchange offer. If you
                                              withdraw any original notes tendered pursuant to the
                                              exchange offer, you may retender them at any time
                                              prior to the expiration date of the exchange offer.
                                              We will return to you any of your tendered original
                                              notes not accepted for exchange for any reason
                                              without expense as promptly as practicable after the
                                              expiration or termination of the exchange offer. The
                                              date of acceptance for exchange for registered notes
                                              of all original notes timely and properly tendered,
                                              not withdrawn and accepted will be the first business
                                              day following the expiration date of the exchange
                                              offer or as soon as practicable thereafter.

Procedures for Tendering Original Notes..     If you want to accept the exchange offer, you must
                                              complete, sign and date an original or a copy of the
                                              letter of transmittal that accompanies this prospectus
                                              in accordance with its instructions, and mail or
                                              otherwise deliver the letter of transmittal, or a
                                              facsimile of the letter of transmittal, together with
                                              either (1) certificates for your original notes or (2) a
                                              book-entry confirmation of your original notes into The
                                              Depository Trust Company, if that procedure is available
                                              to you, and, in each case, any other required
                                              documentation, to Firstar Bank, N.A., as exchange agent,
                                              at the address set forth in the "exchange offer" section
                                              of this prospectus and in the letter of transmittal.

Special Procedures for Beneficial Owners.     If you are a beneficial owner of original notes whose
                                              original notes were registered in the name of a broker,
                                              dealer, commercial bank, trust company or other nominee
                                              and wish to tender your original notes for exchange, you
                                              should contact the registered holder and instruct it to
                                              tender its original notes on your behalf.  If you wish
                                              to tender your original notes on your own behalf, you
                                              must, prior to completing and executing the letter of
                                              transmittal and delivering your original notes, either
                                              make appropriate arrangements to register ownership of
                                              the original notes in your own name or obtain a

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                                       4
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
                                              properly completed bond power from the registered holder.
                                              The transfer of registered ownership may take considerable time and may not be able to be completed prior to the
                                              expiration date of the exchange offer.

Guaranteed Delivery Procedures...........     If you want to tender your original notes for exchange
                                              and your original notes are not immediately available or
                                              you cannot deliver the original notes or any other
                                              documents required by the letter of transmittal to the
                                              exchange agent in a timely manner, you must tender your
                                              original notes according to the delivery procedures
                                              described in "The Exchange Offer-- Guaranteed Delivery
                                              procedures" section of this Prospectus.

Certain Federal Income Tax Considerations     The exchange pursuant to the exchange offer will not be
                                              treated as an event in which gain or loss, if any, is
                                              realized by you or us for United States federal income
                                              tax purposes.

Use of Proceeds..........................     We will not receive any proceeds from the exchange offer.

Exchange Agent...........................     Firstar Bank, N.A., the trustee under the Indenture, is
                                              serving as exchange agent for the exchange offer.
                                              Its address is:

                                                      Firstar Bank, N.A.
                                                      Corporate Trust Department
                                                      101 East Fifth Street, 12th Floor
                                                      St. Paul, Minnesota 55101
                                                      Attn: Frank P. Leslie
                                                      For information call: (651) 229-2600

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                                       5
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                   SUMMARY DESCRIPTION OF THE REGISTERED NOTES
Registered Notes.....................................     A total of $255.0 million in principal amount at
                                                          maturity of 11% senior notes due 2009, which we have
                                                          registered under the Securities Act.
                                                          The terms of the registered notes are substantially
                                                          identical to the original notes in all material
                                                          respects, except that:

                                                           o           the registered notes have been registered
                                                                       under the Securities Act;

                                                           o           the original notes have certain transfer
                                                                       restrictions and registration rights; and

                                                           o           the registered notes will not contain
                                                                       certain provisions relating to liquidated
                                                                       damages to be paid to the holders of
                                                                       original notes under certain circumstances
                                                                       if we do not timely conduct the exchange
                                                                       offer.

Maturity.............................................     The registered notes will mature on September 15, 2009.


Interest.............................................     We will pay interest on the registered notes at a fixed
                                                          annual rate of 11%. We will pay the interest due on the
                                                          registered notes in cash every six months on March 15
                                                          and September 15. We will make the first payment on
                                                          March 15, 2000. Each registered note will bear interest
                                                          from the most recent date to which interest on the
                                                          original note has been paid or, if no interest payment
                                                          has been made, from September 28, 1999. Interest on the
                                                          original notes accepted for exchange will cease to
                                                          accrue upon issuance of the registered notes.

Subsidiary Guarantors................................     All of our restricted subsidiaries (as defined in the
                                                          indenture governing the notes) will guarantee the
                                                          registered notes with unconditional guarantees of
                                                          payment. If we cannot make payments on the registered
                                                          notes when they are due, the guarantor subsidiaries must
                                                          make them instead.

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                                       6
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

                                                          The guarantees are joint and several
                                                          obligations of our restricted subsidiaries,
                                                          and the obligations of each grantor are
                                                          limited to the maximum amount that would not
                                                          result in the obligations of each guarantor
                                                          constituting a fraudulent conveyance under
                                                          applicable law.

Ranking..............................................     The registered notes and the guarantees will be
                                                          unsecured senior obligations of us and our guarantor
                                                          subsidiaries, respectively.  They will rank equally with
                                                          all other existing and future senior unsecured debt, and
                                                          will rank senior to all existing and future subordinated debt, of us and our guarantor subsidiaries if any, respectively.
                                                          The registered notes and the guarantees will be effectively subordinated to all of our existing and future senior secured debt, if any, to the extent of such security.

                                                          As of October 10, 1999, the aggregate amount
                                                          of our consolidated indebtedness was $251.2
                                                          million (all of which was senior debt),
                                                          which does not include guarantees of
                                                          indebtedness and reimbursement obligations
                                                          in respect of letters of credit in the
                                                          aggregate amount of approximately $10.7
                                                          million and guarantees of certain real
                                                          property lease obligations of our
                                                          unrestricted subsidiaries and related joint
                                                          ventures.

Optional Redemption..................................     We may redeem some or all of the registered
                                                          notes at our option at any time at the
                                                          redemption prices described under
                                                          "Description of Notes -- Optional
                                                          Redemption" plus any interest that is due
                                                          and unpaid and liquidated damages, if any,
                                                          on the date we redeem the registered notes.


Mandatory Repurchase.................................     If we experience a change of control or sell assets, in
                                                          certain circumstances, we must offer to repurchase the
                                                          registered notes at the prices set forth under
                                                          "Description of Notes-- Repurchase at Option of Holders."

Certain Covenants....................................     We will issue the registered notes under the indenture
                                                          with Firstar Bank, N.A., as trustee. The indenture,
                                                          among other things, limits our

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                                       7
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
                                                          ability and the ability of our restricted subsidiaries to:

                                                          o        incur additional indebtedness;

                                                          o        pay dividends or make other distributions on,
                                                                   redeem or repurchase, our capital stock;

                                                          o        make investments and other restricted payments;

                                                          o        use assets as security in other transactions;

                                                          o        sell certain assets, consolidate or merge with
                                                                   or into other companies;

                                                          o        enter into certain transactions with our
                                                                   affiliates; and

                                                          o        sell stock in our restricted subsidiaries.

                                                          These covenants are subject to exceptions, which are
                                                          described in "Description of Notes."


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                                       8


          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

         The following table presents our summary consolidated historical and pro forma consolidated financial data for the periods and the dates indicated.
Unless otherwise indicated, all amounts and ratios set forth below reflect our consolidated financial results, including the subsidiaries that have initially been designated as unrestricted subsidiaries and that will not guarantee our obligations under the notes. Historical operating results for interim periods are not necessarily indicative of results that may be expected for the full year, particularly since our earnings and EBITDA (as defined below) have been highest in the fourth fiscal quarter due primarily to increased volume in shopping malls during the holiday shopping season. The unaudited consolidated pro forma financial data and the balance sheet data are provided for informational purposes only and are not necessarily indicative of future results or what our results of operations or financial position would have been had the going private transaction occurred on the dates indicated. The information presented below should be read in conjunction with "Unaudited Consolidated Pro
Forma Financial Data," "Selected Consolidated Historical Financial Data,"
"Management's Discussion and Analysis of Financial Condition and Results of
Operations," our audited consolidated financial statement and notes thereto for the year ended January 3, 1999 and our unaudited consolidated financial statements and notes thereto for the forty weeks ended October 10, 1999 included elsewhere in this prospectus.




                                       9
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                                                    HISTORICAL                     PRO FORMA
                                             ------------------------------------- ----------
                                                                                                        HISTORICAL       PRO FORMA S
                                                               FISCAL YEAR                          FORTY WEEKS ENDED    FORTY WEEKS
                                             ------------------------------------------------   ----------------------     ENDED
                                                                                                OCTOBER 10,  OCTOBER 4,  OCTOBER 10,
                                               1998(1)     1997        1996       1998(1)(2)       1999        1998         1992 (2)
                                             ---------   ---------  ---------     ---------     ---------    ---------   ---------
                                                                                 (UNAUDITED)   (UNAUDITED)  (UNAUDITED)  (UNAUDITED)

INCOME STATEMENT DATA:

Revenues:
  Restaurant sales.......................     $361,534   $ 337,723  $ 319,315     $ 361,534     $ 265,022     $ 256,708   $ 265,022
  Franchise related income ...............       8,578       7,360      6,375         8,578         6,750         6,192       6,750
  Interest income ........................       5,120       4,352      3,798          --           3,679         3,734          --
                                             ---------   ---------  ---------     ---------     ---------     ---------   ---------
        Total revenues ...................     375,232     349,435    329,488       370,112       275,451       266,634     271,772
Costs and expenses:
  Costs of food and paper
     products ............................      76,572      69,469     68,668        76,572        54,926        54,068      54,926
  Restaurant operating expenses:
    Payroll and other
      employee benefits ..................      93,367      84,910     78,258        93,367        72,405        68,161      72,405
    Occupancy and other ..................     101,013      93,528     85,577       101,013        81,436        76,301      81,436
  Depreciation and
    amortization .........................      22,429      23,922     22,910        29,924        18,043        16,986      23,808
  General and administrative .............      19,708      17,762     14,940        19,708        17,720        14,808      17,720
  Interest expense .......................          --          --         --        30,519           980            --      22,937
  Provision for unit
     closings(3) .........................       2,515       3,300         --         2,515            --         1,525          --
  Non-recurring charges(4) ...............       5,605          --         --         5,605            --         4,530          --
  Other income ...........................      (2,680)     (1,653)    (1,171)       (2,680)       (3,614)       (2,242)     (3,614)
                                             ---------   ---------  ---------     ---------     ---------     ---------   ---------
        Total costs and
             expenses ....................     318,529     291,238    269,182       356,543       241,896       234,137     269,618
Income before income taxes and
  cumulative effect of change
  in method of accounting ................      56,703      58,197     60,306        13,569        33,555        32,497       2,154
Income taxes(5) ..........................      21,547      22,115     22,916         8,426        12,846        12,349       3,167
                                             ---------   ---------  ---------     ---------     ---------     ---------   ---------
Income (loss) before
  cumulative effect of change
  in method of
  accounting .............................     35,156       36,082     37,390         5,143        20,709        20,148      (1,013)
Cumulative effect of change
  in method of accounting for
  start-up costs .........................       (822)          --         --          (795)           --          (822)         --
                                             ---------   ---------  ---------     ---------     ---------     ---------   ---------
Net income (loss).........................   $ 34,334   $   36,082  $  37,390     $   4,348     $  20,709     $  19,326   $  (1,013)
                                             =========   =========  =========     =========     =========     =========   =========
OTHER FINANCIAL AND RESTAURANT
DATA:
Net cash provided by
   operating activities (6) ..............   $ 54,204    $  61,026  $  54,009     $  54,204     $  33,446     $  23,032   $  28,561
EBITDA(7).................................   $ 74,012    $  77,767  $  79,418     $  74,012     $  48,899     $  45,749   $  48,899
EBITDA margin(7) .........................       20.0%        22.5%      24.4%         20.0%         18.0%         17.4%       18.0%
Capital expenditures(8)...................   $ 27,717    $  28,556  $  25,928     $  27,717     $  18,865     $  21,089   $  18,865
Ratio of earnings to fixed
  charges(9) .............................        3.9x         4.2x       4.6x          1.3x          3.1x          3.2x        1.1x



                                                    HISTORICAL                  PRO FORMA
                                             --------------------------------- ----------
                                                                                                   HISTORICAL       PRO FORMA S
                                                               FISCAL YEAR                     FORTY WEEKS ENDED    FORTY WEEKS
                                             ---------------------------------------------   ----------------------     ENDED
                                                                                             OCTOBER 10,  OCTOBER 4,  OCTOBER 10,
                                               1998(1)     1997        1996    1998(1)(2)       1999        1998         1992 (2)
                                             ---------   ---------  ---------  ---------     ---------    ---------   ---------
                                                                              (UNAUDITED)   (UNAUDITED)  (UNAUDITED)  (UNAUDITED)

INCOME STATEMENT DATA:
Number of restaurants at
end of period;
  Company-owned ..........................       630        623         597        630           639           625         639
  Franchised .............................       268        239         219        268           278           256         278
                                             ---------  ---------   ---------  ---------     ---------     ---------   ---------
    Total number of
        restaurants ......................       898        862        816         898           917           881         917
                                             =========   =========  =========  =========     =========     =========   =========
 PRO FORMA RATIOS:
EBITDA to cash interest expense(10)...............................     2.6x                                                2.3x
Total debt to EBITDA..............................................     3.4x                                                5.2x




                                                                              AS OF OCTOBER 10, 1999
                                                                              ----------------------
                                                                                      ACTUAL
                                                                              ----------------------
                                                                              (DOLLARS IN THOUSANDS)
                                                                              ----------------------

BALANCE SHEET DATA:
Working capital (deficiency)...........................................      $       (18,521)
Total assets...........................................................              407,167
Total long-term debt(11)...............................................              251,223
Shareholders' equity...................................................              101,465


----------
(1) Our fiscal year ends on the Sunday nearest December 31. Our 1998 fiscal year contained 53 weeks. All other fiscal years presented contained 52 weeks. Accordingly, the 1998 fiscal year benefited from one additional week of operations over the other reported fiscal years. The additional week contributed revenues, EBITDA and net income of approximately $8.5 million, $2.7 million and $1.7 million, respectively.

(2) Gives effect to the going private transaction as if it had occurred at the beginning of the respective periods.

(3) Represents provisions of (a) $3.3 million for the closing of two joint venture units in 1997 and (b) $2.5 million for the closing of 20 restaurant locations in 1998.

(4) Represents (a) a charge of $3.5 million in connection with the settlement of a lawsuit, (b) a write down of $1.1 million of the carrying cost on a parcel of Sbarro-owned land and (c) other charges of approximately $1.0 million for costs associated with the termination of a prior merger proposal by the Sbarro family.

(5) We currently intend to elect to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, and, where applicable and permitted, under similar state and local income tax provisions beginning in fiscal 2000. Under the provisions of Subchapter S, substantially all taxes on our income will be paid by our shareholders. On a pro forma basis to give effect to the going private transaction, if we were taxed as an S corporation as of the beginning of fiscal 1998, we and our shareholders would have had an aggregate tax liability of approximately $13.6 million on our income. This amount is higher than the amount presented due to differences in tax rates between individual and corporate taxpayers and temporary differences currently accounted for as deferred taxes in our financial statements. These deferred taxes may be eliminated or reduced as a result of our conversion to an S corporation. The indenture permits us to make distributions to our shareholders in amounts that are designed to enable them to pay their personal tax obligations arising from our Subchapter S earnings. For a discussion of the distributions that we are permitted to make for our shareholders to pay taxes on our income, see "Certain Relationships and Related Transactions" and "Description of Notes -- Certain Covenants -- Restricted Payments" and "-- Covenants Relating to Tax Payment Agreement."

(6) For more detailed presentation of our cash flows from operating activities, see our audited consolidated statements of cash flows and notes thereto for the year ended January 3, 1999 and our unaudited consolidated statements of cash flows and notes thereto for the forty weeks ended October 10, 1999 included elsewhere in this prospectus.

(7) EBITDA represents earnings before cumulative effect of change in accounting method, interest income, interest expense, taxes, depreciation and amortization. EBITDA includes the effect of the unusual charges discussed in notes 3 and 4. EBITDA margin represents EBITDA divided by the sum of restaurant sales and franchise related income. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure, and we believe that it provides relevant and useful information. Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities.

(8) The following amounts related to the construction of our headquarters are included as capital expenditures: $4.2 million in fiscal 1996, $5.0 million in fiscal 1997, $4.8 million in fiscal 1998 (actual and pro forma), $4.6 million in the forty weeks ended October 4, 1998, and $0.4 million in the forty weeks ended October 10, 1999 (actual and pro forma).

(9) The ratio of earnings to fixed charges has been determined by dividing the total fixed charges into the sum of earnings before taxes on income and fixed charges. Fixed charges consist of interest expense and one-third of rental expense (deemed to be a reasonable approximation of the interest factor).

(10) Cash interest expense represents total interest expense, less (a) amortization of $1.5 million of deferred financing fees and amortization of $0.4 million of original issue discount on the notes for fiscal 1998 and (b) amortization of $1.1 million of deferred financing fees and amortization of $0.3 million of original issue discount on the notes for the forty weeks ended October 10, 1999.

(11) The notes are recorded at a discount of approximately $3.8 million to the face amount to reflect the original issue discount on the notes.

                                  RISK FACTORS

         An investment in the notes involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information included in this prospectus before tendering your original notes in the exchange offer and making an investment in the registered notes.

                           RISKS RELATING TO THE NOTES

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD HURT OUR ABILITY TO MAKE PRINCIPAL AND INTEREST PAYMENTS ON THE NOTES.

         As a result of the going private transaction, we have substantial debt and are highly leveraged. Our total debt outstanding as of October 10, 1999 was approximately $251.2 million, net of original issue discount. This does not include guarantees of indebtedness and reimbursement obligations in respect of letters of credit in the aggregate amount of approximately $10.7 million and guarantees of certain real property lease obligations of our unrestricted subsidiaries and related joint ventures. After giving effect to the going private transaction:

         o our ratio of indebtedness to total capital was 2.5 to 1 at October 10, 1999 and our pro forma ratio of earnings to fixed charges was 1.1 to 1 for the forty weeks ended October 10, 1999 and 1.3 to 1 for the year ended January 3, 1999;

         o our interest expense would have been approximately $30.5 million for the year ended January 3, 1999; and

         o our total shareholders' equity as of October 10, 1999 was approximately $101.5 million, with a tangible net worth deficiency of $133.7 million.

         As of October 10, 1999, we had undrawn availability under our credit facility of approximately $28.2 million, net of outstanding letters of credit and certain guarantees of reimbursement obligations that aggregated approximately $1.8 million.

         We and our subsidiaries also may, subject to certain restrictions in the Indenture and our credit facility, incur significant additional debt from time to time. This could include secured debt. Our high level of debt could have important consequences to you, including the following:

         o making it difficult for us to satisfy our obligations under the notes;

         o limiting our ability to obtain financing for working capital, capital expenditures, acquisitions and general corporate purposes;

         o increasing our vulnerability to downturns in our business or the economy generally;

         o limiting our ability to withstand competitive pressures from our less leveraged competitors;

         o hindering our ability to plan for changes in our business and the industry in which we operate;

         o requiring us to manage a company that will be subject to financial and other covenants; and

         o having a material adverse effect on us if we fail to comply with the covenants in the indenture or our credit facility, because a failure could result in an event of default that, if not cured or waived, could result in all of our indebtedness becoming immediately due and payable.

         We urge you to consider the information under "Capitalization," "Unaudited Consolidated Pro Forma Financial Data" and "Description of Notes -- Incurrence of Indebtedness and Issuance of Preferred Stock" for more information on these matters.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MAKE INTEREST PAYMENTS UNDER THE NOTES AND THE CREDIT AGREEMENT DUE TO EVENTS THAT ARE BEYOND OUR CONTROL.

         A range of economic, competitive and business factors affects our ability to generate cash flow from operations to make scheduled payments on our debt, including the registered notes, as they become due depends on our future financial performance. We cannot control many of these factors, such as general economic and financial conditions in the restaurant industry or the economy at large. A significant drop in operating cash flow resulting from changes in economic conditions, increased competition or other uncertainties beyond our control could increase the need for alternative sources of liquidity. If we are unable to generate sufficient cash flows to make interest payments, we will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing debt, selling assets or raising equity capital. We cannot assure you that any of these alternatives could be accomplished on satisfactory terms or that they would yield sufficient funds to retire the notes and our other senior debt. For a discussion of our liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         Although we currently expect that we will be able to service our debt with cash flow from operations, we cannot assure you that our future cash flows will be sufficient to meet our debt service obligations and commitments, including our obligations under the registered notes. On a pro forma basis, we used 31.1% and 26.4% of our cash flow from operations before interest expense, net of the related tax benefit, to meet our debt service obligations, net of related tax benefits, for the forty weeks ended October 10, 1999 and the year ended January 3, 1999, respectively.

THE CLAIMS OF HOLDERS OF ANY SECURED DEBT WILL HAVE EFFECTIVE PRIORITY OVER YOUR CLAIMS AS A HOLDER OF THE REGISTERED NOTES, WHICH COULD IMPAIR YOUR CLAIM TO OUR ASSETS IF WE WERE TO BECOME INSOLVENT OR ARE LIQUIDATED.

         The registered notes will rank pari passu in right of payment with all of our present and future senior debt and senior in right of payment to all of our present and future debt that is expressly subordinated to the notes. Neither the registered notes nor our credit facility is secured by any of our assets or any of the assets of our subsidiary guarantors. Currently, neither we nor any of our subsidiary guarantors have any material indebtedness that is secured by any of our or their respective assets. A restricted subsidiary expects to mortgage our recently completed headquarters building, which this subsidiary owns, for up to $16.0 million in the near future. Certain of our unrestricted subsidiaries are likely to incur indebtedness that may be secured by their assets. If we or our subsidiary guarantors incur secured debt and become insolvent or be liquidated, the secured lenders will have a claim on the assets securing that indebtedness that will have priority over any claim you may have for payment under the registered notes or the guarantees. Accordingly, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy these claims fully.

THE INDENTURE AND OUR CREDIT FACILITY IMPOSE RESTRICTIONS ON US THAT MAY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS THAT, IN TURN, COULD IMPAIR OUR ABILITY TO REPAY OUR OBLIGATIONS UNDER THE REGISTERED NOTES.

         The indenture and our credit facility contain covenants that restrict our ability to take various actions, such as incurring additional debt, paying dividends, repurchasing junior debt, making investments, entering into certain transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. Our ability to comply with these covenants can be affected by events beyond our control and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under the indenture and/or our credit facility, which would allow all amounts outstanding under both to be declared immediately due and payable. We cannot assure you that our assets will be sufficient to repay such amounts, including amounts due under the registered notes, in full. We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain financial ratios or because of the limitations imposed on us by the restrictive covenants under the indenture and our credit facility. We urge you to read the information under "Description of Notes -- Certain Covenants" and "Description of Credit Facility" for a more detailed discussion of the substantive requirements of these restrictive covenants.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE REGISTERED NOTES OR THE GUARANTEES.

         Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, a court of competent jurisdiction could void, in whole or in part, the registered notes or the guarantees or, alternatively, subordinate the registered notes or the guarantees to our or our subsidiaries' respective existing and future debt. For example, a court could void or subordinate the registered notes or guarantees if it finds that at the time the notes or guarantees are issued any of the following occurred:

         o we or the guarantors incurred such indebtedness with the intent to hinder, delay or defraud creditors; or

         o we or the guarantors received less than reasonably equivalent value or fair consideration for incurring such debt, and

         o        were insolvent,

         o were rendered insolvent by reason of the incurrence of such debt and the application of the proceeds of that debt,

         o were engaged or were about to engage in a business or transaction for which the assets remaining within the United States constituted unreasonably small capital to carry on our business, or

         o intended to incur, or believed that we or our guarantors would incur, debts beyond our or their ability to pay such debts as they matured.

         The measure of insolvency for purposes of determining these fraudulent conveyance issues will vary depending upon the law applied in each case. Generally, however, we or our subsidiaries would be considered insolvent if the sum of our or their respective debts, including contingent liabilities, is greater than all of our or their respective assets at fair valuation or if the present fair saleable value of our or their respective assets was less than the amount that would be required to pay the probable liability on our or their respective existing debts, including contingent liabilities, as they become absolute and matured.

         Our legal counsel did not provide an opinion that we issued the notes or the guarantees without violating fraudulent conveyance laws. As discussed above, determining if the issuance of notes or guarantees would have resulted in a fraudulent conveyance would have been fact intensive and require the following factual determinations, which are subjective and not within the expertise of counsel, regarding us and each of our restricted subsidiaries individually:

         o        the fair value or present fair salable value of assets and

         o        quantification of liabilities and contingent liabilities.

         However, we believe that we issued the registered notes and the guarantees without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith. Because we paid the proceeds of the indebtedness, including the registered notes and guarantees, to Sbarro's shareholders in the merger, a court might find that we did not receive reasonably equivalent value or fair consideration for the issuance of the registered notes. Also, a court might find that our present or future subsidiary guarantors did not receive reasonably equivalent value or fair consideration for the issuance of their guarantees. However, we believe that we were solvent after issuing the original notes, that we have sufficient capital for carrying on our business and that we will be able to pay our debts as they mature.

IF YOU DO NOT COMPLY WITH THE EXCHANGE OFFER'S PROCEDURES, YOU MAY HAVE TO KEEP YOUR ORIGINAL NOTES, WHICH ARE SUBJECT TO RESTRICTIONS ON TRANSFER.

         We will issue the registered notes in exchange for the original notes pursuant to the exchange offer only after we have received original notes, along with a properly completed and duly executed letter of transmittal and all other required documents, in a timely manner. Therefore, if you want to tender your original notes in exchange for registered notes, you should allow sufficient time to ensure timely delivery. Neither us nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tender of original notes for exchange. The exchange offer will expire at 5:00 p.m. New York City time on the expiration date set forth on the cover of this prospectus.

         Original notes that are not tendered or are tendered but not accepted for exchange will, following the expiration date and the consummation of the exchange offer, continue to be subject to the existing restrictions on transfer. In general, the original notes may not be offered or sold unless registered under the Securities Act or offered and sold by you pursuant to an exemption from, or in a transaction not subject to, the Securities Act. Subject to certain exceptions, you will not be entitled to any rights to have your original notes registered under the Securities Act. We do not currently anticipate that we will register the original notes under the Securities Act. See "The Exchange Offer - Consequences of Failure to Exchange Offer" for a discussion of possible consequences to you if you do not participate in the exchange offer.



WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL, EVEN THOUGH WE ARE REQUIRED TO DO SO.

         If a change of control occurs, we must offer to repurchase all outstanding notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the purchase date. It is possible that we will not have sufficient funds at the time of a change of control to make any required repurchase of the notes. If we are required to repurchase the notes, we would probably require third party financing, but we cannot be sure that we would be able to obtain third party financing on acceptable terms, if at all. In addition, our credit facility restricts our ability to repurchase notes and prohibits repurchases pursuant to a change of control offer. A change of control will result in an event of default under our credit facility and may cause the acceleration of that debt, in which case we would have to repurchase the notes as well as repay our credit facility in full.

         Certain transfers of more than 35% of our common stock by the continuing shareholders, including transfers to third parties to provide cash needed to pay estate taxes upon the death of those family members or their permitted transferees could also trigger the change of control provisions under the indenture. In order to pay estate taxes, the estate of a family member could seek to sell the estate's stock to us or to a third party. However, the repurchase of those shares by us would be subject to limitations under the indenture and our credit facility, and the sale of those shares to a third party could trigger the change of control provisions under the indenture. We urge you to read "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "Description of Credit Facility" for a discussion of our obligations under the indenture and the restrictions under our credit agreement as to a repurchase of notes in the event of a change of control.

                              RISKS RELATING TO US


THE SBARRO FAMILY CONTROLS US AND THEIR INTERESTS MAY BE DIFFERENT FROM THE INTERESTS OF THE HOLDERS OF THE NOTES.

         The continuing shareholders own 100% of our stock and have the power to designate all of our directors and exercise control over our business, policies and affairs. The interests of the continuing shareholders may differ from the interests of the holders of the notes.


WE ARE VULNERABLE TO INCREASES IN FOOD AND PAPER PRODUCT PRICES.

         Significant increases in food and paper product costs, which we may not be able to pass on to our customers, could affect our financial results and decrease our cash available to pay interest on the notes. Many of the factors in determining food and paper product prices, such as inflation and shortages of supply, are beyond our control.

THE AVAILABILITY, QUALITY AND COST OF OUR INGREDIENTS FLUCTUATES, WHICH AFFECTS OUR FINANCIAL RESULTS.

         Adverse weather and other conditions could cause shortages and interruptions in, and also could adversely effect the availability, quality and cost of, the ingredients we use to prepare our foods. These events could adversely affect our operations because we need to provide our customers with fresh products. We have in the past experienced significant and rapid variations in the cost of food products, particularly cheese. For fiscal 1996, 1997 and 1998, the cost of cheese represented approximately 25.3%, 22.5% and 24.5%, respectively, of our overall cost of food and paper products. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Results of Operations" for more information about the effect of cheese prices on our financial results.

HIGH LABOR AND OCCUPANCY COSTS PUT PRESSURE ON OUR CONTINUED PROFITABILITY.

         We have a substantial number of hourly employees whose wages are based on the federal or state minimum wage. Increases in the minimum wage could increase our labor costs. Furthermore, strong labor markets, like the one we are currently experiencing, can result in upward pressures on wages and salaries. As a result, we have recently been experiencing higher personnel and benefits costs. In addition, we have also recently experienced higher occupancy related costs with respect to leases for new restaurants and renewal leases for existing restaurant space. Further increases in our labor and occupancy costs would decrease our profitability and cash available to service our debt obligations if we are unable to recover these increases by increasing the prices we charge our customers.

WE RELY ON ONE NATIONAL INDEPENDENT WHOLESALE DISTRIBUTOR AND REPLACING IT COULD DISRUPT THE FLOW OF OUR FOOD PRODUCTS AND SUPPLIES.

         We use one national independent wholesale food distributor, Lisanti Foods, Inc., to deliver most of the food ingredients, other than breads, pastries, produce, fresh dairy and certain meat products, which we purchase locally, and related restaurant supplies that we use, and, for certain items, to purchase these items for us on a national basis. Our arrangement with this distributor is on competitive terms but terminable at-will by either of us. While we are dependent upon this one national independent distributor, we believe that there are other distributors who would be able to service our needs. However, there can be no assurance that we will be able to replace our distributor with others on comparable terms or without disruptions to the flow of our food products and other supplies to our systems.

WE DEPEND ON OUR SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES.

         Our success is dependent upon our senior management team, consisting primarily of members of the Sbarro family, who have been personally in charge of most aspects of our business since our inception. Although no member of the Sbarro family has indicated an intent to retire, the loss of their services through retirement, death or disability or otherwise, without obtaining comparable replacements, could adversely affect our operations. Our continued success is also dependent upon our ability to attract and retain other key employees. As a privately-held company with restrictions and limitations on stock repurchases contained in the indenture, we may be unable to offer key executives stock-based compensation of the type that our publicly-held competitors can offer. We do not have employment agreements with any member of the Sbarro family or any key employee. There is no assurance that we will be able to retain our existing senior management or to attract other key employees. For a discussion of how our senior management team operates us, see "Business -- Restaurant Management," and for a description of the backgrounds of our senior management team, see "Management."

WE ARE DEPENDENT ON OBTAINING AND RETAINING ATTRACTIVE HIGH CUSTOMER TRAFFIC LOCATIONS.

         We are dependent on our ability to enter into new leases and renew existing leases on favorable terms and may find it more expensive to enter into such leases during periods when market rents are increasing. There is also active competition for attractive commercial shopping mall, center city and other locations suitable for restaurants. If a significant portion of our existing leases were to expire during such a period, we may find it more expensive to continue to operate our then existing stores. See "Business -- Properties" for a discussion of when our leases expire.

OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE DUE TO THE SEASONALITY OF OUR BUSINESS.

         A weak holiday shopping season would adversely affect our profitability. Our annual revenues and earnings are substantially dependent upon the amount of traffic in shopping malls during the holiday shopping period between Thanksgiving and New Year's Day. As a result, changes in the level of traffic in shopping malls during this period have a disproportionate effect on our annual results of operations. The fourth fiscal quarter normally accounts for approximately 40% of our net income for the year due primarily to increased volume in shopping malls during the holiday shopping season. The length of the holiday shopping period between Thanksgiving and New Year's Day and the number of weeks in the fourth quarter also cause fluctuations in fourth quarter earnings from year to year. See "Management's Discussion and Analysis of Financial of Condition and Results of Operations -- Seasonality" for further discussion about our seasonal fluctuations in revenues and earnings.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements about our financial condition, results of operations, future prospects and business. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief, expectation, strategies or projections at that time. These statements generally contain words such as "may," "should," "seeks," "believes," "expects," "intends," "plans," "estimates," "projects," "strategy" and similar expressions or the negative of those words.

         Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in the forward-looking statements. These risks and uncertainties, many of which are not within our control include but are not limited to those set forth under "Risk Factors.

         Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus.

         We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus, other than as required by law. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus, other than as required by law.

                          THE GOING PRIVATE TRANSACTION

         On September 28, 1999, the continuing shareholders became the holders of all of our common stock pursuant to an amended and restated agreement and plan of merger dated as of January 19,1999 among us, Sbarro Merger LLC and the continuing shareholders.

         Our shareholders, other than the continuing shareholders and Sbarro Merger LLC, received the right to receive $28.85 per share in the going private transaction in cash in exchange for the approximately 13.5 million shares of our common stock not owned by the continuing shareholders. We also terminated all outstanding stock options in the going private transaction in exchange for a cash payment equal to the number of shares subject to the stock option multiplied by the excess, if any, of $28.85 over the option's exercise price. See "Certain Relationships and Related Transactions" for a discussion of amounts received by the continuing shareholders, other officers and directors of Sbarro and their respective immediate family members. We refer to our former shareholders, other than the continuing shareholders, as the "public shareholders."

         We needed approximately $411.0 million to consummate the merger and pay related fees and expenses. We obtained such funds from:

         o        $159.8 million our cash on hand; and

         o the $251.2 million in gross proceeds from our private debt offering.

         Contemporaneously with the consummation of the merger and our private debt offering, we also entered into our new $30.0 million five-year revolving credit facility to help ensure that we will have adequate working capital in the future.

                                 USE OF PROCEEDS

         We received net proceeds from the sale of the original notes of approximately $242.2 million. We will not receive any proceeds from the exchange offer. The net proceeds from the sale of the original notes in the private debt offering were used to finance the going private transaction and pay related fees and expenses.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER; PERIOD FOR TENDERING ORIGINAL NOTES

         Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange the registered notes for original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the "expiration date" will be 5:00 p.m., New York city time, on the date on the cover page of this prospectus; or, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the "expiration date" will be the latest time and date to which the exchange offer is extended.

         As of the date of this prospectus, $255.0 million aggregate principal amount at maturity of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of this prospectus, to all holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "-- Conditions of the Exchange Offer" below.

         We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any original notes, by giving oral or written notice of the extension to the note holders as described below. During any such extension, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

         Original notes tendered in the exchange offer must be in denominations of principal amount at maturity of $1,000 and any integral multiple thereof.

         We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "-- Conditions of the Exchange Offer." We will give prompt written or oral notice of any extension, amendment, non-acceptance or termination to the holders of the original notes. In the case of any extension, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York city time, on the next business day after the previously scheduled expiration date.

RESALE OF REGISTERED NOTES

         Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including "Shearman & Sterling" (available July 2, 1993), "K-III Communications Corporation" (available May 14, 1993), "Warnaco, Inc." (available October 11, 1991), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991) and "Exxon Capital Holdings Corporation" (available May 13, 1988), we believe that you (unless you are a broker-dealer or an "affiliate" of us or our guarantors within the meaning of Rule 405 under the Securities Act) may offer for resale, resell and otherwise transfer the registered notes that we issue pursuant to the exchange offer in exchange for original notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

         o you acquire the registered notes in the ordinary course of your business,

         o you have no arrangement or understanding with any person to participate in the distribution of the registered notes, and

         o you are not engaged in, and do not intend to engage in, a distribution of your registered notes.

         Each broker-dealer that receives registered notes for its own account in exchange for original notes, where its original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of its registered notes. We have agreed that for the period of time set forth in "Plan of Distribution," we will make this prospectus available to any broker-dealer in connection with any resale of its registered notes. For more information regarding the prospectus delivery obligation of broker-dealers, see "Plan of Distribution." The letter of transmittal states that a broker-dealer who acknowledges its prospectus delivery requirement in the letter of transmittal and delivers a prospectus in connection with any resales of its registered notes will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in other circumstances. By properly completing a letter of transmittal when you tender original notes for registered notes, you will represent to us, that:

         o you are not an affiliate (as defined in Rule 405 under the Securities Act) of ours,

         o you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the registered notes and if you are not a broker-dealer, neither you nor any other person has an arrangement or understanding with any person to participate in the distribution of your registered notes within the meaning of the Securities Act and

         o you are acquiring the registered notes in the ordinary course of your business, whether or not you are the beneficial owner.

         In the event that you cannot make the requisite representations to us, you cannot rely on the interpretations by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction. Unless an exemption from registration is otherwise available, any resale transaction must be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other transfer of registered notes only as specifically set forth under "Plan of Distribution."

INTEREST ON THE REGISTERED NOTES

         The registered notes will bear interest at 11% per annum. Interest on the registered notes will be payable semi-annually, in arrears, on September 15 and March 15 of each year, commencing on March 15, 2000. Holders of registered notes will receive interest on March 15, 2000 from the date of initial issuance of the registered notes, plus an amount equal to the accrued interest on the original notes from the most recent date to which interest has been paid to the date of exchange thereof for registered notes or, if no interest payment has been made on the original notes, from September 28, 1999. Interest on the original notes accepted for exchange will cease to accrue upon issuance of the registered notes.

PROCEDURES FOR TENDERING ORIGINAL NOTES

         THE METHOD OF DELIVERY OF ORIGINAL NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US.

         BOOK-ENTRY INTERESTS

         The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

         If you hold your original notes in the form of book-entry interests and you wish to tender your original notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

         o a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

         o a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

         In addition, in order to deliver original notes held in the form of book-entry interests:

         o before the expiration date, the exchange agent must receive a timely confirmation of book-entry transfer of your notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer"; or

         o you must comply with the guaranteed delivery procedures described below under "-- Guaranteed Delivery Procedures."

         CERTIFICATED ORIGINAL NOTES

         Only registered holders of certificated original notes may tender those notes in the exchange offer. If your original notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated original notes:

         o the certificates representing your original notes must be received by the exchange agent prior to the expiration date, or

         o you must comply with the guaranteed delivery procedures described below.

         PROCEDURES APPLICABLE TO ALL HOLDERS

         If you tender an original note and you do not withdraw the tender prior to the expiration date, you will be deemed to have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange pursuant to a letter of transmittal are tendered:

         o by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

         o for the account of an eligible institution, as discussed below.

         In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by one of the following eligible institutions:

         o firm that is a member of the National Association of Securities Dealers, Inc.,

         o a commercial bank or trust company having an office or correspondent in the United States or

         o an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

         If original notes are registered in the name of a person other than a signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed by, or accompanied by a duly executed written instrument of transfer, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, in each case, with the signature on the instrument of transfer guaranteed by an eligible institution.

         We will determine, in our sole discretion, all questions as to the following matters regarding letters of transmittal and original notes tendered for exchange:

         o        validity,

         o        form,

         o        eligibility, including time of receipt, and

         o        acceptance.

         We reserve the absolute right to:

         o reject any and all tenders of any particular original note not properly tendered or not accept any particular original note that might, in our judgment or the judgment of our counsel, be unlawful; and

         o waive any defects or irregularities or conditions of the exchange offer as to any particular tender either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer.

         Our interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of original notes for exchange must be cured within a reasonable period of time that we will determine. Neither we nor the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor will any of them incur any liability for failure to give that notification.

         If the letter of transmittal is signed by a person other than the registered holders of original notes, the original notes must be endorsed or accompanied by powers of attorney, in either case signed by the registered holder exactly as the name of the registered holder appears on the original notes.

         If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the signer should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of the signer's authority to act must be submitted with the letter of transmittal.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF REGISTERED NOTES

         Upon satisfaction or waiver of the unsatisfied conditions to the exchange offer, we will accept, promptly after the expiration date, properly tendered original notes. We will issue the registered notes that you exchange for the accepted original notes promptly after our acceptance of the original notes. For a description of the conditions that you must satisfy or we must waive for you to receive registered notes, see "-- Conditions of the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly.

         For each original note accepted for exchange, the holder of that original note will receive a registered note having a principal amount at maturity equal to that of the surrendered original note.

         In all cases, issuance of registered notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of

         o certificates for those original notes or a timely book-entry confirmation of those original notes into the exchange agent's account at The Depository Trust Company;

         o a properly completed and duly executed letter of transmittal or, instead, an agent's message; and

         o        all other required documents.

         If any tendered original notes are not accepted for any reason or if original notes are submitted for a greater principal amount than the holder wishes to exchange, the unaccepted or non-exchanged original notes will be returned without expense to the tendering holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, the unaccepted or non-exchanged original notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

         The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The participant using DTC's procedures for transfer should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the participant's acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of the book-entry transfer, including the agent's message confirming that DTC has received an express acknowledgment from the participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. However, although delivery of original notes may be effected through book-entry transfer at DTC, an agent's message and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date or there must be compliance with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

         If a holder of original notes desires to tender original notes and the original notes being tendered are not immediately available, or time will not permit the holder's original notes, the letter of transmittal or any other required documents to reach the exchange agent before the expiration date, or the procedure for delivery by book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         o        the tender is made through an eligible institution;

         o before the expiration date, the exchange agent received from the eligible institution a notice of guaranteed delivery, substantially in the form provided by us (by hand, overnight courier, mail or facsimile transmission to the exchange agent), setting forth the name and address of the holder of the original notes and the amount of original notes tendered, stating that the tender is being made by sending the notice of guaranteed delivery and guaranteeing that the eligible institution will deposit the following documents with the exchange agent within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery:

         o the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation;

         o a properly completed and duly executed appropriate letter of transmittal;

         o copy of the letter of transmittal or agent's message, with any required signature guarantees; and

         o        any other required documents;

o The following documents are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery:

         o the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be;

         o a copy of the letter of transmittal or agent's message, with any required signature guarantees; and

         o        all other documents required by the letter of transmittal.

WITHDRAWAL RIGHTS

         Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York city time, on the expiration date. Any notice of withdrawal must

         o specify the name of the person who tendered the original notes to be withdrawn;

         o identify the original notes to be withdrawn, including the certificate number or numbers and principal amount at maturity of the original notes;

         o contain a statement that the holder is withdrawing its election to have the original notes exchanged;

         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee register the transfer of the original notes in the name of the person withdrawing the tender; and

         o specify the name in which the original notes are registered, if different from that of the person who tendered the original notes being withdrawn.

         If you tender original notes using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC. We will determine, in our sole discretion, all questions as to the following matters regarding notices of withdrawal:

         o        validity;

         o        form; and

         o        eligibility, including time of receipt.

         Any original notes that you validly withdraw will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no registered notes will be issued with respect to the withdrawn original notes unless the original notes so withdrawn are, as described below, timely and validly retendered. Any original notes that you have tendered for exchange but that are not exchanged for any reason will be returned to you without cost to you, or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the original notes will be credited to an account maintained with DTC for the original notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may retendered by following the procedures described under "-- Procedures for Tendering Original Notes" above at any time on or prior to 5:00 p.m., New York city time, on the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

         The exchange offer is not conditioned upon any minimum principal amount at maturity of the original notes being tendered for exchange. However, notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange any original notes, and may terminate the exchange offer as provided in this prospectus under "-- The Exchange Offer; Period for Tendering Original Notes" before the acceptance of any original notes for exchange, if:

         o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our sole judgment, might materially impair our ability to proceed with the exchange offer;

         o any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer; or

         o any governmental approval has not been obtained, if, in our sole discretion, we deem that approval necessary for the consummation of the exchange offer.

         If we determine, in our sole discretion, that any of these conditions are not satisfied, we may

         o refuse to accept any original notes and return all tendered original notes to the tendering holders;

         o extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered original notes to withdraw their tendered original notes; or

         o waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn.

         These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver or that right, and each right shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

         In addition, we will not accept for exchange any original notes tendered, and no registered notes will be issued in exchange for original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

         We have appointed Firstar Bank, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the applicable address listed below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

      By hand, overnight courier or              Facsimile transmission
      registered or certified mail:           (eligible institutions only):
            Firstar Bank, N.A.                       (651) 229-6415
        Corporate Trust Department
    101 East Fifth Street, 12th Floor            To confirm by telephone
        St. Paul, Minnesota 55101               or for information call:
          Attn: Frank P. Leslie                      (651) 229-2600

                            ------------------------

         DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS LISTED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

         We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent's reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection its services.

         We will pay the cash expenses incurred by us in connection with our performance and completion of the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs and related fees and expenses.

TRANSFER TAXES

         Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes. If, however:

         o certificates representing registered notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the original notes tendered hereby; or

         o if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

         o if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer;

then in each case the amount of any transfer taxes, whether imposed on the registered holder or on any other persons, will be payable by the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of original notes who do not properly exchange their original notes for registered notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer of the original notes and the restrictions on transfer of the original notes arising because of the issuance of the original notes under exemptions from the registration requirements of the Securities Act and applicable state securities laws. As a result, original notes not properly exchanged may be resold only in accordance with any applicable securities laws of any state of the United States and only:

         o        to us, upon redemption or otherwise;

         o        under an effective registration statement under the Securities
                  Act;

         o so long as the original notes are eligible for resale under to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A; or

         o under to another available exemption from the registration requirements of the Securities Act.

         Upon completion of the exchange offer, holders of original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. We do not currently anticipate that we will register under the Securities Act the resale of any original notes that remain outstanding after consummation of the exchange offer, subject to the limited circumstances in the registration rights agreement, if applicable.

         Holders of the original and registered notes which remain outstanding after consummation of the exchange offer will vote together as a single class in taking certain actions or exercising certain rights under the indenture.

ACCOUNTING TREATMENT

         The registered notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. As a result, we will not recognize any gain or loss for accounting purposes because of the exchange offer.

                                 CAPITALIZATION

         The following table sets forth our capitalization at October 10, 1999, which reflects the going private transaction that occurred on September 28, 1999. We have not made any adjustment to give effect to the completion of the exchange offer because the exchange offer will not result in any change to our capitalization. You should read this table in conjunction with "Selected Consolidated Historical Financial Data," "Unaudited Consolidated Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and their related notes for the year ended January 3, 1999 and our unaudited consolidated financial statements and their related notes for the forty weeks ended October 10, 1999, included elsewhere in this prospectus.

                                                                                      AS OF OCTOBER 10, 1999
                                                                                      ----------------------
                                                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents........................................................         $       8,518
                                                                                          =============

  Credit facility (1)............................................................         $       --
  11% senior notes due 2009, net (2).............................................            251,223
                                                                                         -----------
       Total long-term debt......................................................            251,223
Shareholders' equity.............................................................            101,465
                                                                                         -----------
          Total capitalization...................................................         $  362,688
                                                                                          ==========

----------

(1) We have a $30.0 million five-year credit facility with European American Bank. As of October 10, 1999, we had undrawn availability under our credit facility of approximately $28.2 million, net of outstanding letters of credit and certain guarantees of reimbursement obligations that currently aggregate approximately $1.8 million, subject to our satisfaction of certain conditions. See "Description of Credit Facility."

(2) We have recorded the registered notes at a discount of approximately $3.8 million to the face amount to reflect the original issue discount on the original notes.

                 UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA

         The following unaudited consolidated pro forma financial data have been derived from our historical financial statements. The unaudited consolidated pro forma income statements for the year ended January 3, 1999 and the forty weeks ended October 10, 1999 give effect to the going private transaction as if it had occurred at the beginning of each period presented.

         The unaudited consolidated pro forma financial data should be read in conjunction with "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and their related notes for the year ended January 3, 1999 and our unaudited consolidated financial statements and their related notes for the forty weeks ended October 10, 1999, included elsewhere in this prospectus.

         The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the unaudited consolidated pro forma financial statements. The unaudited consolidated pro forma financial data do not purport to represent what our results of operations or financial position would have been had the going private transaction occurred on the dates indicated, or to project our results of operations or financial position for any future period or date, nor does it give effect to any matters other than those described in the notes to the unaudited consolidated pro forma financial statements. The going private transaction was accounted for as a purchase for financial accounting purposes.

         The unaudited consolidated pro forma financial data presented in this prospectus do not reflect our current intention to elect to be taxed under the provisions of Subchapter S of the Internal Revenue Code and, where applicable and permitted, under similar state and local income tax provisions, beginning in fiscal 2000. At the time of our S corporation election, our deferred income taxes may be eliminated or reduced. For further discussion of the effects of our S corporation election, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- After the Transaction" and "Certain Relationships and Related Transactions."

         All amounts set forth below reflect our unaudited consolidated financial data, including certain subsidiaries that are presently unrestricted subsidiaries under the indenture and that do not guarantee our obligations under the registered notes.



                                  SBARRO, INC.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                           YEAR ENDED JANUARY 3, 1999

                                                                                       TRANSACTION
                                                               HISTORICAL              ADJUSTMENTS         PRO FORMA
                                                               ----------              -----------         ---------
                                                                                 (DOLLARS IN THOUSANDS)
Revenues:
  Restaurant sales........................................      $       361,534    $              --       $     361,534
  Franchise related income................................                8,578                   --               8,578
  Interest income.........................................                5,120               (5,120)(a)              --
                                                              -----------------    -----------------     ---------------
          Total revenues..................................              375,232               (5,120)            370,112
                                                              -----------------    -------------------   ---------------
Costs and expenses:
  Cost of food and paper products.........................               76,572                   --              76,572
  Restaurant operating expenses:
     Payroll and other employee benefits..................               93,367                   --              93,367
     Occupancy and other..................................              101,013                   --             101,013
Depreciation and amortization.............................               22,429                7,495(b)           29,924
General and administrative................................               19,708                   --              19,708
Interest expense..........................................                   --               28,650(c)           30,519
                                                                                               1,490(d)
                                                                                                 379(e)
Provision for unit closings...............................                2,515                   --               2,515
Non-recurring charges.....................................                5,605                   --               5,605
Other income..............................................               (2,680)                  --              (2,680)
                                                              -----------------    -----------------     ---------------
          Total costs and expenses........................              318,529               38,014             356,543
                                                              -----------------    -----------------     ---------------
Income before income taxes and cumulative effect of change
in method of accounting...................................               56,703              (43,134)             13,569
Income taxes..............................................               21,547              (13,121)(f)           8,426
                                                              -----------------    -----------------     ---------------
Income before cumulative change in method of
  accounting..............................................               35,156              (30,013)              5,143
Cumulative effect of change in method of
  accounting for start-up costs...........................                 (822)                  27(f)             (795)
                                                              -----------------    -----------------        ------------
Net income................................................      $        34,334    $         (29,986)      $       4,348
                                                                ===============    =================        =============

          See notes to unaudited consolidated pro forma financial data




                                  SBARRO, INC.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                       FORTY WEEKS ENDED OCTOBER 10, 1999

                                                                                      TRANSACTION
                                                               HISTORICAL             ADJUSTMENTS        PRO FORMA
                                                                                (DOLLARS IN THOUSANDS)
Revenues:
  Restaurant sales........................................    $        265,022     $--                 $     265,022
  Franchise related income................................               6,750                                 6,750
  Interest income.........................................               3,679              (3,679) (a)           --
                                                              ----------------     ----------------    -------------
          Total revenues..................................             275,451              (3,679)          271,772
                                                              ----------------     ----------------    -------------
Costs and expenses:
  Cost of food and paper products.........................              54,926                  --            54,926
  Restaurant operating expenses:
     Payroll and other employee benefits..................              72,405                  --            72,405
     Occupancy and other..................................              81,436                  --            81,436
Depreciation and amortization.............................              18,043               5,765 (b)        23,808
General and administrative................................              17,720                  --            17,720
Interest expense..........................................                 980              20,520 (c)        22,937
                                                                                             1,146 (d)
                                                                                               291 (e)
Other income..............................................              (3,614)                 --            (3,614)
                                                              ----------------     ---------------     -------------
          Total costs and expenses........................             241,896              27,722           269,618
                                                              ----------------     ---------------     -------------
Income (loss) before income taxes.........................              33,555             (31,401)            2,154
Income taxes..............................................              12,846              (9,679) (f)        3,167
                                                              ----------------     ----------------    -------------
Net income (loss).........................................    $         20,709       $     (21,722)      $    (1,013)
                                                              ================      ===============    =============

          See notes to unaudited consolidated pro forma financial data

                                  SBARRO, INC.

            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA

         UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS:

         We have made the following pro forma adjustments to arrive at our pro forma consolidated statements of operations:

         (a) Represents elimination of interest income due to the use of substantially all of our cash on hand, or $159.8 million, as partial consideration in the going private transaction.
         (b) Represents amortization of the excess of the purchase price over the fair value of net assets acquired arising as a result of the going private transaction over a 30 year period, which represents the average estimated useful life of the intangible assets acquired in the transaction. The adjustments are based on presently available information and on certain assumptions and preliminary estimates that we believe are reasonable; however, actual recording of the going private transaction will be based upon appraisals, evaluations and estimates of fair values.
         (c) Represents cash interest expense as a result of the issuance of the notes had the going private transaction been consummated at the beginning of fiscal 1999.
         (d) Represents amortization of deferred financing and transaction costs over the life of the notes.
         (e) Represents amortization of original issue discount over the life of the notes.
         (f) Reflects adjustments to our income tax provision and effective tax rate as a result of the going private transaction. Our effective tax rate after the going private transaction will be higher than our historical effective tax rate primarily due to the non-deductible amortization of the excess of the purchase price over the fair value of net assets acquired arising as a result of the going private transaction.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following table presents our selected consolidated historical income statement data, other financial data and balance sheet data for the periods and the dates indicated. Unless otherwise indicated, all amounts and ratios set forth below reflect our consolidated financial results, including certain subsidiaries that have initially been designated as unrestricted subsidiaries under the indenture and that will not guarantee our obligations under the notes. The selected consolidated historical financial data presented below for fiscal years 1998 through 1996 were derived from, and are qualified by reference to, our audited consolidated financial statements and their related notes, which are included elsewhere in this prospectus. The selected consolidated historical financial data presented below for fiscal years 1995 and 1994 were derived from, and are qualified by reference to, our audited consolidated financial statements and their related notes, which are not included elsewhere in this prospectus. The selected consolidated historical financial data for the periods ended October 10, 1999 and October 4, 1998 were derived from, and are qualified by reference to, our unaudited consolidated financial statements and notes thereto, which are included elsewhere in this prospectus. The unaudited consolidated historical financial statements include all adjustments, consisting only of normal recurring adjustments, that in the opinion of our management are necessary for a fair presentation of our financial position and results of operations for these interim periods. Historical operating results of interim periods are not necessarily indicative of results that may be expected for a full year, particularly since our earnings and EBITDA have been highest in the fourth fiscal quarter due primarily to increased volume in shopping malls during the holiday shopping season. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and their related notes for the year ended January 3, 1999 and our unaudited consolidated financial statements and their related notes for the forty weeks ended October 10, 1999, included elsewhere in this prospectus.


                                                                                                                  FORTY WEEKS
                                                                 FISCAL YEAR                                         ENDED
                                                                                                          OCTOBER 10,     OCTOBER 4,
                                         1998(1)         1997         1996         1995         1994          1999           1998
                                         -------         ----         ----         ----         ----          ----           ----
                                                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Restaurant sales .................   $ 361,534     $ 337,723     $ 319,315     $ 310,132     $ 288,808     $ 265,022  $ 256,708
  Franchise related income .........       8,578         7,360         6,375         5,942         5,234         6,750      6,192
  Interest income ..................       5,120         4,352         3,798         3,081         1,949         3,679      3,734
                                       ---------     ---------     ---------     ---------     ---------     ---------  ---------
                                         375,232       349,435       329,488       319,155       295,991       275,451    266,634
Costs and expenses:
  Costs of food and paper
    products .......................      76,572        69,469        68,668        67,361        61,877        54,926     54,068
  Restaurant operating
    expenses:
    Payroll and other employee
       benefits ....................      93,367        84,910        78,258        78,342        70,849        72,405     68,161
    Occupancy and other ............     101,013        93,528        85,577        84,371        76,353        81,436     76,301
  Depreciation and
    amortization ...................      22,429        23,922        22,910        23,630        21,674        18,043     16,986
  General and administrative .......      19,708        17,762        14,940        16,089        13,319        17,720     14,808
  Provision for unit closings(2) ...       2,515         3,300          --          16,400          --            --        1,525
  Terminated transaction
    costs(3) .......................         986          --            --            --            --            --          986
  Litigation settlement and
    related costs(4) ...............       3,544          --            --            --            --            --        3,544
  Loss on sale of land to be
    sold(5) ........................       1,075          --            --            --            --            --         --
  Interest expense .................        --            --            --             980          --
  Other income .....................      (2,680)     (1,653))        (1,171)       (1,359)       (1,351)       (3,614)    (2,242)
                                       ---------     ---------     ---------     ---------     ---------     ---------  ---------
         Total costs and expenses ..     318,529       291,238       269,182       284,834       242,721       241,896    234,137
Income before income taxes
    and cumulative effect of
    change in method of
    accounting .....................      56,703        58,197        60,306        34,321        53,270        33,555     32,497
Income taxes(6) ....................      21,547        22,115        22,916        13,042        20,244        12,846     12,349
                                       ---------     ---------     ---------     ---------     ---------     ---------  ---------
Income before cumulative
  effect of change in
  method of accounting .............      35,156        36,082        37,390        21,279        33,026        20,709     20,148
Cumulative effect of change in
  method of accounting for
  start-up costs ...................        (822)         --            --            --            --            --         (822)
                                       ---------     ---------     ---------     ---------     ---------     ---------  ---------
Net income .........................   $  34,334     $  36,082     $  37,390     $  21,279     $  33,026     $  20,709  $  19,326
                                       =========     =========     =========     =========     =========     =========  =========
OTHER FINANCIAL AND RESTAURANT DATA:
 Net cash provided by
   operating activities(7) .........   $  54,204     $  61,026     $  54,009     $  54,580     $  54,401     $  33,446  $  23,032
 Net cash provided by (used in)
   investing activities(7) .........     (20,165)      (26,022)      (25,662)       11,139       (33,407)      (18,865)   (18,589)
 Net cash provided by (used in)
 financing activities(7) ...........      (3,377)      (20,012)      (17,030)      (14,580)      (11,937)     (156,535)    (3,448)



                                                                                                                  FORTY WEEKS
                                                                 FISCAL YEAR                                         ENDED
                                                                                                          OCTOBER 10,     OCTOBER 4,
                                         1998(1)         1997         1996         1995         1994          1999           1998
                                         -------         ----         ----         ----         ----          ----           ----
                                                                           (DOLLARS IN THOUSANDS)
EBITDA(8) ..........................   $  74,012     $  77,767     $  79,418     $  54,870     $  72,995     $  48,899     $  45,749
EBITDA margin(8) ...................        20.0%         22.5%         24.4%         17.4%         24.8%         18.0%        17.4%
Capital expenditures(9) ............   $  27,717     $  28,556     $  25,928     $  17,513     $  32,058     $  18,865     $  21,089
Ratio of earnings to fixed
  charges(10) ......................        3.9x          4.2x          4.6x          3.1x          4.7x          3.1x          3.2x
 Number of restaurants at end
   of period:
  Company-owned ....................         630           623           597           571           567           639           625
  Franchised .......................         268           239           219           200           162           278           256
                                       ---------     ---------     ---------     ---------     ---------     ---------     ---------
         Total number of
                   restaurants .....         898           862           816           771           729           917           881
                                       =========     =========     =========     =========     =========     =========     =========
BALANCE SHEET DATA (AT END OF
PERIOD):
Total assets .......................   $ 303,168     $ 278,649     $ 258,659     $ 242,730     $ 232,051     $ 407,167     $ 283,109
Working capital (deficit) ..........     121,380        88,006        73,619        57,645        43,271       (18,521)      107,699
Total debt .........................        --            --            --            --            --         251,223          --
Shareholders' equity ...............     256,917       220,439       205,200       185,666       179,580       101,465       241,838

----------
(1) Our fiscal year ends on the Sunday nearest December 31. Our 1998 fiscal year ended January 3, 1999 and contained 53 weeks. All other fiscal years presented contained 52 weeks. As a result, our 1998 fiscal year benefited from one additional week of operations over the prior reported fiscal years. The additional week contributed revenues, EBITDA and net income of approximately $8.5 million, $2.7 million and $1.7 million, respectively.

(2) Represents provisions of (a) $16.4 million for the closing of approximately 40 under-performing restaurants in 1995, (b) $3.3 million for the closing of two joint venture units in 1997 and (c) $2.5 million for the closing of 20 restaurants in 1998.

(3) Represents a charge for costs associated with the termination of a prior going private proposal by the Sbarro family.


(4)      Represents a charge in connection with the settlement of a lawsuit.


(5) Represents a write down of the carrying cost on a parcel of land that we own.

(6) We intend to elect to be taxed under the provisions of Subchapter S of the Code and, where applicable and permitted, under similar state and local income tax provisions in fiscal 2000. For a discussion of the distributions that we are permitted to make for our shareholders to pay taxes on our income, see "Certain Relationships and Related Transactions" and "Description of Notes -- Certain Covenants -- Restricted Payments" and "-- Covenants Relating to Tax Payment Agreement."

(7) For a more detailed presentation of our cash flow data, see our audited consolidated financial statements and their related notes for the year ended January 3, 1999 and our unaudited consolidated financial statements and their related notes for the forty weeks ended October 10, 1999 included elsewhere in this prospectus.

(8) EBITDA represents earnings before cumulative effect of change in accounting method, interest income, interest expense, taxes, depreciation and amortization. EBITDA includes the effect of the unusual charges included in notes 2, 3, 4 and 5. EBITDA margin represents EBITDA divided by the sum of restaurant sales and franchise related income. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Rather, EBITDA is presented because it is widely accepted supplemental financial measure, and we believe that it provides relevant and useful information. Our calculation of EBITDA may not be comparable to a similarly titled measures reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities.

(9) The following amounts related to the construction of our headquarters are included as capital expenditures: $6.0 million in fiscal 1994, $0.4 million in fiscal 1995, $4.2 million in fiscal 1996, $5.0 million in fiscal 1997, $4.8 million in fiscal 1998, $4.6 million in the forty weeks ended October 4, 1998, and $0.4 million in the forty weeks ended October 10, 1999.

(10) The ratio of earnings to fixed charges has been determined by dividing the total fixed charges into the sum of earnings before taxes on income and fixed charges. Fixed charges consist of interest expense and one-third of rental expense, which we deem to be a reasonable approximation of the interest factor of this expense.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements, the notes thereto and other data and information appearing elsewhere in this prospectus.

RESULTS OF OPERATIONS

         Our fiscal year ends on the Sunday nearest to December 31. The fiscal year which ended on January 3, 1999 contained 53 weeks, while all other reported fiscal years contained 52 weeks. As a result, our 1998 fiscal year benefited from one additional week of operations over the prior reported fiscal years, with its year ending on January 3, 1999 as opposed to December 28, 1997. The additional week in fiscal 1998 produced revenues of $8.5 million, and net income of $1.7 million.

         FORTY WEEKS ENDED OCTOBER 10, 1999

         Restaurant sales from Sbarro-owned and consolidated joint venture units increased 3.2% to $265.0 million for the forty weeks ended October 10, 1999 from $256.7 million for the forty weeks ended October 4, 1998. The increase resulted from a higher number of units in operation in the current fiscal period than the comparable period in 1998 and selective menu price increases of approximately 2.8%, 1.4% and 0.7% at Sbarro-owned units which became effective in September 1999, September 1998 and February 1998, respectively. Comparable unit sales increased 0.8% for the forty weeks ended October 10, 1999 from the comparable forty week period ended October 4, 1998, primarily as a result of the menu price increases. Comparable restaurant sales are made up of sales at locations that were open during the entire current period and entire prior fiscal year.

         Franchise related revenue increased 9.0% to $6.8 million for the forty weeks ended October 10, 1999. This increase resulted primarily from greater continuing royalties due to a higher number of franchise units in operation in the current year period than in the comparable period in 1998, offset by a decrease in initial franchise fees due to the timing of unit openings in the forty week period in 1999.

         Interest income was approximately $3.7 million for both the forty weeks ended October 10, 1999 and forty weeks ended October 4, 1998. As discussed elsewhere in this prospectus, Sbarro used substantially all of its available cash in order to fund the going private transaction. Therefore, Sbarro generated a minimal amount of interest income for the period from the date of the going private transaction to October 10, 1999. Sbarro will not realize the level of interest income as it has in the past unless and until it rebuilds its cash position.

         Cost of food and paper products as a percentage of restaurant sales improved to 20.7% for the forty weeks ended October 10, 1999 compared to 21.1% for the forty weeks ended October 4, 1998. Cost of food and paper products as a percentage of restaurant sales were positively affected by the menu price increases described above. Cheese prices, which fluctuate throughout the year, were slightly lower during the first twenty-eight weeks of fiscal 1999 and significantly higher during the twelve weeks ended October 10, 1999 than they were in the comparable periods of fiscal 1998. After the end of the third quarter, cheese prices decreased to levels that are lower than cheese prices for the comparable period in fiscal 1998.

         Restaurant operating expenses - payroll and other benefits increased to 27.3% of restaurant sales for the forty weeks ended October 10, 1999 from 26.6% for the forty weeks ended October 4, 1998. The increase was primarily due to the tight labor market, resulting in pressures on wages and salaries and associated increases in amounts paid for payroll taxes.

         Restaurant operating expenses - occupancy and other expenses increased to 30.7% of restaurant sales for the forty weeks ended October 10, 1999 from 29.7% of restaurant sales for the forty weeks ended October 4, 1998. The increase was attributable principally to increases in rent and other occupancy related costs.

         Depreciation and amortization expense increased by $1.1 million for the forty week period ended October 10, 1999 over the corresponding period in 1998 primarily as a result of an increase in depreciation and amortization of Sbarro's new headquarters building that was completed in the fourth quarter of fiscal 1998 and amortization of the excess of the purchase price over the cost of net assets acquired in connection with the going private transaction.

         General and administrative expenses were $17.7 million, or 6.4% of total revenues, for the first forty weeks of fiscal 1999, compared to $14.8 million, or 5.6% of total revenues, for the comparable period in fiscal 1998. The increase was primarily due to higher payroll costs and costs associated with the administration of additional Sbarro-owned restaurants, expanding joint venture operations, higher litigation costs, increases in various field training and human resource functions and costs associated with Sbarro's recently completed corporate headquarters.

         Interest expense of $1.0 million in the forty weeks ended October 10, 1999 relates to the accrual of interest, accretion of original issue discount and the amortization of deferred financing charges with respect to the senior notes for the period subsequent to their issuance on September 28, 1999. These charges will continue while the notes are outstanding.

         A provision of $3.5 million, or $2.2 million after tax, in the forty weeks ended October 4, 1998 was recorded for costs associated with the settlement in November 1998 of a lawsuit under the Fair Labor Standards Act.

         The provision for unit closings of $1.5 million, or $0.9 million after tax, in the forty weeks ended October 4, 1998 related to a reserve established for the closing of certain Sbarro-owned units.

         Terminated transaction costs of $1.0 million , or $0.6 million after tax, in the forty weeks ended October 4, 1998 related to costs associated with the termination of a prior going private proposal by the Sbarro family.

         Other income increased by $1.4 million to $3.7 million in the forty weeks ended October 10, 1999 compared to the forty weeks ended October 4, 1998 primarily as a result of increased incentives from suppliers and income, net of expenses, generated from the leasing of substantially all of Sbarro's corporate headquarters building not occupied by Sbarro to third parties.

         The effective income tax rate was 38.3% and 38.8% for the forty week period ended October 10, 1999, and 38% for the forty weeks ended October 4, 1998. The increase in the effective income tax rate is as a result of the non-deductible amortization expenses in connection with the going private transaction.


         The cumulative effect of the change in method of accounting in fiscal 1998 resulted from Sbarro's implementation of Statement of Position 98-5 of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants which required companies that had capitalized pre-opening and similar costs to write off all those existing costs as a "cumulative effect of accounting change" and to expense all those costs as incurred in the future. In accordance with its early application provisions, Sbarro implemented SOP 98-5 as of the beginning of our 1998 fiscal year and incurred a one-time charge of $0.8 million, net of an income tax benefit of $0.5 million, to write off all start-up costs existing as of the beginning of that year. Sbarro had no similar one-time charge in the forty weeks ended October 10, 1999.

         FISCAL 1998 COMPARED TO FISCAL 1997

         Our 1998 fiscal year benefited from one additional week of operations over the prior fiscal year. The additional week in fiscal 1998 produced revenues of $8.5 million, and net income of $1.7 million.

         Restaurant sales from Sbarro-owned units and consolidated joint venture units increased 7.1% to $361.5 million from $337.7 million in 1997. The increases resulted primarily from a higher number of units in operation during the 1998 fiscal year, selective menu price increases of approximately 1.4% and 0.7% which became effective in September 1998 and February 1998, respectively, and sales generated in week 53 of the 1998 fiscal year. Comparable unit sales increased 1.6% to $322.4 million for the first 52 weeks of the 1998 fiscal year from $317.2 million in our 1997 fiscal year. Comparable restaurant sales are made up of sales at locations that were open during the entire current and prior fiscal years.

         Franchise related income increased 16.5% to $8.6 million in 1998 from $7.4 million in 1997. The increases resulted from greater continuing royalties due to a larger number of franchise units in operation in 1998, an increase in initial franchise and development fees due to opening more international franchise units in 1998 than in 1997 and royalties generated in week 53 of the 1998 fiscal year. During the year ended January 3, 1999, 13 units were closed by franchisees. These units did not produce material levels of sales and, consequently, did not generate material amounts of royalty income to us. In addition, we purchased one franchise unit.

         Interest income increased to $5.1 million in 1998 from $4.4 million in 1997. This increase was due to larger amounts of cash being invested in 1998 than in 1997 and the length of the 1998 fiscal year. Interest rates were comparable in both years.

         Cost of food and paper products, as a percentage of restaurant sales, increased to 21.2% in 1998 from 20.6% in 1997. Higher cheese prices during 1998 increased food costs by approximately $2.6 million or 0.7% of sales and was the primary cause of the increase. The increase occurred during the last three quarters of the fiscal year.

         Restaurant operating expenses -- payroll and other employee benefits increased to 25.8% of restaurant sales in 1998 from 25.1% of restaurant sales in 1997. This increase was attributable to the $1.2 million (or 0.3% of restaurant sales) payroll and other employee benefit component of start-up costs expensed as incurred during 1998 under SOP 98-5 implemented by us in the first quarter of fiscal 1998, which expenses in prior years were capitalized and charged to amortization expense over a two year period. In addition, the effects of the federal minimum wage, which became effective in September 1997, a strong labor market and an increase in unemployment and other payroll taxes contributed to the increase.

         Restaurant operating expenses -- occupancy and other expenses increased to 27.9% in 1998 from 27.7% in 1997. The increase is attributable principally to such costs increasing at a rate faster than the increase in restaurant sales in 1998 from 1997.

         Depreciation and amortization expenses decreased to $22.4 million from $23.9 million principally as a result of the absence of amortization of previously capitalized start-up costs which, as discussed below, were fully written off as of the beginning of the year with the implementation of SOP 98-5. Had we not implemented SOP 98-5, we would have incurred amortization expenses of $1.2 million in 1998 for prior and current years' costs previously capitalized. The balance of the decrease relates to the absence of depreciation and amortization in 1998 on certain older units and also to the closing of certain Sbarro-owned units, as discussed below.

         General and administrative expenses increased to $19.7 million or 5.3% of total revenues in 1998 from $17.8 million or 5.1% of revenues in 1997. The increases were due to higher costs associated with the administration of Sbarro-owned restaurants and additional supervisory, administrative and travel expenses related to increased international franchising activities. In addition, $0.8 million, or 0.2% of revenues, of the increase was attributable to the general and administrative expense component of start-up costs incurred and expensed during 1998 under SOP 98-5. These start-up expenses in prior years would have been capitalized and charged to amortization expense over a two year period.

         Results for fiscal 1998 include one-time charges to operating income of $2.5 million before tax, or $1.6 million after tax, for the closing of 20 Sbarro-owned restaurants and $1.0 million before tax, or $0.6 million after tax, for costs associated with the terminated negotiations of the initial going private proposal by the Sbarro family. The fiscal year results also include a provision of $3.5 million before tax, or $2.2 million after tax, for costs associated with the settlement approved and finalized in December 1998 of a lawsuit under the Fair Labor Standards Act and a charge of $1.1 million before tax, or $0.7 million after tax, for the difference between the carrying cost and proposed selling price of a parcel of land sold by us.

         Other income increased to $2.7 million in 1998 from $1.7 million in 1997 primarily as a result of increased incentives from suppliers.

         The effective income tax rate was 38.0% for fiscal 1998 and 1997.

         The cumulative effect of the change in method of accounting resulted from our implementation of SOP 98-5 which requires companies that have capitalized pre-opening and similar costs to write off all such existing costs, net of tax benefit, as a "cumulative effect of accounting change" and to expense all such costs as incurred in the future. As permitted by its early application provisions, we implemented SOP 98-5 as of the beginning of our 1998 fiscal year. In addition to on-going start up costs incurred and expensed during 1998 with respect to restaurant operating expenses -- payroll and other employee benefits and general and administrative expenses as discussed above, we incurred a one-time charge during 1998 of $0.8 million, net of an income tax benefit of $0.5 million, to write off all start-up costs existing as of the beginning of the year.

         FISCAL 1997 COMPARED TO FISCAL 1996

         Restaurant sales from Sbarro-owned units and consolidated joint venture units increased 5.8% to $337.7 million in 1997 from $319.3 million in 1996. The increase resulted from a higher number of units in operation in fiscal 1997 and the effect of a full year of selective menu price increases of approximately 0.5% and 1%, which became effective in mid April 1996 and mid July 1996 offset, in part, by a decrease in comparable unit sales of 0.4%. Comparable unit sales decreased to $305.2 million in 1997 from $306.3 million in 1996. Comparable restaurant sales are made up of sales at locations that were open during the entire current and prior fiscal years.

         Franchise related income increased 15.5% to $7.4 million in 1997 from $6.4 million in 1996. This increase resulted from a higher number of units in operation in 1997 than in 1996 and an increase in initial franchise and development fees due to the opening of more franchise units in 1997 than in 1996. During the year ended December 28, 1997, 23 units were closed by franchisees. These units did not produce material levels of sales and, consequently, did not generate material amounts of royalty income to us. In addition, four franchise units were purchased by us. Comparable sales at franchise locations did not change significantly in fiscal 1997 from fiscal 1996.

         Interest income increased to $4.4 million in 1997 from $3.8 million in 1996. This increase was due to higher amounts of cash available for investment in 1997 than in 1996 at comparable interest rates.

         Cost of food and paper products decreased as a percentage of restaurant sales to 20.6% in 1997 from 21.5% in 1996. This improvement resulted from lower food prices, primarily of cheese from the fourth quarter of fiscal 1996 into the fourth quarter of fiscal 1997, lower prices of various paper products and the effect of a full year of the selective menu price increases implemented in mid 1996. Cheese prices rose in the middle of the fourth quarter of fiscal 1997 and remained at prices higher than those in the comparable prior year period.

         Restaurant operating expenses -- payroll and other employee benefits increased to 25.1% of restaurant sales in 1997 from 24.5% of restaurant sales in 1996. This percentage increase was attributable to the higher costs of providing benefits to employees and, to a lesser extent, the effects of the two increases in the Federal minimum wage which became effective in September 1997 and 1996, as well as the decrease in comparable unit sales in fiscal 1997.

         Restaurant operating expenses -- occupancy and other expenses increased to 27.7% of restaurant sales in 1997 from 26.8% of restaurant sales in 1996. This percentage increase was primarily attributable to rent and rent related charges increasing at a faster rate than restaurant sales.

         Depreciation and amortization expenses increased to $23.9 million in 1997 from $22.9 million in 1996. This increase was primarily the result of additional Sbarro-owned units in operation during 1997 over the number of units in operation during 1996.

         General and administrative expenses were $17.8 million in 1997 or 5.1% of total revenues and $14.9 million in 1996 or 4.5% of revenues. This increase was due to hiring additional personnel in anticipation of our development plans and increases in executive compensation and legal fees.

         In 1997, a provision of $3.3 million before tax, or $2.0 million after tax, relating to its investment in one of our joint ventures was established for the closing of two joint venture units.

         The effective income tax rate was 38.0% for 1997 and 1996.

IMPACT OF INFLATION AND OTHER FACTORS

         Food, labor, rent, construction and equipment costs are the items most affected by inflation in the restaurant business. Although for the past several years inflation has not been a significant factor, there can be no assurance that this trend will continue. In addition, food and paper product costs may be temporarily or permanently affected by weather, economic and other factors beyond our control that may reduce the availability and increase the cost of these items. Historically, the price of cheese has fluctuated more than our other food ingredients and related restaurant supplies.

SEASONALITY

         Our business is subject to seasonal fluctuations, and the effects of weather and economic conditions. Earnings have been highest in our fourth fiscal quarter due primarily to increased volume in shopping malls during the holiday shopping season. While the fourth fiscal quarter normally accounts for approximately 40% of net income for the year, the length of the holiday shopping period between Thanksgiving and New Year's Day and the number of weeks in our fourth quarter result in fluctuations in fourth quarter financial results from year to year. The 1998 fiscal year, which contained 53 weeks, had a 13 week fourth quarter. The fourth quarter of 1998 accounted for 41% of net income for the year, excluding non recurring items. Excluding the impact of the thirteenth week, the fourth quarter of fiscal 1998 would have accounted for 38% of our net income, which is consistent with the comparable prior year period.

ACCOUNTING PERIOD

         Our fiscal year ends on the Sunday nearest to December 31. The fiscal year which ended on January 3, 1999 contained 53 weeks. All other reported fiscal years contained 52 weeks.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has historically not required significant working capital to fund its existing operations and has financed its capital expenditures and investments in its joint ventures through cash generated from operations. Substantially all of our cash was used to complete the going private transaction. As a result, at October 10, 1999 we had unrestricted cash of $8.5 million and a working capital deficit of $18.5 million.

         HISTORICAL

         Net cash provided by operating activities was $33.4 million and $23.0 million for the forty week periods ended October 10, 1999 and October 4, 1998, respectively. The increase in cash flow from operations for the forty weeks ended October 10, 1999 from the forty weeks ended October 4, 1998 was principally attributable to a $10.3 million net change in operating assets and liabilities primarily as a result of an increase in accounts payable and accrued expenses arising from timing differences combined with increases in net income and depreciation and amortization expense. Net cash provided by operating activities was $54.2 million and $61.0 million for the years ended January 3, 1999 and December 28, 1997, respectively. The decrease in cash flows from operations for the year ended January 3, 1999 from the year ended December 28, 1997 was primarily attributable to a $4.9 million net change in operating assets and liabilities primarily as a result of a significant decrease in accounts payable and accrued expenses arising from timing differences, combined with decreases in net income and depreciation expense.

         Net cash used in investing activities primarily relates to capital expenditures, including investments made by joint ventures. Net cash used in investing activities was $20.2 million and $26.0 million for the years ended January 3, 1999 and December 28, 1997, respectively. The decrease in net cash used in investing activities for the year ended January 3, 1999 from the year ended December 28, 1997 was due mainly to an increase in proceeds from the maturities of marketable securities of $5.0 million, combined with a modest decrease in capital expenditures.

         Purchases of property and equipment were $18.9 million and $21.1 million for the forty week periods ended October 10, 1999 and October 4, 1998, respectively, and $27.7 million and $28.6 million for the years ended January 3, 1999 and December 28, 1997, respectively, including $0.4 million, $4.4 million, $4.8 million and $5.0 million, respectively, in each period related to the construction of our recently completed corporate headquarters. The 1998 expenditures are net of $2.5 million of proceeds from the maturity of a marketable security during the 1998 period.

         Net cash used in financing activities was $156.5 million for the forty week period ended October 10, 1999 compared to $3.4 million in the comparable fiscal 1998 period. This increase primarily resulted from $408.1 million of cash used, net of accrued or previously paid costs of the going private transaction, to pay the public shareholders in the going private transaction and related transaction costs, including financing costs, offset by approximately $251.2 million of net proceeds raised through the private placement of the senior notes. Net cash used in financing activities for the forty week period ended October 4, 1998 of $3.4 million was comprised of $5.5 million of cash dividends paid in fiscal 1998 that were declared in fiscal 1997 partially offset by $2.1 million of proceeds from the exercise of stock options. Net cash used in financing activities was $3.4 million for each of fiscal 1998 and the forty week period ended October 4, 1998 and in each case included $5.5 million of cash dividends paid in fiscal 1998 that were declared in fiscal 1997, partially offset in each case by $2.1 million of proceeds from the exercise of stock options.

         AFTER THE GOING PRIVATE TRANSACTION

         As a result of the going private transaction, we used substantially all of our cash on hand and incurred approximately $255.0 million of debt. We expect our other liquidity needs will relate to capital expenditures, working capital, investments in joint ventures, distributions to shareholders as permitted under the indenture and general corporate purposes. We expect our primary sources of liquidity to meet these needs will be cash flow from operations and availability under our credit facility. In addition, we expect to mortgage our recently completed headquarters building for up to $16.0 million in the near future. The mortgage and any borrowings under our credit facility will further increase our interest expense.

         Since we used substantially all of our cash on hand to consummate the going private transaction, we will not realize the level of interest income as in the past unless and until we rebuild our cash position. Further, we will incur annual cash interest expense of approximately $28.1 million under the notes and may incur additional interest expense for borrowings under our credit facility.

         As part of the going private transaction, we issued the original notes and entered into our credit facility. We have $28.2 million of undrawn availability under our credit facility, net of outstanding letters of credit and certain guarantees of reimbursement obligations that currently aggregate approximately $1.8 million, subject to our satisfaction of certain conditions.

         We believe that aggregate restaurant capital expenditures and our investments in joint ventures during the next twelve months will be moderately higher than levels in recent fiscal years. Unpaid capital commitments aggregated approximately $3.9 million at October 10, 1999.

         Our effective tax rate after the going private transaction will be higher than our historical effective tax rate primarily due to the non-deductible amortization of the excess of the purchase price over the fair value of net assets acquired arising as a result of the going private transaction. We currently intend to elect to be taxed under the provisions of Subchapter S of the Internal Revenue Code and, where applicable and permitted, under similar state and local income tax provisions beginning as early as fiscal 2000. Under the provisions of Subchapter S, substantially all taxes on our income will be paid by our shareholders. On a pro forma basis to give effect to the going private transaction, if we were taxed as an S corporation as of the beginning of fiscal 1998, we and our shareholders would have had a tax liability on our income of approximately $13.6 million. This amount is higher than the amount that is reflected in "Unaudited Consolidated Pro Forma Financial Data" for the comparable period due to differences in tax rates between individual and corporate taxpayers and the timing differences currently accounted for as deferred taxes in our financial statements, which deferred taxes may be eliminated or reduced upon conversion to an S corporation, in fiscal 2000.

         Historically we have paid dividends on our common stock to our shareholders. Most recently, we paid quarterly dividends of $0.27 per share (or $1.08 per share per annum) which aggregated $22.1 million for fiscal 1997, the last full fiscal year in which we paid a dividend. Our Board of Directors suspended the payment of dividends commencing in the first quarter of 1998 in connection with a prior going private proposal by the Sbarro family and the consideration of other strategic alternatives. We expect that our Board of Directors will from time to time elect to pay dividends to our shareholders in amounts that will be based upon a number of factors, including our working capital needs, operating performance, debt service obligations and capital expenditure requirements. Distributions are subject to the provisions of the indenture discussed under "Certain Relationships and Related Transactions" and "Description of Notes -- Certain Covenants -- Restricted Payments."

         We do not have any principal repayment obligations under the notes or our credit agreement for ten and five years, respectively. We believe that cash flow from operations and funds available under our credit facility will be sufficient to meet our liquidity needs.

MARKET RISKS

         We have historically invested our cash on hand in short term, fixed rate, highly rated and highly liquid instruments which mature and are reinvested throughout the year. Although our existing investments are not considered at risk with respect to changes in interest rates or markets for these instruments, our rate of return on short-term investments could be affected at the time of reinvestment as a result of intervening events.

         Our borrowings under our credit facility will be subject to fluctuations in interest rates. However, we do not expect to enter into any interest rate swaps or other instruments to hedge our borrowings under our credit facility. See "Description of Credit Facility -- Interest" for information concerning our credit facility.

         We have not purchased future, forward, option or other instruments to hedge against fluctuations in the prices of the commodities we purchase. As a result, our future commodities purchases are subject to changes in the prices of such commodities.

         All of our transactions with foreign franchisees have been denominated in, and all payments have been made in, United States dollars, reducing the risks attendant in changes in the values of foreign currencies. As a result, we have not purchased future contracts, options or other instruments to hedge against changes in values of foreign currencies.


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


RECENT ACCOUNTING PRONOUNCEMENTS

         Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB Statement No. 133," issued in June 1999, SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Presently, we do not use derivative instruments and therefore SFAS No. 133 is not currently applicable.

YEAR 2000

         In 1999, we implemented a program with the objective of avoiding "year 2000" issues, which could arise in situations where computer software or databases recognize the two digit year "00" as the year 1900 rather than the year 2000. Our IT systems, which we use primarily for financial, accounting, human resources, payroll, operations support and point-of-sales processing and reporting, and our non-information technology systems, which we use principally in communications systems, both use computer hardware, software and related technology that could have been affected by year 2000 issues. This could have resulted in system failures or miscalculations that could have caused disruptions in business operations and increased costs in processing and analyzing data. As part of program to avoid year 2000 issues, we reviewed our in-house software developed by our IT department and packaged software purchased from third parties, and remediated these where needed.

         All software modification and testing was performed by our internal IT department without the need to employ additional staff and without significant interruption of the other functions performed by the department. We spent less than $150,000 for testing, purchasing hardware and for other modification costs to finish the project. We did not separately track internal costs which were principally payroll and related costs of our IT systems department incurred as part of our year 2000 project. We do not anticipate additional expenditures as part of our year 2000 program.

         To date, we have experienced no significant year 2000 problems with either the hardware or software used in our IT or non-IT systems, in interfacing with our food and beverage suppliers or with the systems employed by the landlords of the facilities in which we conduct business. We do not anticipate any year 2000 problems in the future. Should any occur, we believe we could quickly implement the contingency plans we developed in preparing for year 2000.

                                    BUSINESS

THE COMPANY

         We are a leading owner, operator and franchisor of quick-service restaurants, serving a wide variety of Italian specialty foods. Under the "Sbarro" and "Sbarro The Italian Eatery" names, we developed one of the first quick-service concepts that extended beyond offering one primary specialty item, such as pizza or hamburgers. Our diverse menu offering includes pizza, pasta and other hot and cold Italian entrees, salads, sandwiches, cheesecake and other desserts and beverages. All of our entrees are prepared fresh daily in each restaurant using special recipes developed by us. We focus on serving our customers generous portions of high quality Italian-style food at attractive prices. We believe that the Sbarro concept is unlike other quick-service Italian restaurants due to its diverse menu selection and its fast, cafeteria-style service.

         Since our inception in 1959, we have focused on high customer traffic venues due to the large number of captive customers who base their eating decision primarily on impulse and convenience. We therefore do not have to incur the significant advertising and promotional expenditures that certain of our competitors incur to attract customers to their destination restaurants. These factors, combined with adherence to strict cost controls, provide us with high and stable operating margins. We initially located our restaurant sites in New York and then, with the rapid expansion of enclosed shopping malls in the 1970s, expanded into these facilities nationwide due to their high customer traffic and impulse purchase characteristics. Over the past ten years, we have extended the Sbarro concept to other high customer traffic venues, including toll roads, airports, sports arenas, hospitals, convention centers, university campuses and casinos. We believe the opportunity to open additional Sbarro units in these and other new venues should continue to increase as companies, municipalities and others seek to outsource their non-core food operations to companies with an established brand name. As of October 10, 1999, the Sbarro system included 917 restaurants, consisting of 639 Company-owned and 278 franchised restaurants located in 48 States, the District of Columbia, the Commonwealth of Puerto Rico, certain United States territories and 22 countries throughout the world. Of the total 917 Sbarro units, 772 are located in enclosed shopping malls and the remaining 145 are generally located in other high customer traffic venues, including those described above.

         We have demonstrated our ability to identify, develop and efficiently operate restaurants and have increased our total restaurant base, including franchised operations, from 103 restaurants at the time of our initial public offering in 1985 to 917 at October 10, 1999. During the past decade, our growth in shopping malls has been primarily derived from opportunities that have arisen from the major renovation of existing shopping malls or the re-merchandising of a mall's food operations and, to a lesser extent, the development of new shopping malls. Historically, our strategy has been to own and operate our restaurants directly whenever possible in order to closely control all aspects of restaurant operations and, therefore, maximize restaurant profitability. However, we have granted franchises to accomplish our expansion in international markets in order to minimize our capital risk and have typically granted franchises domestically only when necessary to open a unit in a desirable location. For example, the food operations in many of the non-mall locations in which we have units, such as toll roads and certain airports, are operated by third-party food service management companies, such as Host Marriott Services

Corporation, under separate franchise agreements with a number of quick-service restaurant companies. We expect that a higher percentage of our future new unit growth will come from franchised locations, as we believe opportunities to open Sbarro units in non-mall venues will continue to increase, both domestically and internationally. We have developed a qualification and training program that provides strict operating standards for franchisees and we restrict the size of territories granted to franchisees. We believe that our franchise units meet the quality and customer service benchmarks of our Sbarro-owned units.

INDUSTRY OVERVIEW

         The restaurant industry represents one of the largest sectors of the economy, which the National Restaurant Association estimates were approximately $338 billion in 1998, accounting for approximately 4% of the nation's gross domestic product. Between 1990 and 1998, the National Restaurant Association estimates that restaurant industry sales grew an average of approximately 5% per year.

         The quick-service restaurant industry includes hamburgers, pizza, chicken, various types of sandwiches, and Mexican, Chinese and other ethnic foods. According to the National Restaurant Association, sales at quick-service restaurants reached approximately $107 billion in 1998, compared with approximately $62 billion in 1988. This growth primarily reflects consumers' increasing desire for a convenient, fast and reasonably priced restaurant experience. In addition, the National Restaurant Association estimates that the percentage of the average American family's food budget spent on meals consumed away from home has increased from approximately 25% in 1955 to approximately 44% in 1998. We believe this trend will continue as the number of dual income households increases, consumers' disposable income increases and consumers' leisure time decreases. Further, pizza, which accounts for approximately 50% of Sbarro's revenues, continues to be one of the most popular fast food categories. According to the U.S. Commerce Department, at the end of 1998, there were over 30,000 pizza restaurants in the United States, generating nearly $16 billion in annual revenues.

COMPETITIVE STRENGTHS

         We believe that our success in the quick-service restaurant industry is attributable to the following key competitive strengths:

         LEADING QUICK-SERVICE OPERATOR IN HIGH CUSTOMER TRAFFIC VENUES. We are a leading owner, operator and franchisor of quick-service restaurants, having developed over the course of the past 40 years a business model for high customer traffic venues including, among others, shopping malls, airports and toll roads. We have long-standing relationships with many of the major shopping mall developers and real estate management companies, as well as with national food service management companies that enter into restaurant franchise agreements on behalf of owners. As a result of these relationships and our significant presence in major shopping malls throughout the United States, we believe that we have a competitive advantage in opening new units in high customer traffic venues.

         STRONG, NATIONALLY RECOGNIZED BRAND NAME. The breadth of our operations and the visibility of our units across many high customer traffic venues throughout the United States and abroad have enabled us to forge strong brand name recognition with our customers. Our consistent product quality and service, diverse menu of attractively priced Italian food served in a cafeteria style format, distinctive logo and clean and bright locations have become recognized symbols of Sbarro

         RECORD OF PROFITABILITY. We have a track record of consistent operating performance and a high level of profitability. Our operating and cost controls have resulted in a consistent revenue base and a relatively low cost structure. As a result of our focus on high customer traffic venues, we do not need to offer discounts or promotions to attract customers and do not incur significant marketing expenditures. See "Selected Financial Data" for an overview of our recent financial results.

         EXPERIENCE IN ASSESSING HIGH CUSTOMER TRAFFIC VENUES. Over the course of the past 40 years, our management team has developed and refined a business model specifically for high customer traffic venues. We have extensive experience in identifying and developing restaurant locations and in operating these sites. We forecast the initial capital investment and pre-opening costs associated with opening a new Sbarro restaurant as well as its expected sales and profitability. Since the cost of food, paper products, payroll and other employee benefits as a percentage of restaurant sales is generally consistent from location to location by unit type, our forecasting focuses primarily on projecting restaurant revenues and semi-variable costs. When forecasting revenues for prospective locations, we consider such factors as the area's demographics and the retail environment surrounding the location. We also have developed standard restaurant operating procedures that specify all aspects of restaurant management, including recipes, production processes, restaurant design, customer service and staff training. This ensures system-wide consistency of product and service quality, while maximizing profitability.

         CAPITAL EXPENDITURE REQUIREMENTS. Approximately 96% of our 639 owned restaurants at October 10, 1999 are located in shopping malls. These units are relatively small (500 to 3,000 square feet) and are less expensive to open than fast food establishments in free standing locations. Additionally, the majority of our locations have limited, if any, dedicated seating solely for Sbarro customers due to their location in common area food courts, which further minimizes initial and ongoing maintenance costs. A new Sbarro unit typically requires a $0.3 million to $0.5 million initial capital investment with only minimal annual maintenance expenditures thereafter. This relatively low initial capital investment, when combined with our historically high unit operating margins, generally enables us to recover our initial investment and pre-opening costs for mall units in approximately 2.5 to 3.5 years, depending upon unit type. Further, our franchisees typically fund the capital expenditures for their units. As a result of these factors, we generate significant free cash flow.

         EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT OWNERSHIP. Our experienced management team has extensive experience in the restaurant industry and represents one of our key competitive advantages. Our senior management team is led by Mario Sbarro, Chairman and Chief Executive Officer, Anthony Sbarro, Vice Chairman, and Joseph Sbarro, Senior Executive

Vice President, all of whom have been with us since their father opened the first Sbarro restaurant in 1959. As a result of the consummation of the going private transaction, the Sbarro family owns all of our common stock.

BUSINESS STRATEGY

         We continuously seek to provide high quality Italian food products to a broad customer base. We have concentrated our product development on creating a menu of healthy, attractively priced items that appeal to the tastes of our customers and produce high margins. We intend to achieve further growth and strengthen our competitive position through the continued implementation of the following initiatives:

         EXPAND TRADITIONAL SBARRO STORE BASE. We plan to continue to increase our network of Sbarro-owned and franchised locations. We believe new Sbarro-owned locations will primarily be driven by opportunities arising from major renovations of existing shopping malls or the re-merchandising of a mall's food operations and, to a lesser extent, the development of new shopping malls. We also plan to increase the level of franchising in both international and domestic markets.

         INCREASE PENETRATION OF NEW HIGH CUSTOMER TRAFFIC VENUES. We began targeting toll roads and airport locations in the early 1990s and subsequently expanded our targeted venues to include sports arenas, hospitals, convention centers, university campuses and casinos due to the similar high customer traffic and impulse purchase characteristics that these venues share with our core shopping mall locations. Approximately 15% of our Sbarro-owned and franchise restaurants are located in these non-mall venues. We believe these venues offer significant expansion potential as either the owners of these facilities or, food service management companies with whom the owners have contracted the operations increasingly seek to outsource their non-core food service operations to companies with an established brand, such as Sbarro, in order to simplify their own operations and potentially increase profitability. Approximately 81.2% of our units in these locations are operated as franchises, accounting for approximately 47.1% of our franchise related income in the 40 weeks ended October 10, 1999 and approximately 41.6% of our income in the 40 weeks ended October 10, 1999 and approximately 43.1% of our income in the year ended January 3, 1999.

         PURSUE NEW CONCEPTS. Since 1995, we have begun developing new restaurant concepts primarily through joint ventures in an effort to leverage our restaurant management expertise into other venues that we believe have attractive growth opportunities. To date, these new concepts have primarily established mid- and upper-priced Italian and steakhouse restaurants. Additionally, we have recently acquired, through a joint venture, a two-unit Mexican restaurant business and have established a joint venture that operates a seafood restaurant. We or our joint ventures presently operate 28 new concept restaurants. We have chosen to develop the joint ventures with restaurateurs experienced in the particular food area. Our ownership interest in joint ventures currently ranges from 25% to 80% and we are actively involved in the operation and administration of all of these ventures. Our new concepts are in various stages of development and expansion, and we are also considering additional concepts for their development potential. Given the early development stage of these concepts and their ownership structure, our existing new concepts are, and our future new concepts are expected to be, initially designated as, or held by, unrestricted subsidiaries under the indenture as discussed under "Description of Notes--Subsidiary Guarantees." Unrestricted subsidiaries will not guarantee our obligations under the notes and will not be subject to the restrictive covenants under the indenture. There can be no assurance as to the performance of our new restaurant concepts or our ability to identify and successfully develop other restaurant concepts.

RESTAURANT EXPANSION

         We have expanded significantly in recent years, growing from 103 Sbarro-owned or franchised traditional type restaurants at the time of our initial public offering in 1985 to 917 as of October 10, 1999. From October 10, 1999 through the remainder of 1999, we opened an additional 15 units, net of six unit closings, of which, five, net of estimated unit closings, were Sbarro-owned and the balance were franchised. The actual number and type of units that we open in the future will depend on the availability of appropriate sites, as well as other factors.

         The following table indicates the number of Sbarro-owned and franchised restaurants, excluding new concepts in non-mall locations, in operation during each period indicated.



                                                                                                         FORTY WEEKS
                                                                     FISCAL YEAR                            ENDED
                                                                     -----------                         OCTOBER 10,
                                                    1994        1995       1996     1997      1998          1999
                                                    ----        ----       ----     ----      ----          ----
COMPANY-OWNED SBARRO RESTAURANTS:
Opened during period(1)....................           53          44        29         30       26            18
Acquired from franchisees
     during period.........................            2          --         1          4        1            --
Closed during period.......................           (3)        (40)       (4)        (8)     (20)           (9)
Open at end of period(2)...................          567         571       597        623      630           639
FRANCHISED SBARRO RESTAURANTS:
Opened during period.......................           38          40        36         47       43            34
Sold to us during period...................           (2)         --        (1)        (4)      (1)           --
Closed or terminated during period.........           (8)         (2)      (16)       (23)     (13)          (24)
Open at end of period......................          162         200       219        239      268           278
ALL SBARRO RESTAURANTS:
Opened during period(1)....................           91          84        65         77       69            52
Closed or terminated during period.........          (11)        (42)      (20)       (31)     (33)          (33)
Open at end of period(2)...................          729         771       816        862      898           917
Kiosks (all franchised) open at end of
  period...................................            7           8         7          7        8             6


(1) Includes, in fiscal 1996, fiscal 1997 and fiscal 1998, three, two and one mall locations, respectively, of a joint venture which operates as Umberto of New Hyde Park. For the purpose of this prospectus, we have included those restaurants with Sbarro restaurants.

(2) Includes, at the end of fiscal 1996, fiscal 1997, fiscal 1998, and as of October 10, 1999, three, five, six and seven joint venture mall locations, respectively, which operate as Umberto of New Hyde Park.

TRADITIONAL CONCEPT AND MENU

         Sbarro restaurants are family oriented, offering quick, efficient, cafeteria and buffet style service designed to minimize customer waiting time and facilitate table turnover. The decor of a Sbarro restaurant incorporates booth and table seating for "in-line" restaurants, with a contemporary motif that blends with the characteristics of the surrounding area.

         As of October 10, 1999, there were 255 "in-line" Sbarro restaurants and 655 "food court" Sbarro restaurants. In addition, franchisees operated seven freestanding Sbarro restaurants, including two in the Middle East, three in Minnesota and one in each of the Bahamas and Puerto Rico. "In-line" restaurants, which are self-contained restaurants, usually occupy approximately 1,500 to 3,000 square feet, contain the space and furniture to seat approximately 60 to 120 people and employ 10 to 40 persons, including part-time personnel. "Food court" restaurants are primarily located in areas of shopping malls designated exclusively for restaurant use and share a common dining area provided by the mall. These restaurants generally occupy approximately 500 to 1,000 square feet and contain only kitchen and service areas. They frequently have a more limited menu than an "in-line" restaurant and employ 6-30 persons, including part-time personnel.

         Sbarro restaurants are generally open seven days a week serving lunch, dinner and, in a limited number of locations, breakfast, with hours conforming to those of the major department stores or other large retailers in the mall or trade area in which they are located. Typically, mall restaurants are open to serve customers 10 to 12 hours a day, except on Sunday, when mall hours may be more limited. For Sbarro-owned restaurants open a full year, average sales in the first 52 weeks of 1998 were $0.7 million for "in-line" restaurants and $0.5 million for "food court" restaurants.

         Sbarro restaurants feature a menu of popular Italian food, including pizza with a variety of toppings, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, cheesecake and other desserts. In addition to soft drinks, some of the larger restaurants serve beer and wine.

         All of our entrees are prepared fresh daily in each restaurant according to special recipes developed by us. We place emphasis on serving generous portions of quality Italian-style food at attractive prices. Entree selections, excluding pizza, generally range in price from $2.99 to $5.29. We believe that pizza, which is sold predominantly by the slice, accounts for approximately 50% of Sbarro restaurant sales.

         Substantially all of the food ingredients and related restaurant supplies used by the restaurants are purchased from a national independent wholesale food distributor which is required to adhere to established product specifications for all food products sold to our restaurants. Breads, pastries, produce, fresh dairy and certain meat products are purchased locally for each restaurant. Soft drink mixes are purchased from major beverage producers under national contracts. We believe that there are other distributors who would be able to service our needs and that satisfactory alternative sources of supply are generally available for all items regularly used in our restaurants.

         RESTAURANT MANAGEMENT

         Each Sbarro restaurant is managed by one general manager and one or two co-managers or assistant managers, depending upon the size of the location. Managers are required to participate in Sbarro training sessions in restaurant management and operations prior to the assumption of their duties. In addition, each restaurant manager is required to comply with an extensive operations manual containing procedures for assuring uniformity of operations and consistent high quality of products. We have a restaurant management bonus program that provides the management teams of Sbarro-owned Sbarro restaurants with the opportunity to receive a percentage of restaurant sales in cash bonuses based on certain performance-related criteria of their location.

         We also employ 70 to 75 area directors, each of whom is typically responsible for the operations of 6 to 14 Sbarro-owned restaurants in a given area. Before each new restaurant opening, we assign an area director to coordinate opening procedures. Each area director reports to one of 12 regional directors. The regional directors recruit and supervise the managerial staff of all Sbarro-owned restaurants and report to one of four regional vice presidents. The regional vice presidents coordinate the activities of the regional directors assigned to their areas of responsibility and report to the President of our Quick Service Division.

         FRANCHISE DEVELOPMENT

         Growth in franchise operations occurs through the establishment of new Sbarro restaurants by new franchisees and existing franchisees who have multi-unit franchise agreements. We rely principally upon our reputation and the strength of our existing restaurants to attract new franchisees as well as to participate in national franchise conventions.

         As of October 10, 1999, we had 278 franchised Sbarro restaurants operated by 79 franchisees in 32 states of the United States as well as its territories and in 22 countries throughout the world. We are presently considering additional franchise opportunities in the United States and other countries. In certain instances, we have established franchise locations under territorial agreements in which we have granted, for specified time periods, exclusive rights to enter into franchise agreements for restaurant units in certain geographic areas, primarily in foreign countries, or for specified non-mall locations (such as for certain toll roads or airports) in the United States or foreign countries.

         We generally require payment of an initial fee and continuing royalties at rates of 3.5% to 10.0% of gross revenues. Franchise agreements entered into prior to 1988 generally have an initial term of 15 years with the franchisee having a renewal option provided that the agreement has not been previously terminated by either party for specified reasons. Since 1988, we have required the franchise agreements to end at the same time as the underlying lease, but generally not less than ten nor more than twenty years. Since 1990, the renewal option has also been subject to conditions, including a remodel or image enhancement requirement. Franchise agreements granted under territorial agreements and those for non-traditional sites contain negotiated fees, royalty rates and terms and conditions other than those contained in our basic franchise agreement. The franchise and territorial agreements provide us with the right to terminate a franchisee for a variety of reasons, including insolvency or bankruptcy, failure to operate its restaurant according to standards, understatement of gross receipts, failure to pay fees, or material misrepresentation on an application for a franchise.

         We employ ten management level individuals responsible for overseeing the operations of franchise units and for developing new units. These employees report to our the President of our Franchising and Licensing Division.

NEW CONCEPT DEVELOPMENT

         Since 1995, we have entered into several joint ventures to develop new restaurant concepts and established one concept independently to provide growth opportunities that leverage our restaurant management expertise. Our joint ventures and other new concept presently operate 28 restaurants. We have chosen to develop the joint ventures with restaurateurs experienced in the particular food area and we are actively involved in the day-to-day operations of each venture. Beginning in January 2000, the President of our Casual and Fine Dining Division, a newly formed position, will oversee these joint ventures and other new concepts on our behalf. These concepts are in various stages of development and expansion and we are considering additional concepts for potential development.

         Given the early development stage of these concepts and their ownership structure, our existing joint ventures are initially, and our future joint ventures and other new concepts are expected to be, designated as, or held by, unrestricted subsidiaries under the indenture. Unrestricted subsidiaries will not guarantee our obligations under the notes and will not be subject to the restrictive covenants under the indenture. Our ability to invest in current and future joint ventures and other new concepts is subject to the limitations contained in the indenture regarding our ability to make investments in, advances to, or provide guarantees or other credit enhancements to support obligations of, our unrestricted subsidiaries.

         The following is a summary of our existing joint ventures and other new concept:

         o We have a 100% interest in a new concept that presently operates two moderately priced casual dining restaurants serving Italian food under the name "Tony and Bruno's" in two strip center locations. The restaurants primarily provide table service and cater to families. Take-out service is also available.

         o We have an 80% interest in a joint venture that presently operates moderately priced casual family restaurants serving Italian food under the name "Umberto of New Hyde Park" in six mall and eight strip center locations. The format is both quick-service and table service. In the non-mall locations, take-out service is also available. One non-mall location was closed in 1998. In February 1999, we instituted an action against the 20% partner in this venture, the resolution of which is not expected to have a material adverse effect on the operation of these restaurants. See "Legal Proceedings" for further discussion of the action. We do not plan to open any additional restaurants under this brand name at this time.

         o We have a 40% interest in a joint venture that presently operates five casual dining restaurants with a Rocky Mountain steakhouse motif under the name "Boulder Creek Steaks & Saloon." This venture also operates two fine dining steak restaurants under the names "Rothmann's Steakhouse" and "Burton & Doyle." We are planning to open additional sites of each type of restaurant.

         o We have a 70% interest in two moderately priced, table service restaurants featuring an Italian Mediterranean menu that operate under the names "Salute" and "Cafe Medi" which are located in New York City. During 1997, this venture closed two other restaurants, resulting in a $3.3 million before tax, or $2.0 million after tax, charge to our earnings. We are planning to open additional restaurants with this joint venture partner and expect that our equity interest in these new ventures will be 50% or higher.

         o We have a 50% interest in a joint venture which, in June 1999, acquired two Mexican style restaurants operating in strip centers under the name "Baja Grill." We are currently evaluating whether to expand this concept.

         o We have a 25% interest in a joint venture that was recently formed for the purpose of establishing seafood restaurants and is operating one unit under the name "Vincent's Clam Bar".

         All joint venture restaurants, except four Umberto of New Hyde Park mall units, are presently located in the New York City metropolitan area. We are continually evaluating the operating performance of these ventures to assess their feasibility and future growth potential. We intend to seek to expand our existing ventures, if appropriate, and to develop new restaurant concepts through existing or new joint ventures. There can be no assurance as to the performance of the existing joint ventures or our ability to successfully identify and develop new concepts.

         As of October 10, 1999, we had an aggregate investment in our unrestricted subsidiaries and related joint ventures of approximately $11.8 million, which does not include guarantees of indebtedness and reimbursement obligations in respect of letters of credit in the aggregate amount of approximately $10.7 million and guarantees of certain real property lease obligations of these unrestricted subsidiaries and related joint ventures. In addition, we have also sublet locations to, guaranteed all or portions of joint venture location leases and provided other credit enhancements for these joint ventures. Our joint ventures have current plans to invest approximately $20.0 million, a portion of which is expected to be financed and/or guaranteed by us, subject to the indenture.

EMPLOYEES

         As of October 10, 1999, we employed approximately 5,600 persons, exclusive of joint ventures, of whom approximately 2,400 were full-time field and restaurant personnel, 3,000 were part-time restaurant personnel and 200 were corporate administrative personnel. None of our employees are covered by collective bargaining agreements. We believe our employee relations are satisfactory.

COMPETITION

         The restaurant business is highly competitive. Many of our direct competitors operate within the pizza restaurant segment. We believe we compete on the basis of price, service, location and food quality. Factors that affect our and our franchisees' business operations include changes in consumer tastes, national regional and local economic conditions, population, traffic patterns, changes in discretionary spending priorities, demographic trends, consumer confidence in food wholesomeness, handling and safety, weather conditions, the type, number and location of competing restaurants and other factors. There is also active competition for management personnel and attractive commercial shopping mall, center city and other locations suitable for restaurants. We compete in each market in which we operate with locally-owned restaurants, as well as with national and regional restaurant chains. Factors, such as inflation and increased food, beverage, labor, occupancy and other costs, could also adversely affect us and others in the restaurant industry.

         Although we believe we are well positioned to compete because of our leading market position, focus and expertise in the quick-service Italian specialty food business and strong national brand name recognition, we could experience increased competition from existing or new companies and loss of market share, which could have an adverse effect on our operations.

TRADEMARKS

         Our Sbarro restaurants operate principally under the "Sbarro" and "Sbarro The Italian Eatery" service marks, which are registered with the United States Patent and Trademark Office for terms presently expiring in 2004 and 2001, respectively. Registered service marks may continually be renewed for 10 year periods. We have also registered or filed applications to register "Sbarro" and "Sbarro The Italian Eatery" in several other countries. We believe that these marks continue to be materially important to our business. The joint ventures to which we are a party have also applied for United States trademarks covering trade names used by them.

GOVERNMENTAL REGULATION

         We are subject to various federal, state and local laws affecting our business, as are our franchisees. Each of our restaurants and those owned by our franchisees are subject to a variety of licensing and governmental regulatory provisions relating to wholesomeness of food, sanitation, health, safety and, in certain cases, licensing of the sale of alcoholic beverages. Difficulties in obtaining, or the failure to obtain, required licenses or approvals can delay or prevent the opening of a new restaurant in any particular area. Our operations and those of our franchisees are also subject to federal laws, such as minimum wage laws, the Fair Labor Standards Act and the Immigration Reform and Control Act of 1986. They are also subject to state laws governing such matters as wages, working conditions, employment of minors, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level.

         We are also subject to Federal Trade Commission regulations and various state laws regulating the offer and sale of franchises. The FTC and various state laws require us to furnish to prospective franchisees a franchise offering circular containing prescribed information. We are currently registered to offer and sell franchises in seven states and are currently exempt from the franchise registration requirements in five states based upon "large franchisor" exemptions, which are based upon our experience and meeting certain size tests, generally requiring a net worth of at least $5 to $15 million (depending on the state). The states in which we are registered, and a number of states in which we may franchise, require registration of a franchise offering circular or a filing with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time which provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise.

         We believe that we are in compliance in all material respects with the laws to which we are subject.

         Following the availability of our financial statements for the quarter ended October 10, 1999, we amended our FTC franchise offering circular and, where required, filed appropriate amendments to state franchise registrations to reflect the going private transaction. Until the amendments are approved, we will not be able to sell or renew franchises in those states. We currently expect, although there can be no assurance, that such amendments will be approved and that any delay will not have a material adverse effect on our business. Furthermore, state franchise examiners have discretion to disapprove franchise registrations based on a franchisor's financial condition. While we believe that, following completion of the going private transaction, we continue to meet these financial requirements, there is little specific guidance under state franchise laws as to acceptable levels of a franchisor's net worth, and whether "net worth" includes or excludes intangible assets, and debt, and, depending upon a franchisor's financial condition, state franchise examiners in many states may require a franchisor to escrow initial franchise fees for a limited period of time.

         Although alcoholic beverage sales are not emphasized in our restaurants, some of our larger restaurants serve beer and wine. Sales of beer and wine contributed less than 1% of our total revenues during fiscal 1998. We have submitted documents to amend our applications with the appropriate alcohol, beverage and tobacco authorities in 14 of the 16 states in which we sell beer and wine to reflect the Transaction and have filed part of an amendment that is required in California. We expect to be able to continue to sell beer and wine in most of the locations pending completion of the approval process, except that we have discontinued selling beer and wine in Colorado. While we do not anticipate the denial of any of our remaining applications, there can be no assurance thereof.

PROPERTIES

         All Sbarro restaurants are typically leased under ten-year leases that often do not include an option to renew the lease. We have historically been able to renew or extend leases on existing sites. As of October 10, 1999, we leased 654 restaurants, of which 25 were subleased to franchisees under terms which cover all of our obligations under the lease. The remaining franchisees directly lease their restaurant spaces. Most of our restaurant leases provide for the payment of base rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as contingent rents generally ranging from 8% to 10% of net restaurant sales in excess of stipulated amounts. Leases to which we were a party at October 10, 1999 have initial terms expiring as follows:



YEARS INITIAL LEASE                                   NUMBER OF COMPANY-              NUMBER OF FRANCHISED
TERMS EXPIRE                                          OWNED RESTAURANTS                    RESTAURANTS
------------                                          -----------------                    -----------
1999 (remainder of year)....................                    13                              1
2000........................................                    27                              5
2001........................................                    51                              4
2002........................................                    66                              4
2003........................................                    76                              3
2004........................................                    50                              1
Thereafter..................................                   346                              7

         We own a four-story office building in Melville, New York with approximately 100,000 square feet and a cafeteria style restaurant operated by us. This building was purchased and renovated at a total cost of approximately $20.8 million. Approximately 75% of the rentable square feet are currently under lease to unaffiliated third parties. One floor of the building is occupied by us as our principal executive offices.

         We also occupy a two-story 20,000 square foot office building for administrative support functions located in Commack, New York. We have subleased the building since May 1986 from a partnership owned by some of our shareholders at a current annual base rental of $0.3 million through June 2004 and $0.4 million for the remainder of the sublease term, which expires in 2011. In addition, we pay real estate taxes, utilities, insurance and certain other expenses for the facility. See "Certain Relationships and Related Transactions" for a description of the lease.

         In addition, our new restaurant concepts, including joint ventures, own one facility and lease 27 facilities.

         We have obtained consents to the going private transaction for substantially all of the leased premises for which we are required to obtain such consents.

LEGAL PROCEEDINGS

         In February 1999, the Umberto of New Hyde Park joint venture companies, in which we have an 80% interest, began an action in the U.S. District Court for the Eastern District of New York against Umberto Corteo, who owns the remaining 20% interest in the joint venture companies, and against three other restaurants owned by Mr. Corteo. We alleged, among other things, that Mr. Corteo engaged in unfair trade practices and in trademark infringement, thereby breaching the joint venture agreements. We are seeking an accounting, compensatory and punitive damages and injunctive relief. The answer filed by Mr. Corteo and his co-defendants denies our claims and further alleges that non-competition restrictions against Mr. Corteo in the joint venture agreements are unenforceable. Mr. Corteo and his co-defendants have also counterclaimed against us alleging misappropriation of trademark rights and failure to perform administrative duties that amounted to a breach of the agreements. We believe that our claims against Mr. Corteo will be proven and that we have substantial defenses to his counterclaims.

         On November 17, 1999, an action entitled Shan Wanli, Basem Tawill, Abdul Hamid v. Sbarro, Inc. was filed in the Superior Court of the State of Washington for King County. The plaintiffs allege that they served as store managers, general managers, assistant managers or co-managers in our restaurants in the State of Washington at various times since November 17, 1996 and that, in connection with their employment, we violated the overtime pay provisions of the State of Washington's Minimum Wage Act by treating them as overtime exempt employees, breached alleged employment agreements and statutory provisions by failing to record and pay for hours worked at the contract rates and/or statutory minimum wage rates and failed to provide statutorily required meal breaks and rest periods. The plaintiffs also seek to represent all of our restaurant managers employed for any period of time on or after November 9, 1996 in the State of Washington. We currently own and operate 18 restaurants in the State of Washington. The plaintiffs seek actual damages, exemplary damages and costs of the lawsuit, including reasonable attorney's fees, each in unspecified amounts, and injunctive relief. We believe that we have substantial defenses to the claims and intend to vigorously defend this action.

         On December 20, 1999, Antonio Garcia and eleven other current and former general managers of Sbarro restaurants in California amended a complaint filed in the Superior Court of California for Orange County. The complaint alleges that the plaintiffs were improperly classified as exempt employees under the California wage and hour law. The plaintiffs are seeking actual damages, punitive damages and costs of the lawsuit, including reasonable attorney's fees, each in unspecified amounts. Plaintiff's counsel has stated that he is in contact with the plaintiff's counsel in the Wanali case and that he may attempt to file a class action based upon alleged violations of the Fair Labor Standards Act. We believe that we have substantial defenses to the claims and intend to vigorously defend this action.

         From time to time, we are a party to certain claims and legal proceedings in the ordinary course of business, none of which, in our opinion, would have a material adverse effect on our financial position or results of operations.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

        NAME                                     AGE                POSITION
        ----                                     ---                --------
        Mario Sbarro                              57    Chairman of the Board, President, Chief
                                                        Executive Officer and Director
        Anthony Sbarro                            53    Vice Chairman of the Board, Treasurer and
                                                            Director
        Joseph Sbarro                             59    Senior Executive Vice President, Secretary
                                                            and Director
        Carmela Sbarro                            78    Vice President and Director
        Anthony J. Missano                        41     President-- Quick Service Division and Corporate
                                                             Vice President
        Gennaro A. Sbarro                         33    President -- Franchising and Licensing
                                                            Division and Corporate Vice President
        Gennaro J. Sbarro                         37    President --  Casual  and  Fine  Dining  Division  and
                                                            Corporate Vice President
        Robert G. Rooney                          42    Senior Vice President and Chief Financial
                                                            Officer
        Carmela N. Merendino                      35    Vice President-- Administration
        Joseph A. Fallarino                       47    Vice President-- Human Resources
        Henry G. Ciocca                           53    Vice President and General Counsel
        John Bernabeo                             43    Vice President-- Architecture and
                                                            Engineering
        Donald A. Dziomba                         51    Vice President-- Management Information Services
        Steven B. Graham                          46    Vice President and Controller
        Harold L. Kestenbaum                      50    Director
        Richard A. Mandell                        57    Director
        Terry Vince                               71    Director
        Bernard Zimmerman                         67    Director


EXECUTIVE AND CORPORATE OFFICERS

         MARIO SBARRO has been an officer, a director and a principal shareholder of Sbarro since its organization in 1977, serving as Chairman of our board of directors and Chief Executive Officer for more than the past five years. Mr. Sbarro re-assumed the position as our President in May 1996 (a position he held for more than five years prior to December 1993).

         ANTHONY SBARRO has been an officer, a director and a principal shareholder of Sbarro since its organization in 1977, serving as Vice Chairman of our board of directors since May 1996 and as President and Chief Operating Officer from December 1993 through May 1996. For more than five years prior to December 1993, Mr. Sbarro was an Executive Vice President. He has also served as our Treasurer for more than the past five years.

         JOSEPH SBARRO has been an officer, a director and a principal shareholder of Sbarro since its organization in 1977, serving as Senior Executive Vice President since December 1993.

For more than five years prior thereto, Mr. Sbarro was an Executive Vice President. He has also served as our Secretary for more than the past five years.

         CARMELA SBARRO has been one of our Vice Presidents since March 1985. Mrs. Sbarro was a founder of Sbarro, together with her late husband, Gennaro Sbarro. Mrs. Sbarro devotes a substantial portion of her time to recipe and product development. Our board of directors elected Mrs. Sbarro as a director in January 1998. Mrs. Sbarro previously served as a director from March 1985 until December 1988, when she was elected director emeritus.

         ANTHONY J. MISSANO has been a Corporate Vice President since August 1996 and was elected President of our Quick Service Division in January 2000. From February 1995 until August 1996, he served as Vice President -- Operations
(West), and from June 1992 until February 1995 he served as a Zone Vice
President.

         GENNARO A. SBARRO has been a Corporate Vice President since August 1996 and was elected President of our Franchising and Licensing Division in January 2000. From February 1995 until August 1996 he served as Vice President -- Franchising, and for more than five years prior thereto Mr. Sbarro served in various capacities for us.

         GENNARO J. SBARRO has been a Corporate Vice President since August 1996 and was elected President of our Casual and Fine Dining Division in January 2000. From February 1995 until August 1996, he served as Vice President -- Operations (East), and from June 1992 until February 1995 he served as a Zone Vice President.

         ROBERT G. ROONEY was elected Senior Vice President and Chief Financial Officer in January 2000. From June 1999, when he joined us, until January 2000, Mr. Rooney served as Vice President -- Finance and Chief Financial Officer. From December 1996 until he joined us, Mr. Rooney was employed by Discovery Zone, Inc. (a national family entertainment center chain), serving as Senior Vice President, Chief Financial and Administrative Officer since February 1997. From March 1994 until September 1996, Mr. Rooney served as Senior Vice President and Chief Financial Officer of Victory Capital LLC (formerly Forschner Enterprises, Inc.), a venture capital firm, and, from September 1992 to February 1994, served as a director and consultant on behalf of various investors and investment funds affiliated with Forschner Enterprises, Inc. Discovery Zone, Inc., which had filed under Chapter 11 of the United States Bankruptcy Code prior to Mr. Rooney's joining that company, again filed under that law on April 20, 1999. Mr. Rooney has been a certified public accountant in New York for over 20 years.

         CARMELA N. MERENDINO was elected Vice President -- Administration in October 1988. Ms. Merendino joined us in March 1985 and performed a variety of corporate administrative functions for us prior to her election as Vice President -- Administration.

         JOSEPH A. FALLARINO joined Sbarro in September 1998 and was elected Vice President -- Human Resources in November 1998. Prior to joining us, from April 1998 until September 1998, Mr. Fallarino served as Director of Human Resources of Ogden Corporation, an international diversified service corporation; from March 1996 until March 1998, he served as Senior Vice President -- Human Resources of Arbor Management LLC, a provider of financial services and healthcare services; and from January 1994 until February 1996, he served as Vice President -- Human Resources of AMS Corporation, a national outsourcing company.

         HENRY G. CIOCCA joined Sbarro in January 2000 and serves as Vice President and General Counsel. From August 1997 to April 1999, Mr. Ciocca was an advisor to the President of The Thomson Corporation, a worldwide information and publishing company. From September 1995 to June 1997, Mr. Ciocca was President, Chief Executive Officer and a Director of Markborough Properties, Inc., a publicly-traded commercial real estate company headquartered in Toronto; from June 1993 to August 1995, Mr. Ciocca was President and Chief Executive Officer of Markborough Development, a division of The Thomson Corporation that developed master planned communities in the United States; and from June 1987 to June 1993, Mr. Ciocca held various positions with The Thomson Corporation, including Executive Vice President and General Counsel. Mr. Ciocca is admitted to practice law in Connecticut, Florida and New York.

         JOHN BERNABEO joined Sbarro in August 1992 and served in various capacities prior to his election as Vice President -- Architecture and Engineering in May 1997.

         DONALD A. DZIOMBA was elected Vice President - Management Information Services in January 2000. Mr. Dziomba had served as our Director of Management Information Systems since joining Sbarro in November 1993.

         STEVEN B. GRAHAM was elected Vice President and Controller in January 2000. Mr. Graham has served as our Controller since joining Sbarro in April 1994. Mr. Graham has been a certified public accountant in New York for over 20 years.

         HAROLD L. KESTENBAUM has been a practicing attorney in New York since 1976. He became a director of Sbarro in March 1985.

         RICHARD A. MANDELL, a private investor, was a Managing Director of BlueStone Capital Partners, L.P., an investment banking firm, from February until April 1998 and Vice President -- Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, from January 1996 until February 1998. From 1982 until June 1995, Mr. Mandell served as a Managing Director of Prudential Securities Incorporated, an investment banking firm. He became a director of Sbarro in March 1986. Mr. Mandell is also a director of Trend-Lines, Inc., U.S.A. Detergents, Inc. and Shells Seafood Restaurants, Inc.

         TERRY VINCE has been Chairman of the Board and President of Sovereign Hotels, a company that operates hotels, since October 1991 and Chairman of the Board of Fame Corp., a food service management company, since January 1994. Mr. Vince became a director of Sbarro in December 1988.

         BERNARD ZIMMERMAN has been President of Bernard Zimmerman and Co., Inc. since October 1972 and was Senior Vice President of The Zimmerman Group, Inc. from January 1991 to November 1996, financial and management consulting firms. Mr. Zimmerman also served as President and a director of Beacon Hill Mutual Fund, Inc. from December 1994 until

October 1996. From September 1986 until September 1993, Mr. Zimmerman also served as Chairman and President of St. Lawrence Seaway Corp., an owner and manager of agricultural properties. Mr. Zimmerman has been a certified public accountant in New York for more than the past thirty-five years. He became a director of Sbarro in March 1985.

         Under our certificate of incorporation, our board of directors is divided into three classes as nearly equal in number as the then total number of directors constituting the entire board permits. Our board of directors presently consists of eight members, with each class being elected for a term of three years. Anthony Sbarro and Harold L. Kestenbaum serve as Class 1 directors, Joseph Sbarro, Richard A. Mandell and Terry Vince serve as Class 2 directors and Mario Sbarro, Carmela Sbarro and Bernard Zimmerman serve as Class 3 directors, with terms of office scheduled to expire at our 1999, 2000 and 2001 Annual Meetings of Shareholders, respectively. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting, such newly-elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors.

         Paul Vatter, who had, prior to the going private transaction, indicated an intention to retire, resigned from the board effective on December 31, 1999. As a result, our board of directors consists of eight members. To permit this, our shareholders amended our by-laws so that the minimum number of directors that can constitute our board is now six. The maximum number of directors that could constitute our board remains twelve. There is no present intention to replace Mr. Vatter as a director.

         Our officers are elected annually by the board of directors at its meeting held immediately after the annual meeting of our shareholders, and hold their respective offices until their successors are duly elected and qualified. Officers may be removed at any time by the board.

FAMILY RELATIONSHIPS

         Mario, Anthony and Joseph Sbarro are the sons of Carmela Sbarro. Carmela N. Merendino is the daughter, and Gennaro A. Sbarro is the son, of Mario Sbarro. Gennaro J. Sbarro is the son, and Anthony J. Missano is the son-in-law, of Joseph Sbarro.

SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the annual and long-term compensation of our chief executive officer and other five most highly compensated persons who were serving as executive officers at the end of our 1999 fiscal year for services in all capacities to us and our subsidiaries during our 1999, 1998 and 1997 fiscal years. All of the options set forth on the table under the caption "Long Term Compensation" were terminated in the going private transaction in exchange for a cash payment equal to the number of shares to the options thereto multiplied by the excess, if any, of $28.85 over the applicable option exercise price. See "--Aggregated Option Exercises is Last Fiscal Year" for information on amounts executive officers named in the Summary Compensation Table received in connection with the termination of options that they held.


                                                                                ANNUAL                  LONG TERM
NAME AND                                                                     COMPENSATION              COMPENSATION
PRINCIPAL POSITION                                          YEAR        SALARY          BONUS           OPTIONS(#)
------------------                                          ----        ------          -----           ----------
Mario Sbarro..........................................      1999      $ 700,000      $  300,000               --
Chairman of the Board, President and                        1998        713,462         300,000               --
      Chief Executive Officer                               1997        700,000         160,000          250,000
Anthony Sbarro........................................      1999        300,000         200,000               --
Vice Chairman of the Board and Treasurer                    1998        305,769         200,000               --
                                                            1997        300,000         150,000          100,000
Joseph Sbarro.........................................      1999        300,000         200,000               --
Senior Executive Vice President and                         1998        305,769         200,000               --
     Secretary                                              1997        300,000         150,000          100,000
Anthony J. Missano....................................      1999        200,000         150,000               --
President-- Quick Service Division                          1998        203,846         100,000               --
                                                            1997        200,000          75,000           80,000
Gennaro A. Sbarro.....................................      1999        200,000         150,000               --
President-- and Licensing Division                          1998        203,846         100,000               --
                                                            1997        200,000          75,000           80,000
Gennaro J. Sbarro.....................................      1999        200,000         150,000               --
President-- Casual and Fine Dining Division                 1998        203,846         100,000               --
                                                            1997        200,000          75,000           80,000


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

         All of the options held by each executive officer named in the Summary Compensation Table were terminated in the going private transaction in exchange for a cash payment equal to the number of shares subject to the options multiplied by the excess of $28.85 over the applicable option exercise price. The following table sets forth the number and value of shares of common stock subject to those options and the amount received by the named executive officers in exchange for the termination of their options. The executives did not have any unexercised options at the end of our 1999 fiscal year. See "Certain Relationships and Related Transactions" for more information about amounts received in exchange for termination of options.


                                                                                 SHARES
                                                                              ACQUIRED ON             VALUE
NAME                                                                            EXERCISE             REALIZED(1)
----                                                                            --------             --------
Mario Sbarro..................................................                   620,000(2)         $2,221,987
Anthony Sbarro................................................                   265,000             1,145,242
Joseph Sbarro.................................................                   300,000             1,323,743
Anthony J. Missano............................................                    93,500               348,000
Gennaro A. Sbarro.............................................                    98,251               389,168
Gennaro J. Sbarro.............................................                    93,500               348,000


----------

(1) Represents the number of shares subject to the options multiplied by the excess of $28.85 over the applicable option exercise price.

(2) No value was realized upon the termination of options covering 100,000 shares whose exercise price was in excess of $28.85 per share.

COMPENSATION OF DIRECTORS

         Our non-employee directors currently receive a retainer at the rate of $16,000 per annum, $1,000 for each meeting of the Board attended and $500 for each meeting attended of a committee of the board on which they serve if the meeting is not held on the same day as a meeting of the board, except that members of the special committee that considered the merger and a prior proposal for a similar transaction received additional compensation as described below. Members of the board also are reimbursed for reasonable travel expenses incurred in attending board and committee meetings. The regular compensation of our employee directors covers compensation for services as a director. Our non-employee directors earned the following cash compensation, exclusive of travel reimbursements, from us during fiscal 1999 for services as members of the board, other than for service on the special committee:


  Harold L. Kestenbaum..........................................    $19,000
  Richard A. Mandell............................................    $19,000
  Paul A. Vatter................................................    $19,000
  Terry Vince...................................................    $19,000
  Bernard Zimmerman.............................................    $19,000


         Each non-employee director held stock options under our 1993 non-employee director stock option plan to purchase an aggregate of 22,500 shares of common stock at exercise prices ranging from $21.50 to $28.875 per share. The options and this plan were terminated upon consummation of the going private transaction and our non-employee directors received cash in an amount equal to the excess of $28.85 over the applicable exercise price per share of the options held by them under this plan. For information regarding amounts that our non-employee directors received in connection with the termination of options granted under this plan, see "Certain Relationships and Related Transactions."

         As compensation for serving on the special committee, we agreed to pay to each member of the special committee a fee equal to (1) $2,500 for services rendered in any day on which the member expended four hours or more in performing services as a member of the special committee and (2) $1,250 for each day in which the member expended a reasonable amount of time, but less than four hours, in performing services as a member of the special committee. In addition to the foregoing fees, Richard A. Mandell, as chairman of the special committee, $10,000 with respect to the special committee's consideration of the prior proposal and $10,000 with respect to the special committee's consideration of the merger. Each member of the special committee was reimbursed for all out-of-pocket expenses incurred in performing his services. The members of the special committee earned the following cash compensation, exclusive of travel reimbursements, from us in connection with the merger and the prior proposal:


  Harold L. Kestenbaum....................................         $14,750
  Richard A. Mandell......................................          48,500
  Paul A. Vatter..........................................           9,750
  Terry Vince.............................................           9,750


         Bernard Zimmerman and Company, Inc., of which Bernard Zimmerman is President and a majority shareholder, renders financial and consulting assistance to us, for which it received fees of $474,000 during our 1999 fiscal year. Harold L. Kestenbaum, P.C., of which Harold Kestenbaum is a principal, received fees of $2,767 for legal services during our 1999 fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We are the sole tenant of an administrative office building, which is leased from the Suffolk County Industrial Development Agency by Sbarro Enterprises, L.P. and, in turn, subleased to us. The annual rent payable pursuant to the sublease is $0.3 million through June 2004 and $0.4 million each year for remainder of the sublease term, which expires in 2011. In addition, we are obligated to pay real estate taxes, utilities, insurance and certain other expenses for the facility. We believe that our rent is comparable to the rent that would be charged by an unaffiliated third party. Principal and interest and any premium on the bonds issued by the agency to fund the original construction of the facility were the responsibility of Sbarro Enterprises, L.P. and were severally guaranteed by Mario, Joseph and Anthony Sbarro. The bonds were paid upon their maturity on January 1, 2000. The limited partners of Sbarro Enterprises, L.P. are Mario, Joseph, Anthony and Carmela Sbarro.

         In addition to the compensation of Mario, Anthony, Joseph, Gennaro A. and Gennaro J. Sbarro and Anthony J. Missano:

         o Carmela Sbarro, the mother of Mario, Anthony and Joseph Sbarro, who was a co-founder of Sbarro and serves as Vice President and a director, received $100,000 from us for services rendered during fiscal 1999; and

         o Carmela N. Merendino, a daughter of Mario Sbarro, who serves as Vice President -- Administration, received $155,000 from us for services rendered during fiscal 1999.

         In addition, other members of the immediate families of Mario, Anthony, Joseph and Carmela Sbarro, who are our employees, earned an aggregate of $729,534 during fiscal 1999.

         We, our subsidiaries and the joint ventures in which we have an interest have purchased printing services from a corporation owned by a son-in-law of Mario Sbarro for which they paid, in the aggregate, $396,947 during fiscal 1999. We believe that these services were provided on terms comparable to those that would have been available from unrelated third parties.

         Companies owned by a son of Anthony Sbarro and a company owned by the daughter of Joseph Sbarro paid royalties to us under franchise agreements containing terms similar to those in agreements entered into by us with unrelated franchisees. Royalties paid to us aggregated $111,166 and $38,860, respectively, during fiscal 1999.

         We intend to elect to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, and, where applicable and permitted, under similar state and local income tax provisions, beginning as early as fiscal 2000. With certain limited exceptions, we will not pay federal and state and local income taxes for periods for which we are treated as an S corporation. Rather, our shareholders will include their pro-rata share of our taxable income on their individual income tax returns and thus will be required to pay taxes with respect to their respective shares of our taxable income, whether or not it is distributed to them.

         We have entered into a tax payment agreement with our shareholders. The tax payment agreement permits us to make periodic tax distributions to our shareholders in amounts that are intended to approximate the income taxes, including estimated taxes, that would be payable by our shareholders if their only income were their pro-rata shares of our taxable income and that income was taxed at the highest applicable federal and New York State marginal income tax rates. We may only make the tax distributions with respect to periods in which we are treated as an S corporation.

         The tax payment agreement provides for adjustments of the amount of tax distributions previously paid in respect of a year upon the filing of our federal income tax return for that year, upon the filing of an amended federal income tax return or as a result of an audit. In these circumstances, if it is determined that the amount of tax distributions previously made for the year was less than the amount computed based upon our federal income tax return, our amended federal return or as adjusted based on the results of the audit, we may make additional tax distributions which might include amounts to cover any interest or penalties. Conversely, if it is determined in these circumstances that the amount of tax distributions previously made for a year exceeded the amount computed based on our federal income tax return, our amended federal return or the results of an audit, as the case may be, our shareholders will be required to repay the excess, with, in certain circumstances, interest. In addition, our shareholders will be required to return, with interest, any tax distributions previously distributed with respect to any taxable year for which it is subsequently determined that we were not an S corporation.

         When we completed the going private transaction, we paid our public shareholders merger consideration of $28.85 per share in cash. Other than the continuing shareholders, our directors, executive officers, owners of more than 5% of our common stock and members of the immediate families of the foregoing persons received the same $28.85 merger consideration for each share of our common stock owned by them as the other public shareholders received. We also terminated all outstanding stock options and paid in cash to each stock option holder, whether or not the option holder's stock options were then vested or exercisable, an amount in cash equal to the excess of $28.85 over the applicable exercise price per share subject to the stock option. The following table sets forth the amount received by our directors, our executive officers and owners of more than 5% of our common stock, including entities controlled by them, upon termination of their stock options:


  NAME                                                RELATIONSHIP TO COMPANY                       AMOUNT
  ----                                                -----------------------                       ------
  Mario Sbarro                        Chairman of the Board, President,                        $     2,221,987
                                      Chief Executive
                                      Officer and Director
  Anthony Sbarro                      Vice Chairman of the Board,                                    1,145,242
                                      Treasurer and Director
  Joseph Sbarro                       Senior Executive Vice President,                               1,323,743
                                      Secretary and Director
  John Bernabeo                       Vice President --                                                  9,312
                                      Architecture and Engineering
  Joseph A. Fallarino                 Vice President-- Human Resources                                  20,188


  NAME                                                RELATIONSHIP TO COMPANY                       AMOUNT
  ----                                                -----------------------                       ------
  Carmela N. Merendino                Vice President-- Administration                              54,212
  Anthony J. Missano                  President-- Quick Service Division                          348,000
  Gennaro A. Sbarro                   President-- Franchising and Licensing Division              389,168
  Gennaro J. Sbarro                   President-- Casual and Fine Dining Division                 348,000
  Steven B. Graham                    Vice President and Controller                                13,567
  Donald A. Dziomba                   Vice President - Management Information Systems              11,917
  Harold L. Kestenbaum                Director                                                     93,965
  Richard A. Mandell                  Director                                                     93,965
  Paul A. Vatter                      Director                                                     93,965
  Terry Vince                         Director                                                     93,965
  Bernard Zimmerman                   Director                                                    160,213

         Other members of the immediate family of Mario Sbarro, Anthony Sbarro and Joseph Sbarro received $495,162, $7,350 and $696,000, respectively, in connection with the termination of their stock options.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of shares of our common stock as of the date of this prospectus with respect to (1) holders known to us to beneficially own more than five percent of our outstanding common stock, (2) each of our directors, (3) our Chief Executive Officer and our five next most highly compensated executive officers and (4) all of our directors and executive officers as a group. We understand that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.


                                                                                  SHARES BENEFICIALLY OWNED
BENEFICIAL OWNER                                                                  NUMBER               PERCENT
----------------                                                                  ------               -------
Mario Sbarro(1)........................................................           1,524,730(2)           21.6%
Anthony Sbarro(1)......................................................           1,233,800              17.5%
Joseph Sbarro(1).......................................................           1,756,022(3)           25.6%
Trust of Carmela Sbarro(1).............................................           2,497,884(4)           35.3%
Harold L. Kestenbaum...................................................                  --             --
Richard A. Mandell.....................................................                  --             --
Paul A. Vatter.........................................................                  --             --
Terry Vince............................................................                  --             --
Bernard Zimmerman......................................................                  --             --
Anthony J. Missano.....................................................              25,946(5)            0.4%
Gennaro A. Sbarro......................................................                  --             --
Gennaro J. Sbarro......................................................              25,946               0.4%
All directors and executive officers as a group
    (19 persons).......................................................           7,064,328             100.0%

----------
(1) The business address of each of Mario Sbarro, Joseph Sbarro, Anthony Sbarro and the Trust of Carmela Sbarro is 401 Broadhollow Road, Melville, New York 11747.

(2) Excludes the 2,497,884 shares held by the Trust of Carmela Sbarro, of which trust Mario Sbarro serves as a co-trustee and as to which shares Mr. Sbarro may be deemed a beneficial owner with shared voting and dispositive power.

(3) Excludes 25,946 shares beneficially owned by each of Mr. Sbarro's son, Gennaro J. Sbarro, reflected below, and daughter. Mr. Sbarro's daughter is the wife of Anthony J. Missano.

(4) The trust was created by Carmela Sbarro for her benefit and for the benefit of her descendants, including Mario, Joseph and Anthony Sbarro. The trustees of the trust are Franklin Montgomery, whose business address is 25 West 54th Street, New York, New York 10019, and Mario Sbarro. As trustees, Franklin Montgomery and Mario Sbarro may be deemed to be the beneficial owners of these shares with shared voting and dispositive power.

(5) Represents shares owned by Mr. Missano's wife. Mr. Missano disclaims beneficial ownership of these shares.

                         DESCRIPTION OF CREDIT FACILITY

         On September 23, 1999, we entered into a credit agreement with European American Bank providing an unsecured revolving credit facility to us that enables us to borrow, on a revolving basis from time to time during its five-year term, up to $30.0 million, including a $10.0 million sublimit for standby letters of credit. The following brief description of our credit agreement does not purport to be complete and is qualified in its entirety to the credit agreement filed as an exhibit to the registration statement of which this prospectus is a part.

SECURITY, GUARANTEES

         None of our assets secure our credit facility. Each of our current and future restricted subsidiaries under the indenture has also guaranteed our obligations under our credit facility, as well as guaranteed our obligations under the Notes.

INTEREST

         At our option, the interest rates applicable to loans under our credit facility will be either:

         o the bank's prime rate plus a margin ranging from zero to 0.75% (there is currently no margin) or

         o reserve adjusted LIBOR plus a margin ranging from 1.5% to 2.5% (the current margin is 1.75%).

         In each case, the margin depends upon the ratio of our senior debt to EBITDA.

FEES

         We have agreed to pay certain fees in connection with our credit facility, including an unused commitment fee at a rate per year that will vary from 0.25% of the undrawn amount of the facility to 0.45% of the undrawn amount of the facility per year, depending upon the ratio of our senior debt to EBITDA. Currently, the unused commitment fee is 0.30% per year.

REPAYMENT

         Our borrowings under our credit facility are repayable on September 28, 2004. In addition, we will be required to repay our loans and reduce commitments under our credit facility using the proceeds of some asset sales and the future issuance of some debt or equity securities by us or our restricted subsidiaries.

COVENANTS

         Our credit facility has affirmative and negative covenants, including, but not limited to, limitations on liens, indebtedness, guarantees and other contingent obligations, restricted payments, mergers, consolidations and acquisitions of stock or assets, asset sales, investments and transactions with affiliates. In addition, our credit facility contains provisions that may prohibit redemptions or repurchases of the notes, including repurchases that might otherwise be required pursuant to the terms of the indenture, and imposes conditions on our amending or supplementing the indenture. Additionally, we will have to maintain a minimum ratio of our consolidated EBITDA to our consolidated interest expense of at least 2.0 to 1.0 and a ratio of our consolidated senior debt to our consolidated EBITDA ranging from 4.5 to 1.0 in 1999 to 3.9 to 1.0 beginning December 29, 2002. These consolidated ratios will not include our unrestricted subsidiaries but will include our restricted subsidiaries.

EVENTS OF DEFAULT

         Our credit facility contains events of default, including defaults for non-payment of principal, interest, fees or reimbursement obligations with respect to letters of credit, breaches of representations, warranties or covenants, certain events of bankruptcy and insolvency, changes of control, ERISA violations and cross-defaults to other significant indebtedness.

                              DESCRIPTION OF NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Sbarro" refers only to Sbarro, Inc. and not to any of its subsidiaries.

GENERAL

         Sbarro will issue the registered notes under the same indenture under which the original notes were issued. The indenture was entered into on September 28, 1999 among Sbarro, the subsidiaries of Sbarro that are guaranteeing the notes and Firstar Bank, as trustee. The terms of the notes include those that are stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

         References to the original notes are to the notes that are presently outstanding. References to the "registered notes" are to the notes that will be issued in exchange for the original notes to those who accept the exchange offer. References to the notes, without distinction between the original notes and the registered notes, are to both the original notes and the registered notes.

         The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the following documents because they, and not this description, define your rights as holders of the registered notes:

         o        the indenture;

         o the tax payment agreement referred to under the subheading "-- Certain Covenants -- Covenant Relating to Tax Payment Agreement," below and "Certain Relationships and Related Transactions," above; and

         o the registration rights agreement referred to under the subheading "--Registration Rights; Liquidated Damages," below.

         Copies of those documents were filed as exhibits to the registration statement which includes this prospectus. For information as to how to review or obtain a copy of any of those documents, see "Where You Can Find More Information."

THE ORIGINAL NOTES AND THE REGISTERED NOTES WILL REPRESENT THE SAME DEBT

         You can exchange your original notes for an equal principal amount of registered notes by following the procedures described under "Exchange Offer." The registered notes will evidence the same debt as the original notes and both series of notes will be entitled to the benefits of the indenture and treated as a single class of debt securities. The terms of the registered notes will be the same in all material respects as the original notes except that:


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

         o the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

         o rights to register the registered notes under the Securities Act provided under the registration rights agreement, are different than those relating to the original notes and, therefore, the defaults under the registration rights agreement that may require Sbarro to pay additional interest will be different for the registered notes than the original notes. See "Registration Rights Agreement; Liquidated Damages," for information regarding the registration rights afforded to holders of the registered notes and the original notes.

         Holders of original notes who do not exchange their original notes for registered notes will vote together with holders of the registered notes for all relevant purposes under the indenture. Therefore, all references in this description to specified percentages in aggregate principal amount of the outstanding notes required to approve or authorize action are to percentages in aggregate principal amount of the original notes and the registered notes outstanding at the time of determining holders of notes entitled to vote on the matter.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

         The notes:

         o        are general, unsecured obligations of Sbarro;

         o rank pari passu in right of payment with all present and future senior indebtedness of Sbarro;

         o are senior in right of payment to all present and future indebtedness of Sbarro that by its terms is expressly subordinated to the notes;

         o are effectively subordinated to all present and future secured indebtedness of Sbarro to the extent of the assets securing the secured indebtedness; and

         o are effectively subordinated to claims of creditors of Sbarro's subsidiaries, except to the extent that holders of the notes may be creditors of those subsidiaries under a Guarantee.

         As of October 10, 1999, our aggregate consolidated indebtedness was $251.2 million, which was the $255.0 million of original notes net of unamortized original issue discount. This amount does not include guarantees of indebtedness and guarantees of reimbursement obligations in respect of letters of credit in the aggregate amount of approximately $10.7 million and guarantees of real property lease obligations of our Unrestricted Subsidiaries listed below and related joint ventures. In addition, we could have borrowed $27.4 million as of January 3, 2000 under our $30.0 million Credit Facility provided we satisfy conditions contained in our Credit Facility. None of our indebtedness was, and indebtedness under our Credit Facility will not be, subordinated by its terms to the notes. The indenture permits us to incur additional


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


Indebtedness in the future, subject to certain restrictions. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

         The notes are presently guaranteed by the following direct and indirect subsidiaries of Sbarro:

                               Melville Pizzeria, Inc.
                               Sbarro Properties, Inc.
                               Sbarro America, Inc.
                               Sbarro America Properties, Inc.
                               Sbarro's of Texas, Inc.
                               Italian Food Franchising, Inc.
                               Corest Management, Inc.
                               Franrest Management, Inc.
                               Larkfield Equipment Corp.
                               Sbarro Foods, Inc.
                               Sbarro of Roosevelt Field, Inc.
                               Sbarro of Virginia, Inc.
                               Demefac Leasing Corp.
                               Franchise Contracting and Equipment Corp.
                               Melville Advertising Agency Inc.
                               Sbarro Commack, Inc.
                               Sbarro Dominion Limited
                               Sbarro of Las Vegas, Inc.
                               Sbarro of Hawaii, Inc.
                               Sbarro Pennsylvania, Inc.
                               Sbarro Franchise Associates, Inc.
                               Sbarro H.D.F., Inc.
                               N.H.D., Inc.
                               Bushranger Holding, Inc.
                               Sbarro One World Trade, Inc.
                               401 Broad Hollow Realty Corp.
                               401 Broad Hollow Fitness Center Corp.
                               Sbarro Bistros, Inc.
                               Syosset Bistro, Inc.

         The Guarantors are Restricted Subsidiaries under the indenture which means that some of their activities are restricted by the restrictive covenants contained in the indenture. The notes may also be guaranteed by future subsidiaries of Sbarro and, if the circumstances described under the subheading "Subsidiary Guarantees" and the last two paragraphs under the subheading "Restricted Payments" are met, Guarantors may cease to be guarantors of the notes.

         The Guarantees of the notes:

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


         o        are general, unsecured obligations of each Guarantor;

         o rank pari passu in right of payment with all present and future senior indebtedness of the Guarantor;

         o are senior in right of payment to all present and future indebtedness of the Guarantor that by its terms is expressly subordinated to the Guarantees;

         o are effectively subordinated to all present and future secured indebtedness of the Guarantor to the extent of the assets securing the secured indebtedness; and

         o are effectively subordinated to claims of creditors of the Guarantor's subsidiaries, except to the extent that holders of the Guarantees may be creditors of those subsidiaries under a Guarantee.

         We have designated the following of our Subsidiaries as Unrestricted
Subsidiaries:

         o Sbarro Venture, Inc., which has a 70% interest in the joint venture that owns and operates the "Salute" and "Cafe Medi" restaurants;

         o Sbarro City Venture, Inc., which has a 50% interest in the joint venture that is planning to open additional Italian Mediterranean restaurants;

         o Sbarro New Hyde Park Inc., which has an 80% interest in the joint venture that owns and operates "Umberto of New Hyde Park" restaurants;

         o Sbarro Boulder Inc., which has a 40% interest in the joint venture that owns and operates "Boulder Creek Steaks & Saloon," "Rothmann's Steakhouse" and the "Burton & Doyle" steakhouse;

         o Mex-SS, Inc., which has a 50% interest in the joint venture that owns and operates "Baja Grill" restaurant; and

         o Sbarro Seafood Inc., which has a 25% interest in the recently formed joint venture to establish an Italian seafood restaurant.

         Their subsidiaries are also Unrestricted Subsidiaries.

         Unrestricted Subsidiaries will not guarantee the notes and their activities are not restricted by many of the restrictive covenants in the indenture. In the event of a bankruptcy, liquidation or reorganization of any Unrestricted Subsidiary, that Unrestricted Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. Under the circumstances described under the last two paragraphs of the definition of "Unrestricted Subsidiary," Unrestricted Subsidiaries may become, and as described in the last paragraph under the subheading "Restricted Payments," we are also permitted to designate Unrestricted Subsidiaries as, Restricted Subsidiaries.


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


         Under the circumstances described under the subheading "Restricted Payments," we are permitted to designate additional current or future Subsidiaries as Unrestricted Subsidiaries.

         For the twelve months ended October 10, 1999, the Subsidiaries that are Unrestricted Subsidiaries generated 3.7% of our consolidated revenues and had EBITDA (as defined in Note (6) under "Prospectus Summary -- Summary Consolidated Historical and Pro Forma Financial Data") of $1.3 million and EBITDA margin of 9.3%. As of October 10, 1999, our Unrestricted Subsidiaries held 0.8% of our consolidated assets and we had an aggregate investment in our Unrestricted Subsidiaries and related joint ventures of approximately $11.8 million, which does not include guarantees of indebtedness and reimbursement obligations in respect of letters of credit in the aggregate amount of approximately $10.7 million and guarantees of certain real property lease obligations of the unrestricted subsidiaries and related joint ventures.

PRINCIPAL, MATURITY AND INTEREST

         Sbarro sold $255.0 million aggregate principal amount of original notes to partially fund the going private transaction. The notes are issued in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 15, 2009.

         Subject to the covenants described below under the subheading "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Sbarro may issue additional notes under the indenture. The original notes, the registered notes and any additional notes that we subsequently issue under the indenture will be treated as a single class for all purposes under the indenture.

         Interest on the notes accrues at the rate of 11% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2000. We will make each payment of interest to holders of record of notes on the immediately preceding March 1 and September 1, respectively. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

         If a holder of notes has given wire transfer instructions to Sbarro at least five business days prior to the applicable payment date, we will make all payments of principal, premium, interest and Liquidated Damages, if any, to the holder by wire transfer of immediately available funds to the accounts specified by the holder in its instructions. Otherwise, payments will be made at the office or agency of Sbarro maintained for that purpose or, at the option of Sbarro, payment of interest and Liquidated Damages may be made by check mailed to the holder of the notes at the holder's address set forth in the register of holders of notes. Until otherwise designated by Sbarro, Sbarro's office or agency will be the office of the trustee maintained for that purpose which is presently Firstar Bank, N.A., Corporate Trust Department, 101 Fifth Street, 12th Floor, St. Paul, Minnesota 55101, Attn: Frank P.
Leslie.


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

PAYING AGENT AND REGISTRAR FOR THE NOTES

         The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent and registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar. See the subheadings " -- Transfer and Exchange," below for information regarding how to transfer notes.

SUBSIDIARY GUARANTEES

         Sbarro's payment obligations under the notes are jointly and severally guaranteed by all of Sbarro's Restricted Subsidiaries. We sometimes refer to these guarantees as the "Subsidiary Guarantees." If Sbarro or any of its Subsidiaries acquire or create another Restricted Subsidiary, or any Unrestricted Subsidiary ceases to be an Unrestricted Subsidiary and becomes a Restricted Subsidiary, then that Subsidiary is to become a Guarantor of the notes. The obligations of each Guarantor under its Subsidiary Guarantee are limited to the maximum amount that would not result in the Subsidiary Guarantee constituting a fraudulent conveyance under applicable law.

         If:

         o the transaction or designation described below is in compliance with the indenture,

         o immediately after giving effect to the transaction or designation, no Default or Event of Default shall exist, and

         o the Person being released and discharged is also released and discharged from all obligations it might otherwise have under guarantees of other Indebtedness of Sbarro or any of its Restricted Subsidiaries,

         then a Guarantor will be released and discharged from its obligations under its Subsidiary Guarantee in the following circumstances:

         (1) a merger or consolidation of the Guarantor with another Person if, after giving effect to the transaction, the Person formed by or surviving the merger or consolidation is neither Sbarro nor a Restricted Subsidiary of Sbarro; or

         (2) a sale or other disposition, whether by merger, consolidation or otherwise, of all of the Equity Interests of a Guarantor at the time owned by Sbarro and its Restricted Subsidiaries to any Person that, after giving effect to the transaction, is neither Sbarro nor a Restricted Subsidiary of Sbarro; or

         (3) if the Guarantor is effectively designated by the board of directors of Sbarro as an Unrestricted Subsidiary under the indenture.

         A Guarantor may not consolidate with or merge with or into another Person, whether or not the Guarantor is the surviving Person and whether or not the surviving person is affiliated with the Guarantor, and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person, unless:

         (1) the Person formed by or surviving the consolidation or merger, if other than the Guarantor, or to which the sale, assignment, transfer, lease, conveyance or other disposition is made:

                  o is organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia, except that this condition does not apply if the Person formed by or surviving the consolidation or merger or to which the relevant sale, assignment, transfer, lease, conveyance or other disposition is made is Sbarro, a Guarantor or a Person that is not, after giving effect to that transaction, a Restricted Subsidiary; and

                  o expressly assumes all the obligations of that Guarantor under the notes and the indenture under a supplemental indenture reasonably satisfactory to the trustee; and

         (2) immediately after giving effect to that transaction, no Default or Event of Default exists.

OPTIONAL REDEMPTION

         Prior to September 15, 2002, Sbarro may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued, including any additional notes issued, at a redemption price of 111% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

         o at least 65% of the aggregate principal amount of notes originally issued, including any additional notes, remain outstanding immediately following the redemption; and

         o the redemption occurs within 60 days of the closing of the Public Equity Offering.

         Prior to September 15, 2004, all or part of the notes may also be redeemed upon not less than 30 nor more than 60 days' notice, at the Make-Whole Price, plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date.

         Beginning September 15, 2004, Sbarro may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:


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

                      YEAR                                PERCENTAGE
                      ----                                ----------
                      2004                                105.500%
                      2005                                103.667
                      2006                                101.833
                      2007 and thereafter                 100.000%

SELECTION AND NOTICE

         If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed, on a pro rata basis, by lot or by a method that the trustee deems fair and appropriate. No notes of $1,000 or less may be redeemed in part. Notices of redemption are to be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at the holder's registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of its principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder upon cancellation of the original note. notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the note or portion of it called for redemption.

MANDATORY REDEMPTION

         Except as set forth below under the subheading "-- Repurchase at the Option of holders," Sbarro is not required to make any mandatory redemption or sinking fund payment with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

         CHANGE OF CONTROL

         If a Change of Control occurs, unless notice of redemption of the notes in whole has been given as described above under the subcaption "-- Optional Redemption," Sbarro must make a Change of Control Offer to each holder of notes. In a Change of Control Offer Sbarro will offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes at a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. Within 30 days following a Change of Control, Sbarro will mail a notice to each holder with a copy to the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice under the procedures required by the indenture and described in such notice. The Change of Control Payment Date may be no later than the third business day following the expiration date of the Change of Control Offer. A Change of Control Offer must remain open for at least 30 and not more than 40 days, unless otherwise required by applicable law. In addition, Sbarro must comply with the requirements of Rule 14e-1 under the Exchange


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


Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

         On the Change of Control Payment Date, Sbarro will, to the extent lawful:

         (1) accept for payment all notes or portions of the notes properly tendered under the Change of Control Offer;

         (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of the notes properly tendered; and

         (3) deliver or cause to be delivered to the trustee for cancellation the notes accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of the notes being purchased by Sbarro.

         The Paying Agent will promptly mail or deliver to each holder of notes properly tendered the Change of Control Payment for those notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that the new note will be in a principal amount of $1,000 or an integral multiple thereof. Sbarro will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above that require Sbarro to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Sbarro repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. However, restrictions in the indenture on the ability of Sbarro and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their respective properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Sbarro, whether favored or opposed by the management of Sbarro. Completion of a Change of Control, takeover, recapitalization or similar transaction may require repurchase of the notes, and there can be no assurance that Sbarro or the acquiring party will have sufficient financial resources to effect the repurchase. These restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of Sbarro or any of its Subsidiaries by the management of Sbarro. While these restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a future highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

         The Credit Facility provides that a Change of Control without the prior written consent of lenders holding a specified percentage of outstanding obligations under the Credit Facility will be an event of default under the Credit Facility and contain a covenant that would be breached by a repurchase of notes under a Change of Control Offer. Any future credit agreements or other agreements governing indebtedness to which Sbarro becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Sbarro is prohibited from repurchasing notes, Sbarro could seek the consent of its lenders to the repurchase of notes or could attempt to refinance or repay the borrowings that contain the prohibition. If Sbarro does not obtain the consents or repay those borrowings, Sbarro will remain prohibited from repurchasing notes. In that case, Sbarro's failure to repurchase tendered notes would be an Event of Default under the indenture which would, in turn, be a default under the Credit Facility. A default would permit the lenders under the Credit Facility to declare the Indebtedness under the Credit Facility to be due and payable.

         Sbarro will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Sbarro and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Sbarro and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Sbarro to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Sbarro and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         ASSET SALES

         Sbarro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

         (1) Sbarro or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, of the assets or Equity Interests issued or sold or otherwise disposed of, with the fair market value evidenced by a resolution of the board of directors of Sbarro set forth in an officers' certificate delivered to the trustee, and

         (2) at least 75% of the consideration received by Sbarro or the Restricted Subsidiary for the assets or Equity Interests is in the form of cash or Cash Equivalents. For purposes of this provision, the amount of:

                  (a) any liabilities, as shown on Sbarro's or the Restricted Subsidiary's most recent balance sheet, of Sbarro or the Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee, that are assumed by the transferee of any of the assets or Equity Interests under a customary novation agreement that expressly releases Sbarro or the Restricted Subsidiary from further liability; and

                  (b) any securities, notes or other obligations received by Sbarro or the Restricted Subsidiary from the transferee that are converted by Sbarro or the Restricted Subsidiary into cash within 30 days after the Asset Sale, to the extent of the cash received, shall be deemed to be cash for purposes of this provision.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Sbarro may apply those Net Proceeds:

         (1) to permanently reduce any Senior Debt of Sbarro and/or its Wholly-Owned Restricted Subsidiaries, and to correspondingly reduce commitments with respect to Senior Debt in the case of revolving borrowings; or

         (2) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other assets, other than assets that would be classified as current assets in accordance with GAAP, in each case, in the same or a reasonably similar line of business as Sbarro and its Restricted Subsidiaries were engaged in on September 28, 1999 or in any business reasonably complementary, related or incidental to the line of business as determined in good faith by the board of directors of Sbarro.

         Pending the final application of any of those Net Proceeds, Sbarro may apply those Net Proceeds to temporarily reduce borrowings under the Credit Facility or invest those Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

         When the aggregate amount of Excess Proceeds exceeds $5.0 million, Sbarro will make an Asset Sale Offer to all holders of notes to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price, which will be paid in cash, will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase of the notes. The Asset Sale Offer will be made under the procedures contained in the indenture.

         If any Excess Proceeds remain after completion of the Asset Sale Offer, Sbarro may use the remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes tendered by holders thereof exceeds the amount of Excess Proceeds, the trustee is to select the notes to be purchased on a pro rata basis, with adjustments as may be deemed appropriate by the trustee so that only notes in denominations of $1,000 or integral multiples of $1,000 shall be purchased. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

         The Asset Sale Offer must be commenced within 30 days following the date on which the aggregate amount of Excess Proceeds exceeds $5.0 million and remain open for at least 30 and not more than 40 days (unless otherwise required by applicable law). Sbarro will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations apply to the repurchase of notes under an Asset Sale Offer. The Credit Facility limits Sbarro's ability to conduct an Asset Sale Offer.

CERTAIN COVENANTS

         RESTRICTED PAYMENTS

         Neither Sbarro nor any of its Restricted Subsidiaries may, directly or indirectly,

         (1) declare or pay any dividend or make any other payment or distribution on account of Sbarro's Equity Interests, including, without limitation, any payment in connection with any merger, other than the going private transaction, or consolidation involving Sbarro, or to any direct or indirect holders of Sbarro's Equity Interests in their capacity as holders of Sbarro's Equity Interests, other than dividends or distributions (a) payable in Equity Interests, other than Disqualified Stock, of Sbarro or (b) payable to Sbarro or any Guarantor that is a Wholly-Owned Restricted Subsidiary of Sbarro);

         (2) except for Permitted Investments in Persons that are, or after giving effect to the Investments become, Subsidiaries of Sbarro, purchase, redeem or otherwise acquire or retire for value, including without limitation, in connection with any merger, other than the going private transaction, or consolidation involving Sbarro, any Equity Interests of Sbarro or any Affiliate of Sbarro, other than any Equity Interests owned by Sbarro or any Wholly Owned Restricted Subsidiary of Sbarro, any Equity Interests then being issued by Sbarro or a Wholly Owned Restricted Subsidiary of Sbarro or any Investment in a Person that, after giving effect to the Investment, is a Wholly Owned Restricted Subsidiary of Sbarro;

         (3) make any payment on or with respect to, or purchase, redeem, repay, defease or otherwise acquire or retire for value, any Indebtedness of Sbarro or any Guarantor that is subordinated in right of payment to the notes or any Subsidiary Guarantee, except a regularly scheduled payment of interest or principal; or

         (4)      make any Restricted Investment

         The payments and other actions set forth in clauses (1) through (4) above are collectively referred to as "Restricted Payments."

         A Restricted Payment can, however, be made if at the time of and after giving effect to the Restricted Payment:


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


         (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of the Restricted Payment; and

         (2) Sbarro would, at the time of the Restricted Payment and after giving pro forma effect to the Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described below under the subheading " -- Incurrence of Indebtedness and Issuance of Preferred Stock" if the number 2.5 in that paragraph were 2.0; and

         (3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by Sbarro and its Restricted Subsidiaries after September 28, 1999, excluding Restricted Payments permitted by clauses (2), (3),
                  (5), (6) and clause (8) of the paragraph that follows this paragraph, if and to the extent that the reimbursement obligations paid pursuant to clause (8) are direct obligations of Sbarro or any of its Restricted Subsidiaries and are in respect of letters of credit issued prior to September 28, 1999, is less than the sum, without duplication, of:

                  (a) 50% of the Adjusted Consolidated Net Income of Sbarro for the period (taken as one accounting period) from September 28, 1999 to the end of Sbarro's most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment, or, if the Adjusted Consolidated Net Income for the period is a deficit, less 100% of the deficit, plus

                  (b) 100% of the aggregate net cash proceeds received by Sbarro from the issue or sale since September 28, 1999 of Equity Interests of Sbarro, other than Disqualified Stock, or of Disqualified Stock or debt securities of Sbarro that have been converted into such Equity Interests, other than Equity Interests (or Disqualified Stock or convertible debt securities, sold to a Subsidiary of Sbarro and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

                  (c) to the extent that any Restricted Investment, other than any Committed Restricted Investment, that was made after September 28, 1999 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (I) the cash return of capital with respect to the Restricted Investment, less the cost of disposition, if any, but only to the extent not included in subclause (a) of this clause (3) or applied to reduce Unrestricted Investments Outstanding, and (II) the initial amount of the Restricted Investment, plus

                  (d) to the extent that any Restricted Investment, other than any Committed Restricted Investment, that was made after September 28, 1999 in the form of a guarantee of Indebtedness is reduced as a result of a reduction in


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                           the maximum principal amount of Indebtedness that may
                           be guaranteed under the guarantee, the amount of that reduction, plus

                  (e) to the extent that any Restricted Investment, other than any Committed Restricted Investment, that was made after September 28, 1999 in the form of the furnishing of a letter of credit as security for Indebtedness or other obligations is reduced as a result of a reduction in the maximum reimbursement obligations in respect of such letter of credit, the amount of that reduction, plus

                  (f) to the extent that any Restricted Investment, other than any Committed Restricted Investment, that was made after September 28, 1999 Date in the form of the guarantee of a lease has been amortized, as provided in the definition of "Investments", the amount of that amortization, plus

                  (g) to the extent that any Restricted Investment, other than any Committed Restricted Investment, that was made after September 28, 1999 in the form of a guarantee of obligations other than Indebtedness or a lease is reduced as a result of a reduction in the maximum liability under that guarantee, the amount of that reduction, plus

                  (h) if (I) any Unrestricted Subsidiary has been effectively designated by the board of directors of Sbarro as a Restricted Subsidiary under the indenture and (II) immediately after giving effect to that designation no Default or Event of Default has existed and that Subsidiary shall have become a Wholly-Owned Restricted Subsidiary of Sbarro, the lowest of:

                           o an amount equal to the fair market, as determined in good faith by the board of directors of Sbarro, at the time of the designation of the outstanding Investments of Sbarro and its Restricted Subsidiaries in the designated Subsidiary,

                           o an amount equal to the net book value of the outstanding Investments at the time of the designation and

                           o an amount equal to the amount of Restricted Investments, other than Committed Restricted Investments, made by Sbarro and its Restricted Subsidiaries in the Subsidiary after September 28, 1999 less the amount, if any, of any amounts included in subclause
                                    (c), (d), (e), (f) or (s) of this clause (3) in respect of such Subsidiary, plus

                  (i)      $20.0 million.

         The preceding provisions will not prohibit:



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         (1)      the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

         (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Sbarro in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Sbarro, of, other Equity Interests of Sbarro, other than any Disqualified Stock, provided that the amount of any of the net cash proceeds that are utilized for any of these redemptions, repurchases, retirements, defeasances or other acquisitions shall be excluded from clause (3) (b) of the preceding paragraph;

         (3) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Sbarro or any Restricted Subsidiary of Sbarro held by any member of Sbarro's, or any of its Restricted Subsidiaries') management or board of directors or any employee stock ownership plan except that the aggregate price paid for all those repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;

         (5) Tax Distributions in respect of periods when Sbarro is an S Corporation;

         (6)      Committed Restricted Investments;

         (7) Restricted Investments consisting of payments pursuant to guaranties, not prohibited by the provisions of the indenture, of Indebtedness;

         (8) Restricted Investments consisting of payments pursuant to reimbursement obligations in respect of letters of credit, not prohibited by the provisions of the indenture, securing Indebtedness or other obligations; and

         (9) Restricted Investments consisting of payments pursuant to guaranties, not prohibited by the provisions of the indenture, of obligations, other than Indebtedness.

         Restricted Payments are permitted under clauses (1) through (4) above only if no Default or Event of Default shall have occurred and be continuing at the time of, and after giving effect to, that Restricted Payment

         The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Sbarro or the Restricted Subsidiary, as the case may be, pursuant to the Restricted


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Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the board of directors whose resolution with respect to the determination shall be delivered to the trustee. Notwithstanding the two preceding sentences, the amount of any Restricted Investment that is a guarantee of, or the furnishing of a letter or credit as security for, Indebtedness or other obligations shall be as determined under the definition of "Investments." Not later than the date of making any Restricted Payment, Sbarro will deliver to the trustee an officers' certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed.

         The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if the designation would not cause a Default. For purposes of making that determination, all outstanding Investments by Sbarro and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary to be designated an Unrestricted subsidiary will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this subheading. All of those outstanding Investments in the Subsidiary designated an Unrestricted Subsidiary will be deemed to be Investments in an amount equal to the sum of:

         (a) the greater of (1) the net book value of those Investments at the time of the designation and (2) the fair market value of those Investments at the time of the designation and

         (b) the amount of those Investments constituting a guarantee of, or the furnishing of a letter of credit as security for, Indebtedness or other obligations.

         The designation will only be permitted if the Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         Any designation by the board of directors of a Restricted Subsidiary as an Unrestricted Subsidiary is to be evidenced to the trustee by filing with the trustee a certified copy of the board Resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the conditions in the preceding paragraph. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Sbarro as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Sbarro shall be in default of that covenant).

         The board of directors of Sbarro may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. If that designation is made, it shall be deemed an incurrence of Indebtedness by a Restricted Subsidiary of Sbarro of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation shall only be permitted if:


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         o        the Indebtedness is permitted under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and

         o no Default or Event of Default would be in existence following the designation.

         INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         Neither Sbarro nor any of its Restricted Subsidiaries will, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and Sbarro's Restricted Subsidiaries will not issue any shares of Preferred Stock, other than to Sbarro or a Wholly Owned Restricted Subsidiary of Sbarro; provided, however, that Sbarro and the Guarantors may incur Indebtedness, including Acquired Debt, if the Consolidated Interest Coverage Ratio of Sbarro for Sbarro's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred would have been at least 2.5 to 1, determined on a pro forma basis, as if the additional Indebtedness had been incurred at the beginning of that four-quarter period and no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence.

         However, the preceding covenant will not apply to the incurrence of any of the following items of Indebtedness, which are "Permitted Debt":

         (1) the incurrence by Sbarro and the Guarantors of Indebtedness under:

                  (a)      the Credit Facility;

                  (b)      Capital Lease Obligations; or

                  (c)      purchase money or mortgage financings;

                  provided that the aggregate amount of all Indebtedness outstanding under this clause (1) after giving effect to the incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1), does not exceed a principal amount equal to $75.0 million less the aggregate principal amount of all Indebtedness permanently repaid with the Net Proceeds of any Asset Sale. Letters of credit are deemed for all purposes of the indenture to have a principal mount equal to the maximum potential liability of Sbarro and its Restricted Subsidiaries in respect to the letters of credit.

         (2) the incurrence by Sbarro and the Guarantors of Indebtedness represented by the notes, the Guarantees thereof and the indenture in the principal amount of notes originally issued on September 28, 1999;


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         (3)      the incurrence by Sbarro and its Restricted Subsidiaries of the Existing Indebtedness;

         (4) the incurrence by Sbarro and the Guarantors of additional Indebtedness, other than Hedging Obligations, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

         (5) the incurrence by Sbarro and the Guarantors of Indebtedness in connection with the acquisition of assets or a new Wholly-Owned Restricted Subsidiary; provided that:

                  (a) the Indebtedness was incurred by the prior owner of the assets or the Restricted Subsidiary prior to the acquisition by Sbarro and the Guarantors and was not incurred in connection with, or in contemplation of, the acquisition by Sbarro and the Guarantors; and

                  (b) the aggregate principal amount of Indebtedness incurred pursuant to this clause (1) does not exceed $5.0 million at any time outstanding;

         (6) the incurrence by Sbarro and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than Hedging Obligations and other than Indebtedness permitted to be incurred pursuant to clause (6), clause (7) or clause (9) of this paragraph, that was permitted to be incurred;

         (7) the incurrence by Sbarro or any of its Wholly Owned Restricted Subsidiaries of intercompany Indebtedness between or among Sbarro and its Wholly Owned Restricted Subsidiaries; provided, however, that:

                  (a) any subsequent issuance or transfer of Equity Interests that results in any of that Indebtedness being held by a Person other than Sbarro or a Wholly Owned Restricted Subsidiary of Sbarro, and

                  (b) any sale or other transfer of any of that Indebtedness to a Person that is not either Sbarro or a Wholly Owned Restricted Subsidiary of Sbarro,

                  shall be deemed, in each case, to be an incurrence of that Indebtedness by Sbarro or such Restricted Subsidiary, as the case may be;

         (8) the incurrence by Sbarro or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging against fluctuations in currency values or for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness of Sbarro or any of its Restricted Subsidiaries that is permitted by the terms of the indenture to be outstanding,


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                  provided that the notional principal amount of any Hedging
                  Obligations does not exceed the principal amount of Indebtedness to which the agreement relates; and

         (9) the Guarantee by Sbarro or any of its Restricted Subsidiaries of Indebtedness of Sbarro or a Wholly Owned Restricted Subsidiary of Sbarro that was permitted to be incurred by another provision of this covenant.

         For purposes of determining the amount of any Indebtedness of any Person under this covenant:

         o the principal amount of any Indebtedness of such Person arising by reason of such Person having granted or assumed a Lien on its property to secure Indebtedness of another Person shall be the lower of the fair market value of the property and the principal amount of that Indebtedness outstanding (or committed to be advanced) at the time of determination;

         o the amount of any Indebtedness of that Person arising by reason of that Person having Guaranteed Indebtedness of another Person where the amount of the Guarantee is limited to an amount less than the principal amount of the Indebtedness Guaranteed shall be the amount as limited; and

         o Indebtedness shall not include a non-recourse pledge by Sbarro or any of its Restricted Subsidiaries of Investments in any Person that is not a Restricted Subsidiary of Sbarro to secure the Indebtedness of that Person.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Sbarro will be permitted to classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph of this covenant.

         LIENS

         Neither Sbarro nor any of its Restricted Subsidiaries may, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset owned on September 28, 1999 or acquired after that date, or any income or profits from those assets or assign or convey any right to receive income from those assets, unless the notes are equally and ratably secured with the Indebtedness or trade payables secured by the Lien for so long as the Indebtedness or trade payables are secured; provided, however, that the provisions of this sentence shall not prohibit Permitted Liens.

         DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         Neither Sbarro nor any of its Restricted Subsidiaries may, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:


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         (1)      (a) pay dividends or make any other distributions to Sbarro or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness or other Obligations owed to Sbarro or any of its Restricted Subsidiaries;

         (2) make loans or advances to Sbarro or any of its Restricted Subsidiaries;

         (3) transfer any of its properties or assets to Sbarro or any of its Restricted Subsidiaries;

         (4) grant Liens on its assets as security for the notes or any Guarantee thereof; or

         (5)      Guarantee the notes or any renewals or refinancings thereof.

         However, the preceding covenant will not apply to encumbrances or restrictions, other than encumbrances and restrictions in respect of clause (5) of that paragraph, existing under or by reason of:

         (a)      Existing Indebtedness as in effect on September 28, 1999;

         (b) the Credit Facility as in effect as of September 28, 1999, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of that Credit Facility, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to the dividend and other payment restrictions than those contained in the Credit Facility as in effect on September 28, 1999;

         (c)      the notes, any Guarantee of the notes and the indenture;

         (d)      applicable law;

         (e) any instrument governing Indebtedness or Equity Interests of a Person acquired by Sbarro or any of its Restricted Subsidiaries as in effect at the time of the acquisition, except to the extent the Indebtedness or Equity Interests were incurred in connection with or in contemplation of the acquisition, which encumbrance or restriction is not applicable to any Person, or the Equity Interests, properties or assets of any Person, other than the Person, or the Equity Interests, property or assets of the Person, acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

         (f) by reason of customary nonassignment provisions, or provisions prohibiting sublease, in leases entered into in the ordinary course of business and consistent with past practices;


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

         (g) purchase money or mortgage obligations permitted by the indenture for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) or (4) in the first paragraph of this covenant above on the property acquired;

         (h) customary restrictions in asset or stock sale agreements limiting transfer of the assets or stock pending the closing of the sale;

         (i) customary non-assignment provisions in contracts entered into in the ordinary course of business; or

         (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

         MERGER, CONSOLIDATION OR SALE OF ASSETS

         Sbarro may not consolidate or merge with or into, whether or not Sbarro is the surviving Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

         (1) Sbarro is the surviving Person or the Person formed by or surviving the consolidation or merger, if other than Sbarro, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

         (2) the Person formed by or surviving the consolidation or merger, if other than Sbarro, or the Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Sbarro under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

         (3) immediately after giving effect to the transaction no Default or Event of Default exists; and

         (4) except in the case of a merger of Sbarro with or into a Wholly Owned Restricted Subsidiary of Sbarro, Sbarro or the Person formed by or surviving the consolidation or merger, if other than Sbarro, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

                  (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than


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

                  (b) will, at the time of the transaction and after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the subheading "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

         TRANSACTIONS WITH AFFILIATES

         Neither Sbarro nor any of its Subsidiaries may make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Sbarro (each, an "Affiliate Transaction"), unless:

         (1) the Affiliate Transaction is on terms that are no less favorable to Sbarro or the Subsidiary than those that would have been obtained in a comparable transaction by Sbarro or the Subsidiary with an unrelated Person, and

         (2)      Sbarro delivers to the trustee:

                  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $1.0 million, a resolution of the board of directors in an officers' certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the independent members of the board of directors, and

                  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $5.0 million, an opinion as to the fairness to Sbarro or the Subsidiary of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         However, the preceding covenant does not prohibit:

         (1) any reasonable employment agreement or other compensation plan or arrangement paid or made available to officers or employees of Sbarro or its Subsidiaries for services actually rendered or to be rendered and entered into by Sbarro or any Subsidiary in the ordinary course of business and consistent with past practice;

         (2) transactions between or among Sbarro and/or its Wholly Owned Restricted Subsidiaries;


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         (3)      any Remote Guarantee or Permitted Investment or any Restricted
                  Payment that is permitted by the provisions of the indenture described above under the subheading "Restricted Payments";

         (4) transactions between or among Unrestricted Subsidiaries of Sbarro;

         (5) the provision, in the ordinary course of business consistent with past practice and for cash consideration not less than its cost, of support services (such as accounting, architectural, legal and administrative services) by Sbarro and its Restricted Subsidiaries to Unrestricted Subsidiaries of Sbarro and entities in which Sbarro has, directly or indirectly, an equity interest of 20% or more;

         (6)      the Tax Payment Agreement;

         (7) leases or subleases by Sbarro and its Restricted Subsidiaries of real property to Unrestricted Subsidiaries or Persons in which Unrestricted Subsidiaries have an equity interest to the extent that the leases or subleases were in effect on September 28, 1999;

         (8) guarantees of Indebtedness or real property lease obligations of Unrestricted Subsidiaries or entities in which Unrestricted Subsidiaries have an equity interest to the extent that the guarantees were in effect on September 28, 1999; or

         (9) payments by Sbarro to Sbarro Enterprises, L.P. under the sublease for Sbarro's administrative office building as in effect on September 28, 1999.

         LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES

         Sbarro will not, and will not permit any or its Wholly Owned Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests or other ownership interests (including convertible debt securities) of any Wholly Owned Restricted Subsidiary of Sbarro to any Person, other than Sbarro or a Wholly Owned Restricted Subsidiary of Sbarro, unless:

         (1) the transfer, conveyance, sale, lease or other disposition is of all the Equity Interests and other ownership interests of the Wholly Owned Restricted Subsidiary; and

         (2) the Net Proceeds from the transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the subheading "-- Asset Sales."

         In addition, Sbarro will not permit any Wholly Owned Restricted Subsidiary of Sbarro to issue any of its Equity Interests or other ownership interests, other than, if necessary, shares of its


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

Capital Stock constituting directors' qualifying shares, to any Person other than to Sbarro or a Wholly Owned Restricted Subsidiary of Sbarro.

         ADDITIONAL SUBSIDIARY GUARANTEES

         If Sbarro or any of its Subsidiaries shall acquire or create another Subsidiary after September 28, 1999, then the newly acquired or created Subsidiary must become a Guarantor and deliver an opinion of counsel, in accordance with the terms of the indenture; provided, however, that all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the indenture shall not be subject to this covenant for so long as they continue to constitute Unrestricted Subsidiaries.

         PAYMENTS FOR CONSENT

         Neither Sbarro nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

         COVENANTS RELATING TO TAX PAYMENT AGREEMENT

         The indenture includes a number of covenants relating to the Tax Payment Agreement, including agreements by Sbarro:

         (1) if it elects to be treated as an S Corporation for federal income tax purposes, to elect, to the extent permitted by applicable law, to be treated as an S Corporation or its equivalent for state and local income tax purposes;

         (2) to give notice to the trustee if it learns of any termination of its status as an S Corporation;

         (3) to provide the trustee with certificates as to computations under the Tax Payment Agreement, including an annual certificate from Sbarro's independent accountants confirming computations based on Sbarro's federal income tax return; and

         (4) to cause its shareholders to make any repayments of Tax Distributions required by the Tax Payment Agreement, with the repayments to be treated as capital contributions which shall not increase the amount available for Restricted Payments, except for any increase resulting from a repayment causing an increase in Adjusted Consolidated Net Income.

         REPORTS

         Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Sbarro will furnish to the holders of notes:


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         (1)      all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Sbarro were required to file those forms, including:

                  (a) a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Sbarro and its consolidated Subsidiaries, showing in reasonable detail, either on the face of the financial statements or in the footnotes to the financial statements, the financial condition and results of operations of Sbarro and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of Sbarro, and

                  (b) with respect to the annual information only, a report on the financial statements, including the footnotes to the financial statements, by Sbarro's then certified independent accountants; and

         (2) all current reports that would be required to be filed with the SEC on Form 8-K if Sbarro were required to file those reports.

         In addition, whether or not required by the rules and regulations of the SEC, Sbarro will, without being required to register the notes under Section 12 of the Exchange Act, file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request.

         Also, Sbarro and its Restricted Subsidiaries will, for so long as any notes remain outstanding, furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

         (2) default in payment when due, whether payable at maturity, upon redemption or otherwise, of the principal of or premium, if any, on the notes;

         (3) failure by Sbarro or any of its Restricted Subsidiaries to comply with the provisions described under the subheadings "-- Change of Control," "-- Asset Sales," or "-- Merger, Consolidation or Sale of Assets;"


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

         (4) failure by Sbarro or any of its Restricted Subsidiaries to comply with any of its other agreements in the indenture or the notes, other than those referred to in clauses (1), (2) or
                  (3) above, for 30 days after written notice by the trustee or the holders of at least 25% in principal amount of the then outstanding notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Sbarro or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Sbarro or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee existed on September 28, 1999 or is created after September 28, 1999, if that default:

                  (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period, if any, provided in that Indebtedness on the date of the default (a "Payment Default"), or

                  (b) results in the acceleration of that Indebtedness prior to its express maturity and, in each case, the principal amount of any of that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been accelerated, aggregates $5.0 million or more;

         (6) failure by Sbarro or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million and either:

                  (a) any creditor commences enforcement proceedings upon any of the judgments, or

                  (b) the judgments are not paid, discharged or stayed for a period of 60 days;

         (7) except as permitted by the indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the notes; and

         (8) certain events of bankruptcy or insolvency with respect to Sbarro, any of its Significant Subsidiaries that is a Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

         If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes and all other Obligations under the notes to be due and payable immediately. However, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Sbarro, any


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Significant Subsidiary that is a Restricted Subsidiary or any group of
Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, interest or Liquidated Damages, if any, if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken or not taken by or on behalf of Sbarro or any Guarantor with the intention of avoiding payment of the premium that Sbarro would have had to pay if Sbarro then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, interest or Liquidated Damages, if any, on the notes.

         Sbarro is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Sbarro is required to deliver to the trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of Sbarro or any Guarantor, as such, shall have any liability for any obligations of Sbarro or any Guarantor under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all of those liabilities. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that a waiver of liabilities under the federal securities laws is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         Sbarro may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for


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

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the notes when such payments are due from the trust referred to below,

         (2) Sbarro's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

         (3) the rights, powers, trusts, duties and immunities of the trustee, and Sbarro's obligations in connection therewith and

         (4)      the Legal Defeasance provisions of the indenture.

         In addition, Sbarro may at any time elect to have the obligations of Sbarro and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance

         (1) Sbarro must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of the two, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Sbarro must specify whether the notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, Sbarro shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) Sbarro has received from, or there has been published by, the IRS a ruling or (b) since September 28, 1999, there has been a change in the applicable federal income tax law, in either case to the effect that, and based on the IRS ruling, the opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes, as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, Sbarro shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee


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

                  confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

         (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or be a default under, any material agreement or instrument (other than the indenture) to which Sbarro or any of its Subsidiaries is a party or by which Sbarro or any of its Subsidiaries is bound;

         (6) Sbarro shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust fund will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (7) Sbarro shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Sbarro with the intent of preferring the holders of notes over the other creditors of Sbarro or with the intent of defeating, hindering, delaying or defrauding creditors of Sbarro or others; and

         (8) Sbarro shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

         The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

         (1)      either:

                  (a) all notes that have been authenticated have been delivered to the trustee for cancellation, except notes that have been lost, stolen or destroyed and replaced or paid and notes for whose payment money has previously been deposited in trust and later repaid to Sbarro; or

                  (b) all notes that have not been delivered to the trustee for cancellation:


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

                  o have become due and payable by reason of the giving of a notice of redemption or otherwise, or

                  o        will become due and payable within one year, or

                  o are to be called for redemption within one year under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name of and at the expense of Sbarro and, in each case, Sbarro has irrevocably deposited or caused to be deposited with the trustee, in trust, for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes that had not previously been delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

         (2) the deposit, if made pursuant to the preceding clause (1)(b), will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Sbarro or any of its Subsidiaries is a party or by which Sbarro or any of its Subsidiaries is bound;

         (3) Sbarro has paid or caused to be paid all sums payable by it under the indenture;

         (4) Sbarro has delivered irrevocable instructions to the trustee to apply all money and Government Securities deposited pursuant to the preceding clause (1)(b) toward the payment of the notes at maturity or the redemption date, as the case may be;

         (5) Sbarro shall have delivered to the trustee an officers' certificate stating that the deposit, if made pursuant to the preceding clause 1(b), was not made by Sbarro with the intent of preferring the holders of notes over the other creditors of Sbarro or with the intent of defeating, hindering, delaying or defrauding creditors of Sbarro or others;

         (6) Sbarro shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions relating to the satisfaction and discharge of the indenture have been complied with; and

         (7) the trustee shall have received such other documents and assurances as the trustee shall reasonably require.

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AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next two paragraphs:

         o the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes; and

         o any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for notes.

         Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

         (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes or, if Sbarro has become obligated to make a Change of Control Offer or an Asset Sale Offer, amend, change or modify the obligation of Sbarro to make or consummate the Change of Control Offer or Asset Sale Offer;

         (3) reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, on any note;

         (4) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration;

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in some of the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the notes;

         (7)      waive a redemption payment with respect to any note;

         (8) except as described in the second paragraph under the subheading "-- Subsidiary Guarantees," release any Guarantor from its Guarantee of the notes; or

         (9) make any change in the amendment and waiver provisions.


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         In any event, without the consent of any holder of notes, Sbarro, the
Guarantors and the trustee may amend or supplement the indenture or the notes:

         o        to cure any ambiguity, defect or inconsistency;

         o to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of Sbarro's or any Guarantor's obligations to holders of notes in the case of a merger, consolidation or sale of assets;

         o        to provide security for the notes;

         o        to add a Guarantor

         o to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder, or

         o to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust indenture Act.

CONCERNING THE TRUSTEE

         The trustee has been appointed by Sbarro as Registrar and Paying Agent with respect to the notes.

         The indenture contains limitations on the rights of the trustee, should it become a creditor of Sbarro, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any the claim as security or otherwise.

         The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to some exceptions. If an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity, satisfactory to the trustee, against any loss, liability or expense.

TRANSFER AND EXCHANGE

         A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Sbarro may require a holder to pay any taxes and fees required by law or permitted by the indenture. Sbarro is not required to transfer or exchange any note selected for redemption. Also, Sbarro is not required to transfer or exchange any note for a


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

period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding Interest Payment Date.

         The registered holder of a note will be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

         BOOK-ENTRY

         Except for original or registered notes that are issued as described below under "Certificated Securities," the original notes were and the registered notes will be issued in the form of one or more notes fully registered in global form.

         The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. The ability of a person having beneficial interest in a global note to pledge those interests to persons or entities that do not participate in The Depositary Trust Company's system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

         CERTIFICATED SECURITIES

         Subject to certain conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of definitive certificates registered on the books and records of the Company (the "Certificated Securities"). In addition, if:

         (1) Sbarro notifies the trustee in writing that DTC is no longer willing or able to act as a depositary and Sbarro is unable to locate a qualified successor within 90 days,

         (2) Sbarro, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in the form of Certificated Securities under the indenture, or

         (3) if a Default or Event of Default occurs and any owner of a beneficial interest in a global note so requests,

         then, upon surrender by the global note holder of a global note, notes in the form of Certificated Securities will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

         Upon the transfer of Certificated Securities to a person entitled to hold an interest in a global note under the indenture, such Certificated Securities may, unless a global note has previously been exchanged for Certificated Securities, be exchanged for an interest in a global note representing the principal amount of notes being transferred.


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

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         Sbarro, the Guarantors and Bear Stearns have entered into the registration rights agreement. Pursuant to the registration rights agreement, Sbarro and the Guarantors have agreed to file with the SEC the registration statement of which this prospectus is a part the appropriate form under the Securities Act with respect to the registered notes. Upon the effectiveness of the registration statement, Sbarro will offer to the holders of the original notes who are able to make certain representations the opportunity to exchange their original notes for registered notes. If:

         (1) Sbarro is not required to file the registration statement or is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or is not otherwise permitted by the SEC,

         (2) for any reason the exchange offer is not consummated by April 25, 2000 or

         (3) Bear Stearns is a holder of original notes and notifies Sbarro prior to the 20th day following consummation of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not appropriate or available for such resales or (c) it is a broker-dealer and owns notes acquired directly from Sbarro or an affiliate of Sbarro, then in each case Sbarro and the Guarantors will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy conditions relating to the provision of information in connection with the shelf registration statement.

         Sbarro and the Guarantors must use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

         The registration rights agreement provides that:

         (1) Sbarro and the Guarantors will use their best efforts to have the registration statement declared effective by the SEC on or prior to March 26, 2000;

         (3) unless the exchange offer would not be permitted by applicable law or SEC policy, Sbarro and the Guarantors will commence the exchange offer and use their best efforts to issue, on or prior to 30 days after the date on which the registration statement was declared effective by the SEC, registered notes in exchange for all notes tendered prior thereto in the exchange offer; and

         (4) if obligated to file the shelf registration statement, Sbarro and the Guarantors will use their best efforts to file the shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to 180 days after such obligation arises.

         A "registration default" will be deemed to have occurred if:

         (a) Sbarro and the Guarantors fail to file any of the Registration Statements required by the registration rights agreement on or before the date specified for such filing;

         (b) any of the registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

         (c) Sbarro and the Guarantors fail to consummate the exchange offer within 30 days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

         (d) any registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of original notes during the periods specified in the registration rights agreement

         Upon the occurrence of a registration default, Sbarro will pay an amount ("Liquidated Damages") to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of notes. All accrued Liquidated Damages will be paid by Sbarro on each Interest Payment Date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         Holders of notes will be required to make certain representations to Sbarro (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

         The following are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all of the terms, as well as any other capitalized terms used for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:


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


         (1) Indebtedness or Preferred Stock of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, including, without limitation, Indebtedness or Preferred Stock incurred by the other Person in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person, and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

         "Adjusted Consolidated Net Income" means, with respect to any Person for any period, the sum of:

         (1)       the Consolidated Net Income of the Person for the period plus

         (2) the aggregate amount of intangible amortization charges resulting from the Merger to the extent that the intangible amortization charges were deducted in computing the Consolidated Net Income.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Asset Sale" means

         (1) the sale, lease, conveyance or other disposition (which we refer to collectively as "dispositions" for purposes of this definition) of any assets or rights (including, without limitation, by way of a sale and leaseback), other than dispositions of inventory in the ordinary course of business consistent with past practices, provided that the disposition of all or substantially all of the assets of Sbarro and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the subheading "- Change of Control" and/or the provisions described above under the subheading "- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and

         (2) the issuance of Equity Interests by any Restricted Subsidiary or the disposition by Sbarro or a Restricted Subsidiary of Equity Interests in any of Sbarro's Restricted Subsidiaries, other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Sbarro or a Restricted Subsidiary of Sbarro;


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         provided, however, that the term Asset Sale shall not include any disposition of any assets or rights or any issuance or disposition of Equity Interests if the transaction would have been an Asset Sale in the absence of this proviso to the extent that the gross proceeds do not exceed, in aggregate amount together with all other dispositions of assets or rights or issuances or dispositions of Equity Interests, $3.0 million in any fiscal year of Sbarro, with the amount of proceeds, to the extent non-cash, to be determined in good faith by the board of directors of Sbarro.

         The following will be deemed not to be Asset Sales:

         (1) a transfer of assets or rights or Equity Interests by Sbarro to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Sbarro or to another Wholly Owned Restricted Subsidiary;

         (2) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Sbarro or to another Wholly Owned Restricted Subsidiary;

         (3) a Permitted Investment or Restricted Payment that is permitted by the covenant described above under the subheading "- Restricted Payments";

         (4) a disposition of Cash Equivalents solely for cash or other Cash Equivalents; and

         (5) a disposition of assets in a single transaction or group of related transactions, the gross proceeds of which do not exceed $10,000, with the amount of proceeds, to the extent non-cash, to be determined in good faith by the board of directors of Sbarro.

         "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means

         (1)      in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits, other than incentive compensation arrangements based upon profits, and losses of, or distributions of assets of, the issuing Person.

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         "Cash Equivalents" means

         (1)      United States dollars;

         (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than six months from the date of acquisition;

         (3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of AB or better;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
                  (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3);

         (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, and in each case maturing within six months after the date of acquisition; and

         (6) Investments in money market funds substantially all the assets of which are comprised of securities and other obligations of the types described in clauses (1) through (5).

         "Change of Control" means the occurrence of any of the following:

         (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of Sbarro and its Restricted Subsidiaries taken as a whole to any Person or "group," as the term "group" is used in Section 13(d)(3) of the Exchange Act, other than to one or more Permitted Holders;

         (2) the adoption of a plan relating to the liquidation or dissolution of Sbarro;

         (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any Person or group, other than one or more Permitted Holders, becomes the "beneficial owner," as the term "beneficial owner" is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that the Person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, directly or indirectly, of more than 35% of the Voting Stock of Sbarro, measured by voting power rather than number of shares; or


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         (4)      the first day on which a majority of the members of the board of directors of Sbarro are not Continuing Directors.

         "Closing Date" means the date of the closing of the sale of the notes initially issued pursuant to the indenture.

         "Committed Restricted Investments" means up to $13.9 million of Investments that were, as of August 30, 1999, committed to be made by Sbarro and its Restricted Subsidiaries and are listed in a Schedule to the indenture.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of the Person for the period plus, to the extent deducted in computing Consolidated Net Income:

         (1) an amount equal to any net loss realized in connection with an Asset Sale;

         (2) provision for taxes based on income or profits of the Person and its Restricted Subsidiaries for the period and Tax Distributions, if any;

         (3)      Consolidated Interest Expense; and

         (4) depreciation and amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash expenses, excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of the Person and its Restricted Subsidiaries for the period to the extent that the depreciation, amortization and other non-cash expenses were deducted in computing Consolidated Net Income, minus

         (5) non-cash items increasing Consolidated Net Income for the period, in each case, for the period without duplication on a consolidated basis and determined in accordance with GAAP.

         Notwithstanding the foregoing:

         (1) the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent, and in the same proportion, that the Net Income of the Person was included in calculating Consolidated Net Income and

         (2) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not the Unrestricted Subsidiary has paid any dividends or distributions to Sbarro or any of its Restricted Subsidiaries.

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         "Consolidated Interest Coverage Ratio" means, with respect to any
Person for any period, the ratio of the Consolidated Cash Flow of the Person for the period to the Consolidated Interest Expense of the Person for the period. In the event that Sbarro or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Indebtedness, other than revolving credit borrowings, subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made, then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to the incurrence, assumption, Guarantee, redemption or repayment of Indebtedness as if it had occurred at the beginning of the applicable four-quarter reference period. We refer to the date for which the calculation of Consolidated Interest Coverage Ratio is made as the "Calculation Date."

         In addition, for purposes of making the computation of the Consolidated Interest Coverage Ratio:

         (1) acquisitions that have been made by Sbarro or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, and other transactions completed by Sbarro or any of its Restricted Subsidiaries with respect to which pro forma effect may be given pursuant to Article 11 of Regulation S-X under the Securities Act, in each case during the four-quarter reference period or subsequent to the reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for the reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

         (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

         (3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to the Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

         (1) the consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions,


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                  discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

         (2) the consolidated interest expense of the Person and its Restricted Subsidiaries that was capitalized during the period;

         (3) any interest expense for the period on Indebtedness of another Person that is Guaranteed by the Person or one of its Restricted Subsidiaries or secured by a Lien on assets of the Person or one of its Restricted Subsidiaries (whether or not the Guarantee or Lien is called upon), in each case, on a consolidated basis and in accordance with GAAP; and

         (4) the product of (x) any Preferred Stock dividends declared or paid or payable in cash, and (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Person, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP, less the amount of all Tax Distributions, if any, made by the Person from the beginning of the period through the date that is 30 days after the end of the period; provided that:

         (1) the Net Income of any Person that is not a Restricted Subsidiary of the Person or that is accounted for by the equity method of accounting shall be excluded, except that the Net Income of the Person shall be included to the extent of the amount of dividends or distributions paid in cash by the Person during the period to the referent Person or a Wholly Owned Restricted Subsidiary thereof, other than any of those dividends or distributions:

                  (x) which Sbarro elects not to include in the computation of Consolidated Net Income at the time of the computation; or

                  (y) which consist of payments to Sbarro referred to in subclause (c) of clause (3) of the third paragraph under "Certain Covenants -- Restricted Payments";

         (2) the net income (but not loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;


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         (3)      the Net Income of any Person acquired in a pooling of
                  interests transaction for any period prior to the date of its acquisition shall be excluded;

         (4) the cumulative effect of a change in accounting principles shall be excluded; and

         (5) any non-cash write-off or charge (excluding any non-cash write-off or charge to the extent it represents an accrual of or reserve of cash expenses in any future period) in respect of the disposition or write-down of fixed assets other than in the ordinary course of business shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

         (a) the consolidated equity of the common stockholders of the Person and its consolidated Restricted Subsidiaries as of that date; plus

         (b) the respective amounts reported on the Person's balance sheet as of that date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless those dividends may be declared and paid only out of net earnings in respect of the year of declaration and payment, but only to the extent of any cash received by the Person upon issuance of the Preferred Stock; less

                  (i) all write-ups subsequent to the Closing Date in the book value of any asset owned by the Person or a consolidated Restricted Subsidiary of the Person, other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business;

                  (ii) all investments as of that date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries; and

                  (iii) all unamortized debt discount and expense and unamortized deferred charges as of that date, in each case determined in accordance with GAAP.

         "Continuing Director" means, as of any date of determination, any member of the board of directors of Sbarro who:

         (1) was a member of the board of directors of Sbarro on September 28, 1999; or

         (2) was nominated for election or elected to the board of directors of Sbarro with the approval of a majority of the Continuing Directors who were members of such board at the time of nomination or election.

         "Credit Facility" means the Credit Agreement, dated as of September 23, 1999, by and among Sbarro, certain lenders and other financial institutions, and European American Bank, as


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administrative agent for such lenders and other financial institutions, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection with that agreement, in each case as any of them may be amended, extended, refinanced, renewed, increased, restated, replaced or refunded from time to time.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of its holder, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

         "Existing Indebtedness" means up to $8.8 million in aggregate principal amount of Indebtedness of Sbarro and its Restricted Subsidiaries, other than Indebtedness under the Credit Facility, in existence on September 28, 1999 and listed in a Schedule to the indenture, until that Indebtedness is repaid. Existing Indebtedness includes:

         (a) some Guarantees of obligations for borrowed money, including Sbarro's Guarantee of 40% of up to $11.0 million of Indebtedness from time to time outstanding of Boulder Creek Holding LLC and Boulder Creek Venture LLC under loan agreements with HSBC Bank U.S.A., as they may be amended and in effect from time to time, which we refer to as the "Borrowed Money Obligations";

         (b) some Guarantees of reimbursement obligations in respect of letters of credit;

         (c) any Guarantee by Sbarro or any of its Restricted Subsidiaries of Indebtedness issued in exchange for, or the net proceeds of which are used to refund, refinance or replace, Borrowed Money Obligations at the time guaranteed pursuant to a Guarantee referred to in clause (a) above which we refer to as "Guaranteed Refinancing Indebtedness", to the extent that:

                  (x) the principal amount of Guaranteed Refinancing Indebtedness does not exceed the principal amount of the guaranteed Borrowed Money Obligations refunded, refinanced or replaced, and

                  (y) the obligor(s) of the Guaranteed Refinancing Indebtedness are the same as the obligors on the guaranteed Borrowed Money Obligations being refunded, refinanced or replaced; and


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         (d)      any Guarantee of reimbursement obligations in respect of a letter of credit issued in replacement for a letter of credit in respect of which the reimbursement obligations are guaranteed pursuant to a Guarantee referred to in clause (b) above (which we refer to as a "Replacement Letter of Credit") to the extent that:

                  (x) the amount of Indebtedness represented by the Guarantee of reimbursement obligations in respect of the Replacement Letter of Credit does not exceed the amount of Indebtedness represented by the Guarantee of reimbursement obligations in respect of the letter of credit replaced, and

                  (y) the obligor(s) of the reimbursement obligations in respect of the Replacement Letter of Credit are the same as the obligor(s) of the reimbursement obligations in respect of the letter of credit replaced.

         For purposes of the indenture,

         (a) any Guarantee by Sbarro or any of its Restricted Subsidiaries of Guaranteed Refinancing Indebtedness shall not be deemed to be an additional Investment to the extent that:

                  (x)      the provisions of subclauses (x) and (y) of clause
                           (c) of the preceding sentence are satisfied in respect of the Guaranteed Refinancing Indebtedness, and

                  (y) the Guarantee of the Borrowed Money Obligations refunded, refinanced or replaced by the Guaranteed Refinancing Indebtedness was entered into prior to August 30, 1999 or constitutes a Committed Restricted Investment; and

         (b) any Guarantee by Sbarro or any of its Restricted Subsidiaries of reimbursement obligations in respect of a Replacement Letter of Credit shall not be deemed to be an additional Investment to the extent that:

                  (x)      the provisions of subclauses (x) and (y) of clause
                           (d) of the preceding sentence are satisfied in respect of the Guarantee and the Replacement Letter of Credit, and

                  (y) the Guarantee of the reimbursement obligations in respect of the letter of credit replaced by the Replacement Letter of Credit was entered into prior to August 30, 1999 or constitutes a Committed Restricted Investment.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity that is approved by a significant segment of the accounting profession, which are in effect in the United States from time to time.


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         "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Guarantor" means:

         (1) each of Sbarro's Restricted Subsidiaries that was a party to the indenture on September 28, 1999; and

         (2) each other Person that becomes a guarantor of the obligations of Sbarro under the notes and the indenture from time to time in accordance with the provisions of the "Additional Subsidiary Guarantees" covenant, and their respective successors and assigns;

provided, however, that "Guarantor" shall not include any Person that is released from its Guarantee of the obligations of Sbarro under the notes and the indenture as described under "Subsidiary Guarantees."

         Each of Sbarro's Restricted Subsidiaries existing on September 28, 1999 became a Guarantor, and each future Restricted Subsidiary of Sbarro is required to become a Guarantor. See "Certain Covenants -- Additional Subsidiary Guarantees."

         "Hedging Obligations" means, with respect to any Person, the obligations of the Person under:

         (1) currency exchange or interest rate swap, cap or collar agreements; and

         (2) other agreements or arrangements designed to protect the Person against fluctuations in currency exchange or interest rates.

         "Indebtedness" means with respect to any Person, without duplication:

         (1) any indebtedness of the Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect of letters of credit or bankers acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or services or representing any Hedging Obligations, except any balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than letters of credit, reimbursement agreements in respect of letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the Person prepared in accordance with GAAP;


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         (2)      all indebtedness of others secured by a Lien on any asset of the Person, whether or not the indebtedness is assumed by the Person; and

         (3) to the extent not otherwise included, the Guarantee by the Person of any Indebtedness of any other Person.

         "Investments" means, with respect to any Person, all investments by the Person in other Persons, including Affiliates, in the forms of:

         (a) direct or indirect loans, including guarantees of or the furnishing of letters of credit as security for Indebtedness or other obligations but excluding Remote Guarantees;

         (b)      advances or capital contributions, excluding:

                  (1) salary and bonus advances, and commission, travel and similar advances, to officers and employees made in the ordinary course of business consistent with past practice, and

                  (2) amounts payable by shareholders of Sbarro pursuant to the provisions of the Tax Payment Agreement;

         (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities; and

         (d) payments pursuant to guarantees of Indebtedness or other obligations, including payments pursuant to Remote Guarantees, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, excluding, however, trade accounts receivable and bank deposits made in the ordinary course of business consistent with past practice.

         The amount of any Investment by any Person that constitutes a guarantee of or the furnishing of a letter of credit as security for Indebtedness or other obligations shall be deemed to be:

         (a) if the Investment is a guarantee of Indebtedness, the maximum principal amount of Indebtedness that may be guaranteed under the guarantee;

         (b) if the Investment is the furnishing of a letter of credit, the maximum reimbursement obligation in respect of the letter of credit;

         (c)      if such Investment is a guarantee of a lease, the lesser of:

                  (A)      the sum of:

                           (i) the total amount of fixed rent provided for in that lease during the term thereof, excluding escalations resulting from a rise in the

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                                    consumer price index or similar index and
                                    excluding amounts required to be paid for insurance, taxes, gas, electricity, common area charges and other similar charges; and

                           (ii)     the product of:

                                    (x)     Sbarro's estimate, as determined in
                                            good faith by the board of directors
                                            whose resolution with respect to the
                                            determination shall be delivered to
                                            the trustee, of the amounts,
                                            exclusive of fixed rent, that will
                                            be payable under the lease in
                                            respect of the first year of the
                                            term of the lease, and

                                    (y)      the number of years of the term of
                                             the lease, and

                  (B) the maximum liability of the Person under the guarantee, as determined in good faith by the board of directors of Sbarro whose resolution with respect to the determination shall be delivered to the trustee; and

         (d) if the Investment is a guarantee of obligations other than Indebtedness or a lease, the maximum liability of the Person under the guarantee.

         If an Investment by a Person consists of the guarantee of a lease and the amount of the Investment is determined under:

                  (x) subclause (A) of clause (c) of the preceding sentence, the Investment shall be deemed to be amortized on a straight line basis over the term of the lease (or the remaining term of the lease if the Investment is made or deemed to have been made after the commencement of the term of the lease), and

                  (y) under subclause (B) of clause (c) of the preceding sentence, the Investment shall be deemed to be amortized as and to the extent that the maximum liability of the Person under the guarantee, as determined in good faith by the board of directors of Sbarro, whose resolution with respect thereto shall be delivered to the trustee, is reduced.

         Any unamortized portion of an Investment by a Person that consists of a guarantee of a lease shall be deemed to be amortized on the date, if any, as the Person has no further liability under the guarantee. If an Investment by a Person consists of the guarantee of a lease and the fixed rent under the lease is increased or the term of the lease is extended:

         (a) the Person shall be deemed to have made a new Investment on the date on which the action which increased the fixed rent or extended the term occurred, and computed as if the term of the lease commenced as of the date, and

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         (b)      the unamortized portion immediately prior to the date of the
                  Person's original Investment by reason of the guarantee shall be deemed to be amortized on that date.

         If Sbarro or any Restricted Subsidiary of Sbarro sells or otherwise disposes of any Equity Interests of any direct or indirect Wholly Owned Restricted Subsidiary of Sbarro in a manner that, after giving effect to any sale or disposition, the Person is no longer a Wholly Owned Restricted Subsidiary of Sbarro, Sbarro shall be deemed to have made an Investment on the date of any sale or disposition equal to sum of:

         (a) the fair market value of the Equity Interests of the Restricted Subsidiary not sold or disposed of in an amount determined as provided in the fourth from last paragraph of the covenant described under the caption "Restricted Payments," and

         (b) the amount of the Investments by Sbarro and its Restricted Subsidiaries constituting a guarantee of, or the furnishing of a letter of credit as security for, Indebtedness or other obligations of such Restricted Subsidiary.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional, sale or other title retention agreement, any lease in the nature of a conditional sale or other title retention agreement, and any option or other agreement to sell or give a Lien.

         "Make-Whole Amount" means, with respect to any note, an amount equal to the excess, if any, of:

         (a) the present value of the remaining principal, premium and interest payments that would be payable with respect to the note if the note were redeemed on September 15, 2004, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

         (b)      the outstanding principal amount of the note.

         "Make-Whole Average Life" means, with respect to any date of redemption of notes, the number of years, calculated to the nearest one-twelfth, from the redemption date to September 15, 2004.

         "Make-Whole Price" means, with respect to any note, the greater of:

         (a) the sum of the principal amount of and Make-Whole Amount with respect to the note, and

         (b)      the redemption price of the note on September 15, 2004.


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         "Merger" means the merger of Sbarro Merger LLC with and into Sbarro which occurred on September 28, 1999 under the Amended and Restated Agreement and Plan of Merger, dated as of January 19, 1999, among Sbarro, Sbarro Merger LLC and Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as trustees under the Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants.

         "Net Income" means, with respect to any Person, the net income (loss) of the Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

         (1) any gain, but not loss, together with any related provision for taxes on the gain, but not loss, realized in connection with:

                  (a) any Asset Sale, including, without limitation, dispositions pursuant to sale and leaseback transactions; or

                  (b) the disposition of any securities by the Person or any of its Subsidiaries or the extinguishment of any Indebtedness of the Person or any of its Subsidiaries;

         (2) any extraordinary gain or loss and any nonrecurring gain, but not loss, together with any related provision for taxes on the extraordinary gain or loss or nonrecurring gain, but not loss.

         "Net Proceeds" means the aggregate cash proceeds received by Sbarro or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but only as and when received, net of:

         (1) the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

         (2) taxes paid or payable as a result of the Asset Sale, after taking into account any available tax credits or deductions and any tax sharing arrangements;

         (3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of the Asset Sale; and

         (4) any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

         "Obligations" means any principal, interest, including post-petition interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


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         "Permitted Holder" means Mario Sbarro, Anthony Sbarro, Joseph Sbarro, their respective spouses and lineal descendants, any spouse of any such lineal descendant who is a full time employee of Sbarro or any of its Subsidiaries, any trust for the benefit of one or more of those Persons, any Person in which one or more of those Persons holds 80% or more of the Voting Stock measured by voting power rather than number of shares, and the trust created under the Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants.

         "Permitted Investments" means

         (1) any Investment in Sbarro or in a Wholly Owned Restricted Subsidiary of Sbarro;

         (2)      any Investment in Cash Equivalents;

         (3) any Investment by Sbarro or any Restricted Subsidiary of Sbarro in a Person, if as a result of the Investment (a) the Person becomes a Wholly Owned Restricted Subsidiary of Sbarro and a Guarantor or (b) the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Sbarro or a Wholly Owned Restricted Subsidiary of Sbarro;

         (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the subheading on "Repurchase at the Option of Holders -- Asset Sales";

         (5) any acquisition of assets received solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Sbarro;

         (6) Investments received in connection with the settlement of any ordinary course obligations owed to Sbarro or any of its Restricted Subsidiaries; and

         (7) other Investments, including Investments in the form of guarantees of or providing letters of credit as security for Indebtedness or other obligations but excluding Committed Restricted Investments, in businesses reasonably similar to the business engaged in by Sbarro and its Restricted Subsidiaries on September 28, 1999 or in businesses reasonably complementary, related or incidental to a business which would be excluded as a Committed Restricted Investment, as determined in good faith by the board of directors of Sbarro if, after giving effect to the Investment, the aggregate amount of Unrestricted Investments Outstanding does not exceed $20.0 million.

         "Permitted Liens" means

         (1)      Liens in favor of Sbarro or any of its Restricted
                  Subsidiaries;


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         (2)      Liens securing Obligations incurred pursuant to clause (1) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, that the outstanding principal amount of Indebtedness secured by Liens, other than Liens on the real property and related personal property owned by Sbarro and/or its Restricted Subsidiaries located at 401 Broadhollow Road, Melville, New York, permitted by this clause (2) shall not at any time exceed $50.0 million;

         (3) Liens on property or Equity Interests of a Person existing at the time the Person is merged into or consolidated with Sbarro or any Restricted Subsidiary of Sbarro; provided that the Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets or Equity Interests other than those of the Person merged into or consolidated with Sbarro;

         (4) Liens on property existing at the time of acquisition of the property by Sbarro or any Restricted Subsidiary of Sbarro; provided that the Liens were in existence prior to the contemplation of the acquisition;

         (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

         (6)      Liens existing on September 28, 1999;

         (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

         (8)      Liens securing the notes or any Guarantee of the notes;

         (9) Liens securing Permitted Refinancing Indebtedness to the extent that the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was permitted to be secured by a Lien; provided that the Liens do not extend to any assets other than those that secured the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (10) Liens securing Indebtedness, including Capital Lease Obligations, incurred pursuant to clause (4) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the Liens cover only assets acquired with the proceeds of that Indebtedness; and

         (11) Liens incurred in the ordinary course of business of Sbarro or any Restricted Subsidiary of Sbarro with respect to obligations that do not exceed $2.0 million at any one time outstanding and that:

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                  (a)      are not incurred in connection with the borrowing of
                           money or the obtaining of advances or credit, other than trade credit in the ordinary course of business; and

                  (b) do not in the aggregate materially detract from the value of the property or materially impair the use of the property in the operation of business by Sbarro or the Restricted Subsidiary.

         "Permitted Refinancing Indebtedness" means any Indebtedness of Sbarro or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of Sbarro or any of its Restricted Subsidiaries, other than Hedging Obligations and other than Indebtedness permitted to be incurred pursuant to clause (4) , clause (7) or clause (9) of the second paragraph under "Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that:

         (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus premium and accrued interest on, the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection with the extension, refinancing, renewal, replacement, defeasance or refunding;

         (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or any Guarantee of the notes, the Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) the Permitted Refinancing Indebtedness is incurred either by Sbarro or by the Restricted Subsidiary that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means an individual, limited or general partnership, corporation, limited liability company, association, unincorporated organization, trust, joint stock company, joint venture or other entity, or a government or any agency or political subdivision of a government.

         "Preferred Stock" of any Person means Capital Stock of the Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the


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distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Person, to shares of Capital Stock of any other class of the Person.

         "Public Equity Offering" means a bona fide underwritten sale to the public of common stock of Sbarro pursuant to a registration statement that is declared effective by the SEC, other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Sbarro.

         "Remote Guarantee" means a guarantee of a tenant's obligations under a lease of real property which does not apply to obligations accruing in respect of periods subsequent to the date on which the tenant surrenders possession of the leased premises to the landlord, whether or not the surrender is authorized by the terms of the lease, does not apply to any breach arising from any surrender and does not apply to any obligations that may have been accelerated under the provisions of the lease.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "S Corporation" means a corporation that is treated as an "S corporation" for federal income tax purposes.

         "Senior Debt" means Indebtedness of Sbarro or any of its Restricted Subsidiaries that is not subordinated in right of payment to any other Indebtedness of Sbarro or the Restricted Subsidiary.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as that Regulation was in effect on September 28, 1999.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any interest or principal prior to the date originally scheduled for the payment of interest or principal.

         "Subsidiary" means, with respect to any Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of at least a majority of the directors, managers or trustees of that entity is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of the Person (or a combination thereof); and


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         (2)      any partnership:

                  (a) the sole general partner or the managing general partner of which is the Person or a Subsidiary of the Person or

                  (b) the only general partners of which are the Person or one or more Subsidiaries of the Person (or any combination of those persons).

         "Tax Distributions" means amounts paid or distributed to or for the benefit of shareholders of Sbarro, net of amounts repaid by those shareholders, pursuant to and in accordance with the Tax Payment Agreement as in effect on September 28, 1999.

         "Tax Payment Agreement" means the Tax Payment Agreement, dated as of September 28, 1999, among Sbarro, Mario Sbarro, Joseph Sbarro, Joseph Sbarro
(1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as trustees under the Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants, and any future shareholders of Sbarro that may become parties to the Tax Payment Agreement. See "Certain Relationships and Related Transactions" for a brief description of the Tax Payment Agreement.

         "Treasury Rate" means, at any time of computation, the yield to maturity at that time of United States Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life, with the yield to maturity being as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data); provided, however, that if the Make-Whole Average Life is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of United States Treasury securities for which the yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         "Unrestricted Investments Outstanding" means, at any time of determination, in respect of any Permitted Investments made in any Person pursuant to clause (7) of the definition of the term Permitted Investments, and any Investments other than Committed Restricted Investments, made in the Person by Sbarro or any of its Restricted Subsidiaries during the period from August 30, 1999 to September 28, 1999, the difference between:

         (1) the sum of all Permitted Investments previously made by Sbarro or any Restricted Subsidiary in the Person on or after September 28, 1999 under clause (7) of the definition of Permitted Investments plus the sum of all Investments, other than Committed Restricted Investments, made by Sbarro or any Restricted Subsidiary in the Person during the period from August 30, 1999 to September 28, 1999, minus


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

         (2)      the sum of, without duplication:

                  (a) the amount of all dividends and distributions paid in cash by the Person after August 30, 1999 to Sbarro or a Restricted Subsidiary of Sbarro. to the extent that Sbarro does not elect to include the amount of those dividends and distributions in the computation of Consolidated Net Income pursuant to subclauses (x) and (y) of clause (1) of the definition of Consolidated Net Income at the time of determination;

                  (b) all repayments after August 30, 1999 by the Person of the principal amount of loans or advances that constitute Permitted Investments prior to the repayment made by Sbarro or any of its Restricted Subsidiaries in the Person pursuant to clause (7) of the definition of Permitted Investments or that constitute loans or advances, other than Committed Restricted Investments, made by Sbarro or any of its Restricted Subsidiaries in the Person during the period from August 30, 1999 to September 28, 1999;

                  (c) any other reduction made in cash of the Investments by Sbarro or any of its Restricted Subsidiaries in the Person;

                  (d) if (x) any Permitted Investment made in the Person by Sbarro or any of its Restricted Subsidiaries under clause (7) of the definition of the term Permitted Investments, or (y) if any Investment, other than Committed Restricted Investments, made in the Person by Sbarro or any of its Restricted Subsidiaries during the period from August 30, 1999 to September 28, 1999, was in the form of a guarantee of Indebtedness, the amount of any reduction in the maximum principal amount of Indebtedness that may be guaranteed under the guarantee;

                  (e) if (x) any Permitted Investment made in the Person by Sbarro or any of its Restricted Subsidiaries under clause (7) of the definition of the term Permitted Investments, or (y) if any Investment, other than Committed Restricted Investments, made in the Person by Sbarro or any of its Restricted Subsidiaries during the period from August 30, 1999 to September 28, 1999, was in the form of the furnishing of a letter of credit as security for Indebtedness or other obligations, the amount of any reduction in the maximum reimbursement obligations in respect of the letter or credit;

                  (f) if (x) any Permitted Investment made in the Person by Sbarro or any of its Restricted Subsidiaries under clause (7) of the definition of the term Permitted Investments, or (y) if any Investment, other than Committed Restricted Investments, made in the Person by Sbarro or any of its Restricted Subsidiaries during the period from August 30, 1999 to September 28, 1999, was in the form of the guarantee of a lease, the


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

                           amount of amortization (as provided in the definition of "Investments") of the Investment; and

                  (g) if (x) any Permitted Investment made in the Person by Sbarro or (y) any of its Restricted Subsidiaries under clause (7) of the definition of the term Permitted Investments, or if any Investment, other than Committed Restricted Investments, made in the Person by Sbarro or any of its Restricted Subsidiaries during the period from August 30, 1999 to September 28, 1999, was in the form of a guarantee of obligations other than Indebtedness or a lease, the amount of any reduction in the maximum liability under the guarantee;

                           provided that (x) the amount of Unrestricted
                           Investments Outstanding in respect of any Person in respect of the Investments shall at no time be a negative amount and (y) the amount of Unrestricted Investments Outstanding in respect of any Permitted Investments previously made in any Person under clause (7) of the definition of the term Permitted Investments and any Investments, other than Committed Restricted Investments, made in the Person by Sbarro or any of its Restricted Subsidiaries during the period from August 30, 1999 to September 28, 1999, shall be zero if, at the time of determination, the Person is a Wholly-Owned Restricted Subsidiary of Sbarro.

         "Unrestricted Subsidiary" means each of the Subsidiaries of Sbarro listed in the third paragraph under "Brief Description of the Notes and the Guarantees" and any other Subsidiary that, subject to the provisions described in the second to last paragraph under "-- Restricted Payments," is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board Resolution, but only to the extent that the Subsidiary:

         (a) is not party to any agreement, contract, arrangement or understanding with Sbarro or any Restricted Subsidiary of Sbarro unless the terms of the agreement, contract, arrangement or understanding comply with the covenant set forth under "Affiliate Transactions";

         (b) is a Person with respect to which neither Sbarro nor any of its Restricted Subsidiaries has any direct or indirect obligation:

                  (1)      to subscribe for additional Equity Interests; or

                  (2) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results; and

         (c) is not a guarantor of, and is not otherwise directly or indirectly providing credit support for, any Indebtedness of Sbarro or any of its Restricted Subsidiaries.

         Any designation by the board of directors of an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board Resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Restricted Payments."

         If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of the Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Sbarro as of that date (and, if the Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," Sbarro shall be in default of such covenant).

         The board of directors of Sbarro may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Sbarro of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation shall only be permitted if:

         (1) the Indebtedness is permitted under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and

         (2) no Default or Event of Default would be in existence following the designation.

         "Voting Stock" of any Person as of any date means the Capital Stock of the Person that is at the time entitled to vote in the election of at least a majority of the directors, managers, trustees or other governing body of the Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1)      the sum of the products obtained by multiplying:

                  (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by

                  (b) the number of years, calculated to the nearest one-twelfth, that will elapse between the applicable date and the making of the payment, by

         (2) the then outstanding principal amount of the Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of the Person all of the outstanding Capital Stock and other Equity Interests or other ownership interests, including convertible debt securities, of which, other than directors' qualifying shares, shall at the time be owned by the Person and/or by one or more Wholly Owned Restricted Subsidiaries of the Person.

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                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for original notes acquired as a result of market-making activities or other trading activities. Any such broker-dealer who intends to use this prospectus in connection with the resale of registered notes received in exchange for original notes pursuant to the Exchange Offer must notify, or cause us to be notified, on or prior to the expiration date of the exchange offer, that it is a broker-dealer required to use this prospectus for resale of registered notes. Although the registration rights agreement that we entered into when we issued the original notes only requires us to deliver a prospectus to broker-dealers for a maximum of 30 days from the date of this prospectus, we will make this prospectus, as it may be amended or supplemented, available to any dealer for use in connection with any resale of the registered notes for 90 days after the date of this prospectus.

         We will not receive any proceeds from the issuance of the registered notes or from any sale of registered notes by broker-dealers. registered notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of any registered notes. Any broker-dealer that resells registered notes that were received by it for its own account under the exchange offer and any broker-dealer that participates in a distribution of registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of registered notes and any commissions or concessions received may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         We will promptly furnish a reasonable number of additional copies of this prospectus, and any amendment or supplement to this prospectus, to any broker-dealer that requests this document in the letter of transmittal for a period ending on the earlier of 90 days from the date of the prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market making or other trading activities. We have agreed to pay all expenses of the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the registered notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

         The following is a discussion of certain United States federal income tax consequences of the acquisition, ownership and disposition of the notes. We are not receiving a legal opinion in respect to the U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary applies only to notes held as capital assets within the meaning of
Section 1221 of the Internal Revenue Code. It does not discuss all of the tax consequences that may be relevant to a holder of notes in light of its particular circumstances or to holders of notes subject to special rules, such as holders of notes that are tax-exempt organizations, dealers in securities or foreign currencies, financial institutions, life insurance companies, or regulated investment companies, holders of notes whose functional currency is not the U.S. dollar, persons that hold the notes as part of a synthetic security, conversion transaction, or certain "straddle," hedging transactions or other risk reduction or constructive sale transactions, non-U.S. holders that are subject to net-basis U.S. federal income tax on income or gain derived from the notes because such income or gain is effectively connected with the conduct of a U.S. trade or business, or expatriates of the United States, including former citizens and residents of the United States. In addition, it does not consider state, local or foreign taxes, the effect of tax treaties or other U.S. federal taxes, including the alternative minimum tax.

         The U.S. federal income tax considerations set forth below are based upon the Code and related regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be repealed, revoked, modified or subject to different interpretation, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those presented below. No ruling has been requested from the Internal Revenue Service. The IRS or a court may disagree with this discussion.

         For purposes of this discussion, a "U.S. holder" is a holder of notes that is an individual who is a citizen or resident of the United States, a corporation or a partnership that is organized in or under the laws of the United States or any state thereof, an estate the income of which is includible in gross income for U.S. tax purposes regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and as to which one or more United States persons have the authority to control all substantial decisions of the trust.

U.S. HOLDERS

         INTEREST. Interest on a note will be taxable to a U.S. holder as ordinary interest income in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. Although the notes were issued at a discount, the notes will not be treated as issued with original issue discount for federal income tax purposes since the discount from the principal amount of the notes was de minimis for those purposes.

         ADDITIONAL AMOUNTS. As more fully described in the registration rights agreement, in the event of a registration default with respect to the notes, we will be required to pay additional amounts to the holders of the notes as liquidated damages. Since we believe that the likelihood of the imposition of liquidated damages is remote, any liquidated damages should be included as ordinary income to a U.S. holder in accordance with its regular method of accounting. Similarly, we intend to take the position that the likelihood of a redemption or a repurchase upon a "change of control" is remote. We believe that the likelihood of optional redemption giving rise to original issue discount is remote. Accordingly, any premium with respect thereto should be included in the U.S. holder's income as part of the redemption or repurchase in accordance with its regular method of accounting. In this regard, our determination is binding on a U.S. holder unless the U.S. holder explicitly discloses on its timely filed U.S. federal income tax return for the year in which the note was acquired that it is taking a position contrary to us.

         MARKET DISCOUNT. If a U.S. holder purchases a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless the difference is less than a specified de minimus amount. Under the market discount rules, a U.S. holder will be required to treat any full or partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on the note at the time of the payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue on a constant interest method. A U.S. holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         AMORTIZABLE BOND PREMIUM. A U.S. holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note is purchased at a time when the note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income from the note. Bond premium on a note held by a U.S. holder that does not make this election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         SALE, EXCHANGE OR REDEMPTION OF NOTES. A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference, if any, between the U.S. holder's adjusted tax basis in the note and the amount received for the note, other than amounts attributable to accrued and unpaid interest on the notes, which will be treated as interest for U.S. federal income tax purposes. The gain or loss should be capital gain or loss, which will be long-term if the note was held for more than one year as of the date of disposition. A U.S. holder's basis in a note generally will be the amount paid for the note, increased by any market discount previously included in income by the U.S. holder and decreased by any principal payments received by the U.S. holder and by any amortizable bond premium.

         Prospective investors should be aware that the resale of a note may be affected by the "market discount" rules of the Code discussed above, which may recharacterize a portion of the subsequent U.S. holder's gain upon the U.S. holder's sale or other taxable disposition of the note as ordinary income.

         EXCHANGE OF ORIGINAL NOTES FOR REGISTERED NOTES. An exchange of an original note for a registered note will not be treated as an event in which gain or loss, if any, is realized for U.S. federal income tax purposes because the terms of the registered notes do not differ materially in kind or extent from the terms of the original notes. As a result, a U.S. holder should not recognize any gain or loss for U.S. federal income tax purposes if the U.S. holder participates in an exchange offer, and the registered note received in an exchange offer should be treated as a continuation of the original note surrendered in the exchange offer. The U.S. holder will have the same basis and holding period in its registered note as the U.S. holder had in the original note.

         BACKUP WITHHOLDING AND INFORMATION REPORTING. A U.S. holder of a note may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply at a rate of 31% with respect to interest on, or the proceeds of a sale, exchange, redemption, retirement or other disposition of, the note, unless the U.S. holder:

         (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

         (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules.

         Backup withholding is not an additional tax. Any amount so withheld may be allowed as a refund or credited against the U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS. A U.S. holder who fails to furnish a correct taxpayer identification number may also be subject to penalties imposed by the IRS. We will report annually to the IRS and the U.S. holder the amount of any "reportable payment" under the note and any tax withheld therefrom.

NON-U.S. HOLDERS

         PORTFOLIO INTEREST EXCEPTION. The payment of interest on a note to a non-U.S. holder generally will not be subject to U.S. federal income tax, or to withholding of such tax, if either:

         (1) the beneficial owner of the note certifies to us or our agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8 or Form W-8BEN or on a suitable substitute form or

         (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies under penalties of perjury that a Form W-8 or Form W-8BEN or suitable substitute form has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payer with a copy thereof.

         Recently adopted treasury regulations will change the methods for satisfying the certification requirement. The final withholding regulations also will require, in the case of notes held by a foreign partnership, that:

         (1) this certification generally be provided by the partners rather than by the foreign partnership and

         (2) the partnership provide certain information, including a United States employer identification number.

         A look through rule would apply in the case of tiered partnerships. The final withholding regulations will become effective for payments made after December 31, 2000, subject to transition rules.

         SALE, EXCHANGE OR REDEMPTION OF NOTES. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized in connection with the sale, exchange redemption, retirement or other disposition of a note, unless the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Prospective holders should be aware that the resale of a note to a U.S. holder could be affected by the "market discount" provisions under the Code discussed above.

         BACKUP WITHHOLDING AND INFORMATION REPORTING. Interest payments on the notes made by us or our paying agent to certain non-U.S. holders generally will not be subject to information reporting or "backup withholding" if the certification described under "-- Non-U.S. Holders -- Portfolio Interest Exception" above is received.

         Payment of proceeds from a sale of a note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the United States of the proceeds of the sale of a note to or through a foreign office of a "broker," as defined in applicable U.S. treasury regulations should not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is from a U.S. trade or business, information reporting should apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Any amount so withheld may be allowed as a refund or credited against the non-U.S. holder's U.S. federal income tax provided the required information is furnished to the IRS.

         THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO A PARTICULAR HOLDER'S SITUATION. PERSONS CONSIDERING A PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER U.S., STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES, POSSIBLY INCLUDING RETROACTIVE CHANGES, IN U.S. FEDERAL AND OTHER TAX LAWS.

                                  LEGAL MATTERS

         Parker Chapin Flattau & Klimpl, LLP, New York, New York will pass upon the validity of the registered notes offered by us in connection with the exchange offer.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The historical consolidated financial statements of Sbarro, Inc. and its subsidiaries as of January 3, 1999 and December 28, 1997 and for each of the three years in the period ended January 3, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes a part of a registration statement on Form S-4 (Registration No. 333-90817) that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to our company and the registered notes offered by this prospectus, please refer to the registration statement. Any statements made in this prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, we urge you to refer to the copy of the documents filed as an exhibit to the registration statement otherwise filed with the SEC. All of our statements concerning those documents are qualified in their entirety by such reference.

         We will file and have in the past filed annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at SEC's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of those materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a web site (http://www.sec.gov) that contains reports and other information electronically filed through the SEC's Electronic Data Gathering, Analysis and Retrieval system, which is called "EDGAR."

         We have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of the Notes, and file with the SEC, unless the SEC will not accept the filing:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC under the Securities Exchange Act of 1934 on Forms 10-Q and 10-K if we were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of

                  Operations," in each case that describes our financial condition and results of operations and a report by our independent public accountants with respect to our annual financial statements and related notes only, and

         (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file those reports.

         In addition, for so long as any notes remain outstanding, we will make available to any prospective purchaser of the notes, or any beneficial owner of the notes in connection with any sale of notes, the information required by Rule 144A(d)(4) under the Securities Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                        PAGE
                                                                                                        ----
YEAR-END FINANCIAL STATEMENTS (AUDITED)
Report of Independent Public Accountants.............................................................   F-2
Consolidated Balance Sheets at January 3, 1999 and December 28, 1997.................................   F-3
Consolidated Statements of Income for each of the years in the three-year
     period ended January 3, 1999....................................................................   F-4
Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended
     January 3, 1999.................................................................................   F-5
Consolidated Statements of Cash Flows for each of the years in the three-year period ended January 3,
     1999............................................................................................   F-6
Notes to Consolidated Financial Statements...........................................................   F-7

INTERIM FINANCIAL STATEMENTS (UNAUDITED)
Consolidated Balance Sheets at October 10, 1999 (unaudited) and January 3, 1999......................   F-20
Consolidated Statements of Income (unaudited) for the forty weeks ended October 10, 1999 and October
     4, 1998.........................................................................................   F-21
Consolidated Statements of Cash Flows (unaudited) for the forty weeks ended October 10, 1999 and
     October 4, 1998.................................................................................   F-22
Notes to Unaudited Consolidated Financial Statements.................................................   F-23


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Sbarro, Inc.:

         We have audited the accompanying consolidated balance sheets of Sbarro, Inc. (a New York corporation) and subsidiaries as of January 3, 1999 and December 28, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended January 3, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sbarro, Inc. and subsidiaries as of January 3, 1999 and December 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1999, in conformity with generally accepted accounting principles.


                                                           ARTHUR ANDERSEN LLP

New York, New York
February 10, 1999



                          SBARRO, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                              JANUARY 3,        DECEMBER 28,
                                                                             ----------         ------------
                                                                                1999                1997
                                                                                ----                ----
                                                                                     (IN THOUSANDS)
   ASSETS
   Current assets:
      Cash and cash equivalents.......................................    $     150,472    $       119,810
      Marketable securities...........................................               --              7,500
      Receivables:
         Franchisees..................................................            1,342                810
         Other........................................................            2,185              1,565
                                                                          -------------    ---------------
                                                                                  3,527              2,375
                                                                          -------------    ---------------
   Inventories........................................................            3,122              2,962
   Prepaid expenses...................................................            1,291              1,768
                                                                          -------------    ---------------
      Total current assets............................................          158,412            134,415
   Property and equipment, net (Notes 3 and 10).......................          138,126            136,798
   Other assets, net..................................................           _6,630              7,436
                                                                          -------------    ---------------
                                                                          $     303,168    $       278,649
                                                                          =============    ===============
   LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Accounts payable................................................    $       7,122    $        10,086
      Accrued expenses (Note 4).......................................           25,764             26,025
      Dividend payable................................................               --              5,521
      Income taxes (Note 5)...........................................            4,146              4,777
                                                                          -------------    ---------------
         Total current liabilities....................................           37,032             46,409
   Deferred income taxes (Note 5).....................................            9,219             11,801
   Commitments and contingencies (Notes 6 and 7)
   Shareholders' equity (Note 9):
      Preferred stock, $1 par value; authorized 1,000,000
         shares; none issued..........................................               --                 --
      Common stock, $.01 par value; authorized
         40,000,000 shares; issued and
         outstanding 20,531,643 shares at
         January 3, 1999 and 20,446,654
         shares at December 28, 1997..................................              205                204
     Additional paid-in capital.......................................           34,587             32,444
     Retained earnings................................................          222,125            187,791
                                                                          -------------    ---------------
                                                                                256,917            220,439
                                                                          -------------    ---------------
                                                                          $     303,168    $       278,649
                                                                          =============    ===============

                 See notes to consolidated financial statements


                          SBARRO, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                               FOR THE YEARS ENDED
                                                                               -------------------
                                                                   JANUARY 3,       DECEMBER 28,    DECEMBER 29,
                                                                   ----------       ------------    ------------
                                                                    1999               1997            1996
                                                                    ----               ----            ----
                                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
  Revenues:
      Restaurant sales......................................   $     361,534   $        337,723   $       319,315
      Franchise related income..............................           8,578              7,360             6,375
      Interest income.......................................           5,120              4,352             3,798
                                                               -------------   ----------------   ---------------
         Total revenues.....................................         375,232            349,435           329,488
                                                               -------------   ----------------   ---------------
  Costs and expenses:
      Costs of food and paper products......................          76,572             69,469            68,668
      Restaurant operating expenses:
         Payroll and other employee benefits................          93,367             84,910            78,258
         Occupancy and other expenses.......................         101,013             93,528            85,577
      Depreciation and amortization.........................          22,429             23,922            22,910
      General and administrative............................          19,708             17,762            14,940
      Provision for unit closings (Note 10).................           2,515              3,300                --
      Terminated transaction costs (Note 6).................             986                 --                --
      Litigation settlement and related costs (Note 7)......           3,544                 --                --
      Loss on sale of land to be sold (Note 3)..............           1,075                 --                --
      Other income..........................................          (2,680)            (1,653)           (1,171)
                                                               --------------  ----------------   ---------------
         Total costs and expenses...........................         318,529            291,238           269,182
                                                               -------------   ----------------   ---------------
  Income before income taxes and cumulative effect
      of change in method of accounting for start-up ..costs
                                                                      56,703             58,197            60,306
  Income taxes (Note 5).....................................          21,547             22,115            22,916
                                                               -------------   ----------------   ---------------
  Income before cumulative effect of accounting
      change................................................          35,156             36,082            37,390
  Cumulative effect of change in method of
      accounting for start-up costs, net of income
      taxes of $504.........................................            (822)                --                --
                                                               -------------   ----------------   ---------------
  Net income................................................   $      34,334            $36,082   $        37,390
                                                               =============   ================   ===============
  Per share information:
      Net income per share:
      Basic:
         Income before accounting change....................   $         1.71  $            1.77  $           1.84
         Accounting change..................................             (.04)               --                --
                                                               --------------  ----------------   ----------------
         Net income.........................................   $         1.67  $            1.77  $           1.84
                                                               ==============  =================  ================
      Diluted:
         Income before accounting change....................   $         1.71  $            1.76  $           1.83
         Accounting change..................................             (.04)               --                --
                                                               --------------  ----------------   ---------------
         Net Income.........................................   $         1.67  $            1.76  $           1.83
                                                               ==============  =================  ================
  Shares used in computing net income per share:
      Basic.................................................      20,516,890         20,426,678        20,369,128
                                                               =============   ================   ===============
      Diluted...............................................      20,583,367         20,504,303        20,404,620
                                                               =============   ================   ===============
  Dividends declared (Note 11)..............................   $          --   $          1.08    $         0.92
                                                               =============   ===============    ==============

                 See notes to consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                COMMON STOCK
                                                                                ADDITIONAL
                                                    NUMBER OF                    PAID-IN        RETAINED
                                                     SHARES        AMOUNT        CAPITAL        EARNINGS        TOTAL
                                                     ------        ------        -------        --------        -----
                                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1995..................       20,345,483  $     203    $       30,330  $   155,133   $  185,666
Exercise of stock options.....................           47,426          1               889                       890
Net income....................................               --         --                --       37,390       37,390
Dividends declared............................               --         --                --      (18,746)     (18,746)
                                                  -------------  ---------    --------------  -----------   ----------
Balance at December 29, 1996..................       20,392,909        204            31,219      173,777      205,200
Exercise of stock options.....................           53,745         --             1,225           --        1,225
Net income....................................                          --                --       36,082       36,082
Dividends declared............................               --         --                --      (22,068)     (22,068)
                                                  -------------  ---------    --------------  -----------   ----------
Balance at December 28, 1997..................       20,446,654        204            32,444      187,791      220,439
Exercise of stock options                                84,989          1             2,143                     2,144
Net income....................................               --         --                --       34,334       34,334
                                                  -------------  ---------    --------------  -----------   ----------
Balance at January 3, 1999....................       20,531,643  $     205    $       34,587  $   222,125   $  256,917
                                                  =============  =========    ==============  ===========   ==========



                 See notes to consolidated financial statements


                          SBARRO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   FOR THE YEARS ENDED
                                                                                   -------------------
                                                                         JANUARY 3,      DECEMBER 28,      DECEMBER 29,
                                                                         ----------      ------------      ------------
                                                                           1999              1997              1996
                                                                           ----              ----              ----
                                                                                         (IN THOUSANDS)

Operating activities:
Net income..................................................    $          34,334   $          36,082  $       37,390
Adjustments to reconcile net income to net cash
    provided by operating activities:

    Cumulative effect of change in method of
        accounting for start-up costs.......................                  822                  --              --
        Depreciation and amortization.......................               22,429              23,922          22,910
    Decrease in deferred income taxes.......................               (2,078)             (1,844)           (442)
    Provision for unit closings.............................                2,515               3,300              --
    Loss on sale of land to be sold.........................                1,075                  --              --
Changes in operating assets and liabilities:
    (Increase) decrease in receivables......................               (1,152)               (510)            739
    Increase in inventories.................................                 (160)               (121)            (78)
    Decrease (increase) in prepaid expenses.................                  477                (359)            268
    Increase in other assets................................                 (817)             (2,468)         (3,048)
    (Decrease) increase in accounts payable and
    accrued expenses........................................               (2,610)              3,534          (4,309)
    (Decrease) increase in income taxes payable.............                 (631)               (510)            579
                                                                -----------------   -----------------  --------------
Net cash provided by operating activities...................               54,204              61,026          54,009
                                                                -----------------   -----------------  --------------
Investing activities:
Proceeds from maturities of marketable securities...........                7,500               2,500              --
Purchases of property and equipment.........................              (27,717)            (28,556)        (25,928)
Proceeds from disposition of property and equipment.........                   52                  34             266
                                                                -----------------   -----------------  --------------
Net cash used in investing activities.......................              (20,165)            (26,022)        (25,662)
                                                                -----------------   -----------------  --------------
Financing activities:
Proceeds from exercise of stock options.....................                2,144               1,225             890
Cash dividends paid.........................................               (5,521)            (21,237)        (17,920)
                                                                -----------------   -----------------  --------------
Net cash used in financing activities.......................               (3,377)            (20,012)        (17,030)
                                                                -----------------   -----------------  --------------
Increase in cash and cash equivalents.......................               30,662              14,992          11,317
Cash and cash equivalents at beginning of year..............              119,810             104,818          93,501
                                                                -----------------   -----------------  --------------
Cash and cash equivalents at end of year....................             $150,472            $119,810  $      104,818
                                                                =================   =================  ==============


                 See notes to consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF FINANCIAL STATEMENT PRESENTATION:

         The consolidated financial statements include the accounts of Sbarro, Inc. and its wholly-owned subsidiaries (together, the "Company") and the accounts of its joint ventures. All intercompany accounts and transactions have been eliminated.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS:

         All highly liquid debt instruments with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

MARKETABLE SECURITIES:

         The Company had classified its investments in marketable securities as "held to maturity." These investments were stated at amortized cost, which approximated market, and were comprised primarily of direct obligations of the U.S. Government and its agencies. All previous investments in marketable securities matured during fiscal 1998.

INVENTORIES:

         Inventories, consisting primarily of food, beverages and paper supplies, are stated at cost which is determined by the first-in, first-out method.

PROPERTY AND EQUIPMENT AND DEPRECIATION:

         Property and equipment are stated at cost. Depreciation is provided for by the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for by the straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter. One-half year of depreciation and amortization is recorded in the year in which the restaurant commences operations.

DEFERRED CHARGES:

         The Company accounts for pre-opening and similar costs in accordance with Statement of Position (SOP) 98-5 of the Accounting Standards Executive Committee of the American

Institute of Certified Public Accountants which requires companies to write off all such costs, net of tax benefit, as a "cumulative effect of accounting change" and to expense all such costs as incurred in the future. In accordance with its early application provisions, the Company implemented the SOP as of the beginning of its 1998 fiscal year. Application of the SOP resulted in a charge of $1,226,000 ($822,000 or $.04 basic and diluted earnings per share after tax).

COMPREHENSIVE INCOME:

         In the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income", which establishes new rules for the reporting of comprehensive income and its components. The adoption of this statement had no impact on the Company's net income or shareholders' equity. For the 1998, 1997 and 1996 fiscal years, the Company's operations did not give rise to items includible in comprehensive income which were not already included in net income. Therefore, the Company's comprehensive income is the same as its net income for all periods presented.

FRANCHISE RELATED INCOME:

         Initial franchise fees are recorded as income as restaurants are opened by the franchisee and all services have been substantially performed by the Company. Development fees are amortized over the number of restaurant openings covered under each development agreement. Royalty and other fees from franchisees are accrued as earned. Revenues and expenses related to construction of franchised restaurants are recognized when contractual obligations are completed and the restaurants are opened.


IMPAIRMENT OF LONG-LIVED ASSETS:

         Impairment losses are recorded on long-lived assets on a restaurant by restaurant basis whenever impairment factors are determined to be present, the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of such assets and events or changes in circumstances indicate that the carrying amount may not be recoverable.


STOCK BASED COMPENSATION PLANS:

         In accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. (See Note 9).

INCOME TAXES:

         The Company files a consolidated Federal income tax return. Deferred income taxes result primarily from differences between financial and tax reporting of depreciation and amortization.

ACCOUNTING PERIOD:

         The Company's fiscal year ends on the Sunday nearest to December 31. The Company's 1998 fiscal year ended January 3, 1999 and contained 53 weeks. All other reported fiscal years contained 52 weeks.

PER SHARE DATA:

         The provisions of SFAS No. 128, "Earnings Per Share" became effective for the Company's quarter and year ended December 28, 1997. SFAS No. 128 requires the presentation of both basic and diluted earnings per share on the face of the income statement. SFAS No. 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. Earnings per share is calculated using the weighted average number of shares of common stock outstanding for the period, with basic earnings per share excluding, and diluted earnings per share including, potentially dilutive securities, such as stock options that could result in the issuance of common stock. The number of shares of common stock subject to stock options included in diluted earnings per share were 66,477 in 1998, 77,625 in 1997 and 35,492 in 1996.

LONG-LIVED ASSETS:

         SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires that long-lived assets, certain identifiable intangibles and goodwill be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. SFAS No. 121 did not have a material effect on the Company's results of operations or financial position in 1998, 1997 or 1996.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


                                                                          FOR THE YEARS ENDED
                                                                          -------------------
                                             JANUARY 3, 1999       DECEMBER 28, 1997       DECEMBER 29, 1996
                                             ---------------       -----------------       -----------------
                                                                    (IN THOUSANDS)
                                                                    --------------
         Cash paid for:
             Income taxes.................. $         24,235      $          24,297      $             23,143
                                            ================      =================      ====================


2.  DESCRIPTION OF BUSINESS:

         The Company and its franchisees develop and operate family oriented cafeteria style Italian restaurants principally under the "Sbarro" and "Sbarro The Italian Eatery" names. The restaurants are located throughout the United States and overseas, principally in shopping malls and other high traffic locations.


         The following sets forth the number of units in operation as of:

                                            JANUARY 3, 1999        DECEMBER 28, 1997       DECEMBER 29, 1996
                                            ---------------        -----------------       -----------------
         Company-owned....................         630                   623                        597
         Franchised.......................         268                   239                        219
                                                   ---                   ---                        ---
                                                   898                   862                        816
                                                   ===                   ===                        ===


3.  PROPERTY AND EQUIPMENT:

                                                                     JANUARY 3, 1999       DECEMBER 28, 1997
                                                                     ---------------       -----------------
                                                                                 (IN THOUSANDS)

         Leasehold improvements...............................    $         191,192      $           168,581
         Furniture, fixtures and equipment....................              107,891                   97,688
         Construction-in-progress (a).........................                2,662                   20,096
                                                                  -----------------      -------------------
                                                                            301,745                  286,365
         Less accumulated depreciation and amortization.......              163,619                  149,567
                                                                  -----------------      -------------------
                                                                  $         138,126      $           136,798
                                                                  =================      ===================

----------
(a) During 1998 the Company recorded a charge of $1,075 before tax ($667 or $.03 basic and diluted earnings per share after tax) for the difference between the carrying cost and proposed selling price of a parcel of land being sold by the Company. As of December 28, 1997, construction in progress includes $15,651 related to the acquisition and improvement of the Company's new corporate headquarters.

4.  ACCRUED EXPENSES:


                                                                     JANUARY 3, 1999       DECEMBER 28, 1997
                                                                     ---------------       -----------------
                                                                                 (IN THOUSANDS)
         Compensation........................................     $            4,109     $            5,051
         Payroll and sales taxes.............................                  3,193                  3,494
         Rent ...............................................                  6,786                  6,699
         Provision for unit closings (Note 10)...............                  2,867                  4,351
         Other...............................................                  8,809                  6,430
                                                                  ------------------     ------------------
                                                                  $           25,764     $           26,025
                                                                  ==================     ==================


5.  INCOME TAXES:


                                                                          FOR THE YEARS ENDED
                                            JANUARY 3, 1999        DECEMBER 28, 1997       DECEMBER 29, 1996
                                            ---------------        -----------------       -----------------
                                                                     (IN THOUSANDS)
         Federal:
            Current.....................  $        19,421       $         19,868         $           19,216
            Deferred....................           (2,209)                (1,557)                      (322)
                                          ---------------       ----------------         ------------------
                                                   17,212                 18,311                     18,894
                                          ---------------       ----------------         ------------------
         State and local:
            Current.....................            4,708                  4,091                      4,142
            Deferred....................             (373)                  (287)                      (120)
                                          ---------------       ----------------         ------------------
                                                    4,335                  3,804                      4,022
                                          ---------------       ----------------         ------------------
                                          $        21,547       $         22,115         $           22,916
                                          ===============       ================         ==================


         Deferred income taxes are comprised of the following:

                                                                     JANUARY 3, 1999       DECEMBER 28, 1997
                                                                     ---------------       -----------------
                                                                                 (IN THOUSANDS)
         Depreciation and amortization........................    $          15,805      $         15,782
         Deferred charges.....................................                                        475
                                                                  --
         Other................................................                  101                    60
                                                                  -----------------      ----------------
         Gross deferred tax liabilities.......................               15,906                16,317
                                                                  -----------------      ----------------
         Accrued expenses.....................................               (4,776)               (2,431)
         Deferred income......................................               (1,483)               (1,949)
         Other................................................                 (428)                 (136)
                                                                  -----------------      ----------------
         Gross deferred tax assets............................               (6,687)               (4,516)
                                                                  -----------------      ----------------
                                                                  $           9,219      $         11,801
                                                                  =================      ================


         Actual tax expense differs from "expected" tax expense (computed by applying the Federal corporate rate of 35% for the years ended January 3, 1999, December 28, 1997, and December 29, 1996) as follows:


                                                                          FOR THE YEARS ENDED
                                                                          -------------------
                                              JANUARY 3, 1999       DECEMBER 28, 1997     DECEMBER 29, 1996
                                              ---------------       -----------------     -----------------
                                                                        (IN THOUSANDS)
         Computed "expected" tax expense..  $       19,382        $       20,369          $        21,108
         Increase (reduction) in income
         taxes resulting
             from:
         State and local income
             taxes, net of Federal
             income tax benefit...........           2,725                 2,429                    2,614
         Tax exempt interest income.......             (43)                  (59)                     (63)
         Other, net.......................            (517)                 (624)                    (743)
                                            --------------        --------------          ---------------
                                            $       21,547        $       22,115          $        22,916
                                            ==============        ==============          ===============

Deferred income taxes are provided for temporary differences between financial and tax reporting. These differences and the amount of the related deferred tax benefit are as follows:


                                                                                FOR THE YEARS ENDED
                                                                                -------------------
                                                   JANUARY 3, 1999       DECEMBER 28, 1997       DECEMBER 29, 1996
                                                   ---------------       -----------------       -----------------
                                                                            (IN THOUSANDS)

         Depreciation and amortization.........  $       (1,891)       $         (1,824)       $        (1,397)
         Accrued expenses......................            (261)                   (624)                 1,791
         Other.................................            (430)                    604                   (836)
                                                 --------------        ----------------        ---------------
                                                 $       (2,582)       $         (1,844)       $          (442)
                                                 ==============        ================        ===============


6.  PROPOSED MERGER:

         On January 19, 1999, the Company entered into a Merger Agreement for the merger of a company owned by members of the Sbarro family, the Company's principal shareholders, with and into the Company in which all outstanding Common Stock of the Company not owned by those shareholders are to be converted into the right to receive $28.85 in cash. The shares to be purchased comprise approximately 65.6% of the Company's outstanding shares of Common Stock. In addition, all outstanding stock options, including those held by those members of the Sbarro family, will be terminated (see Note 9). For each such option, the holder thereof will be paid the difference between $28.85 and the exercise price per share, multiplied by the total number of shares of Common Stock subject to such option.

         The Merger Agreement contains certain conditions to closing, including, among other things, (i) approval by a majority of the votes cast (excluding votes cast by the Sbarro Family, abstentions and broker non-votes) at a meeting of the Company's shareholders to be called to consider adoption of the Merger Agreement, (ii) receipt of financing for the transactions contemplated by the Merger Agreement, (iii) the continued suspension of dividends by the Company and
(iv) the settlement of shareholder class action lawsuits that have been filed relating to the merger.

         Following the Company's announcement of the proposal by members of the Sbarro family for the merger, seven class action lawsuits were instituted by shareholders against the Company, those members of the Sbarro family who are directors of the Company and all or some of the other directors of the Company. While the complaints in each of the lawsuits vary, in general, they allege that the directors breached fiduciary duties, that the then proposed price of $27.50 to be paid to shareholders other than the Sbarro family was inadequate and that there were inadequate procedural protections for those shareholders. Although varying, the complaints seek, generally, a declaration of a breach of, or an order requiring the defendants to carry out, their fiduciary duties to the plaintiffs, damages in unspecified amounts alleged to be caused to the plaintiffs, other relief (including injunctive relief or rescission or rescissory damages if the transaction is consummated), and costs and disbursements, including a reasonable allowance for counsel fees and expenses.

         On January 19, 1999, counsel for all of the plaintiffs and counsel for all of the defendants entered into a Memorandum of Understanding pursuant to which an agreement in principle to settle all of the lawsuits was reached and the Sbarro Family agreed to an increase in the merger consideration to $28.85 per share. The Memorandum of Understanding states that plaintiffs' counsel intend to apply to the Court for an award of attorneys' fees and disbursements in an amount of no more than $2.1 million to be paid by the Company, which the defendants have agreed not to oppose. The defendants are also responsible for providing notice of the settlement to all Class members. The settlement would result in the complete discharge and bar of all claims against, past, present and future officers and directors of the Company and others associated with the merger with respect to matters and issues of any kind that have been or could have been asserted in these lawsuits. The settlement is subject to, among other things, (i) completion of a formal stipulation of settlement, (ii) certification of the lawsuits as a class action covering all record and beneficial owners of the Common Stock during the period beginning on November 25, 1998 through the effective date of the merger, (iii) court approval of the settlement and (iv) consummation of the merger. It is a condition to the Sbarro family's obligations under the Merger Agreement that holders of no more than 1,000,000 shares of Common Stock request exclusion from the settlement.

         In connection with the termination of negotiations for the initial proposal of the Company's acquisition of all shares of common stock not owned by such members of the Sbarro family, in fiscal 1998, the Company recorded a charge of $986,000 ($611,000 or $.03 basic and diluted earnings per share after tax).

7.  COMMITMENTS AND CONTINGENCIES:

COMMITMENTS:

         The Company conducts all of its operations in leased facilities. Most of the Company's restaurant leases provide for the payment of base rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as contingent rents generally ranging from 8% to 10% of net restaurant sales in excess of stipulated amounts.

         Rental expense under operating leases, including common area charges, other expenses and additional amounts based on sales, are as follows:


                                                                           FOR THE YEARS ENDED
                                                                           -------------------
                                          JANUARY 3, 1999         DECEMBER 28, 1997         DECEMBER 29, 1996
                                          ---------------         -----------------         -----------------
                                                                                (IN THOUSANDS)
   Minimum rentals..................  $        43,387          $           40,365        $            36,383
   Common area charges..............           13,314                      12,541                     11,303
   Contingent rentals...............            3,011                       2,910                      2,819
                                      ---------------          ------------------        -------------------
                                      $        59,712          $           55,816        $            50,505
                                      ===============          ==================        ===================


         Future minimum rental and other payments required under non-cancelable operating leases for Company-operated restaurants that were open on January 3, 1999 and the existing leased administrative and support function office (Note 8) are as follows (in thousands):

   Years ending:
        January 2, 2000...................................    $        65,075
        December 31, 2000.................................             63,472
        December 30, 2001.................................             60,409
        December 29, 2002.................................             56,000
        December 28, 2003.................................             51,180
        Later years.......................................            134,673
                                                              ---------------
                                                              $       430,809
                                                              ===============

The Company is the principal lessee under operating leases for certain franchised restaurants which are subleased to the franchisee. Franchisees pay rent and related expenses directly to the landlord. Future minimum rental payments required under these non-cancelable operating leases for franchised restaurants that were open as of January 3, 1999 are as follows (in thousands):

   Years ending:
        January 2, 2000..................................    $          1,352
        December 31, 2000................................               1,088
        December 30, 2001................................                 954
        December 29, 2002................................                 626
        December 28, 2003................................                 475
        Later years......................................                 727
                                                             ----------------
                                                             $          5,222
                                                             ================

As of February 10, 1999, future minimum rental payments required under non-cancelable operating leases for restaurants which had not as yet opened as of January 3, 1999 are as follows (in thousands):

   Years ending:
        January 2, 2000...................................    $         1,537
        December 31, 2000.................................              2,023
        December 30, 2001.................................              2,026
        December 29, 2002.................................              1,931
        December 28, 2003.................................              2,053
        Later years.......................................             10,923
                                                              ---------------
                                                              $        20,493
                                                              ===============

         The Company is a party to contracts aggregating $3,159,000 with respect to the construction of restaurants. Payments of approximately $385,000 have been made on those contracts as of January 3, 1999.

         One of the joint ventures in which the Company is a partner has entered into a contract to purchase the land on which a restaurant is located, at the end of its five year lease on such property in 2002, for $950,000.

         The Company is a guarantor of its pro rata interest (up to $4,400,000) of a line of credit granted to one of the joint ventures in which the Company is a partner.

CONTINGENCIES:

         In December 1998, the Court approved, and Company completed, the settlement of an action entitled Kenneth Hoffman and Gloria Curtis, on behalf of themselves and all others similarly situated v. Sbarro, Inc. that was pending in the United States District Court for the Southern District of New York. The plaintiffs, former restaurant level management employees, alleged that the Company required general managers and co-managers to reimburse the Company for cash and certain other shortages sustained by the Company and thereby lost their status as managerial employees exempt from the overtime compensation provisions of the Fair Labor Standards Act. The settlement resulted in a one-time charge of $3,544,000 before tax or $2,197,000 ($.11 basic and diluted earnings per share after tax) in fiscal 1998.

8.  TRANSACTIONS WITH RELATED PARTIES:

         In May 1986, the Company entered into a fifteen year sublease with a partnership owned by certain shareholders of the Company in Commack for its present administrative and support function offices. For 1998 and 1997 and for each of the remaining years of the lease, the rent expense is $337,000 per year. In 1996, the Company incurred rent expense for such building of $298,000. Management believes that such rents are comparable to the rents that would be charged by an unaffiliated third party.

         A member of the Board of Directors acts as a consultant to the Company for which he received $140,400 in 1998, $116,400 in 1997 and $106,100 in 1996.

9.  STOCK OPTIONS:

         The Company's Board of Directors has adopted, and its shareholders have approved, a 1991 Stock Incentive Plan (the "1991 Plan"), which replaced the Company's 1985 Incentive Stock Option Plan, and a 1993 Non-Employee Director Stock Option Plan (the "1993 Plan").

         Under the 1991 Plan, the Company may grant, until February 2001, incentive stock options and non-qualified stock options, alone or in tandem with stock appreciation rights ("SARs"), to employees and consultants of the Company and its subsidiaries. Options and SARs may not be granted at exercise prices of less than 100% of the fair market value of the Company's common stock on the date of grant. The Board of Directors and the Board's Committee administering the 1991 Plan are empowered to determine, within the limits of the 1991 Plan, the number of shares subject to each option and SAR, the exercise price, and the time period (which may not exceed ten years) and terms under which each may be exercised.

         The 1993 Plan provides for the automatic grant to each non-employee director of an option to purchase 3,750 shares of common stock following each annual shareholders' meeting. Each option has a ten year term and is exercisable in full commencing one year after grant at 100% of the fair market value of the Company's common stock on the date of grant. In 1998, 1997 and 1996, each of the five non-employee directors were granted options to purchase 3,750 shares at $ 24.06, $28.88 and $26.88 per share, respectively. In 1997, options to purchase an aggregate of 11,250 shares granted to a deceased director were exercised at prices ranging from $21.50 to $23.71.

         A summary of the status of the Company's option plans is presented in the table below:


                                            1998 WEIGHTED-         1997 WEIGHTED-         1996 WEIGHTED-
                                           AVERAGE EXERCISE       AVERAGE EXERCISE       AVERAGE EXERCISE
                                           ----------------       ----------------       ----------------
                                           SHARES     PRICE       SHARES    PRICE        SHARES     PRICE
                                           ------     -----       ------    -----        ------     -----
Options outstanding, beginning
     of  period                          1,638,339    $25.85     934,836     $25.57      717,712    $24.97
Granted                                     23,750    $24.22     777,750     $25.96      378,750    $25.55
Exercised                                  (84,989)   $25.23     (53,745)    $22.78      (47,426)   $18.24

Canceled or expired                        (16,668)   $25.15     (20,502)    $24.66     (114,200)   $24.84
                                           -------    ------     -------     ------     --------    ------
Options outstanding, end of
    period                               1,560,432    $25.87   1,638,339     $25.85      934,836    $25.57
Options exercisable, end of
    period                                 617,515    $25.99     573,880     $26.05      534,214    $25.89


         Of the options outstanding at January 3, 1999, options to purchase 78,182 shares had exercise prices ranging from $15.17 to $21.83 per share, with a weighted average exercise price of $21.36 per share and a weighted average remaining contractual life of 5.53 years, of which options to purchase 76,515 shares were exercisable, with a weighted average exercise price of $21.36 per share. The remaining options to purchase 1,482,250 shares had exercise prices ranging from $23.05 to $28.88 per share, with a weighted average exercise price of $26.11 per share and a weighted average remaining contractual life of 6.8 years, of which options to purchase 541,000 shares are exercisable, with a weighted average exercise price of $26.65 per share. At January 3, 1999, there were an aggregate of 2,054,730 shares available for option grants under the 1991 and 1993 Plans.

         The foregoing table includes options granted in 1997 under the 1991 Plan to the Company's Chairman of the Board and President to purchase 100,000 and 150,000 shares at $25.13 and $28.88 per share, respectively, and to the Company's Vice Chairman of the Board and Senior Executive Vice President to purchase 100,000 and 100,000 shares, respectively, at $25.13 per share; options granted in 1996 to the Company's Chairman of the Board and President and Senior Executive Vice President to purchase 100,000 and 50,000 shares, respectively, at $24.75 per share; and options granted in 1993 under the 1991 Plan to the Company's Chairman of the Board and President, Vice Chairman of the Board and Senior Executive Vice President and one non-employee director to purchase 120,000, 90,000, 75,000 and 37,500 shares, respectively, at $27.09 per share.
Each such option was granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant and is exercisable for 10 years from the date of grant.
Such options remain unexercised.

         In addition to the foregoing, in 1990, shareholder approved options were granted to the Company's Chairman of the Board and President, Vice Chairman of the Board and Senior Executive Vice President to purchase 150,000, 75,000 and 75,000 shares, respectively, at $20.67 per share, the fair market value of the Company's common stock on the date of grant, for a period of 10 years from the date of grant. Such options remain unexercised.

         See Note 6 for the effect of the proposed acquisition of all shares not owned by the Sbarro family on the options outstanding as of January 3, 1999.

         The Company has adopted the pro forma disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined under SFAS No. 123, the Company's net income and earnings per share would have approximated the pro forma amounts below:

                                                                           1998           1997           1996
                                                                           ----           ----           ----
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income:
    As Reported...................................................          34,334        36,082       37,390
                                                                       ===========    ==========    ==========
    Pro Forma.....................................................          33,770        35,089       37,160
                                                                       ===========    ==========    ==========
Per share information:
Net income per share (as reported):
    Basic.........................................................     $      1.67   $       1.77   $    1.84
                                                                       ===========    ===========   ==========
    Diluted.......................................................     $      1.67   $       1.76   $    1.83
                                                                       ===========    ===========   ==========
Net income per share (pro forma):
    Basic.........................................................     $      1.65   $       1.72   $    1.82
                                                                       ===========    ===========   ==========
    Diluted.......................................................     $      1.64   $       1.71   $    1.82
                                                                       ===========    ===========   ==========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:


                                                                           1998           1997           1996
                                                                           ----           ----           ----
Expected life (years).............................................           .50%         1.50%          4.00%
Interest rate.....................................................          5.15%         5.82%          6.53%
Volatility........................................................         31.00%        21.00%         28.00%
Dividend yield....................................................          0.00%         4.00%          3.50%
Weighted average fair value of options granted....................       $  2.38       $  2.79        $  5.75
                                                                         ========      =======        =======


10.  PROVISION FOR UNIT CLOSINGS:

         A provision for restaurant closings of $2,515,000 ($1,559,000 or $.08 basic and diluted earnings per share after tax) was established in fiscal 1998 relating to the closing of 20 restaurant locations.

         A provision for restaurant closings in the amount of $3,300,000 ($2,046,000 or $.10 basic and diluted earnings per share after tax) relating to the Company's investment in one of its joint ventures was established in 1997 for the closing of certain of the joint venture's units.

11.  DIVIDENDS:

         In 1997 and 1996, the Company declared quarterly dividends of $.27 per share and $.23 per share, respectively, aggregating $1.08 per share and $.92 per share for the respective years. Dividends were thereafter suspended pending consideration by the Company of proposals by certain members of the Sbarro family for the Company's acquisition of all Common Stock not owned by them and consideration of other strategic alternatives.

12.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                        FIRST           SECOND          THIRD          FOURTH
                                                       QUARTER         QUARTER         QUARTER       QUARTER(B)
                                                       -------         -------         -------       ----------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
Fiscal year 1998
Revenues.......................................      $  101,883        $   78,844       $ 85,907      $  108,598
Gross profit(a)................................          77,463            60,142          65,035         82,322
Net income(b)..................................           7,138             5,107           7,081         15,008
                                                     ============      ==========       =========     ===========
Per share information:
Net income per share:
    Basic......................................      $        .35      $      .25       $     .34     $       .73
                                                     ============      ==========       =========     ===========
    Diluted....................................      $        .35      $      .25       $     .34     $       .73
                                                     ============      ==========       =========     ===========
Shares used in computation of net income per share:
    Basic......................................       20,491,939    20,526,633      20,528,309        20,529,006
                                                     -----------    ----------      ----------        ----------
    Diluted....................................       20,665,846    20,605,477      20,530,983        20,539,488
                                                     -----------    ----------      ----------        ----------

Fiscal year 1997
Revenues.......................................      $    95,364       $   75,301       $  82,678     $   96,092
Gross profit(a)................................           73,324           57,976          63,314         73,640
Net income(c)..................................            7,885            6,733           9,206         12,258
                                                     ===========       ==========       =========     ==========
Per share information:
Net income per share:
    Basic......................................      $       .39       $      .33       $     .45     $      .60
                                                     -----------       ----------       ---------     ----------
    Diluted(d).................................      $       .39       $      .33             .45     $      .60
                                                     -----------       ----------       ---------     ----------
Shares used in computation of net income
    per share:
    Basic......................................       20,401,538    20,428,711      20,440,596        20,444,678
                                                     -----------    ----------      ----------        ----------
    Diluted....................................       20,454,534    20,599,676      20,526,757        20,529,233
                                                     -----------    ----------      ----------        ----------

----------

(a) Gross profit represents the difference between restaurant sales and the cost of food and paper products.

(b)      See Notes 1, 3, 6, 7 and 10 for information regarding unusual charges.

(c)      See Note 10.

(d) The sum of the quarters does not equal the full year per share amounts included in the accompanying statement of income due to the effect of the weighted average number of shares outstanding during the fiscal year as compared to the quarters.

13.  SUMMARY CONDENSED FINANCIAL INFORMATION:


         The following tables present condensed summary financial information for the Guarantor Subsidiaries and exclude the parent company and Non-Guarantor Subsidiaries. The Non-Guarantor Subsidiaries represent less than 3% of consolidated pre-tax income and assets on an individual and combined basis. Each of the Guarantor Subsidiaries is a direct or indirect wholly-owned subsidiary of the Company. The Guarantors will jointly and severally and fully and unconditionally guarantee the Senior Notes of the Company to be issued in connection with the transactions contemplated by the Merger Agreement. The Company has determined that separate financial statements and other disclosures concerning the Guarantors are not material to investors.


               SUMMARY GUARANTOR SUBSIDIARY FINANCIAL INFORMATION

                               BALANCE SHEET DATA

                                                               JANUARY 3, 1999            DECEMBER 28, 1997
                                                               ---------------            -----------------
                                                                             (IN THOUSANDS)
Current assets.......................................    $               7,623        $             5,727
Intercompany receivables.............................                  147,903                    117,835
                                                         ---------------------        -------------------
    Total current assets.............................                  155,526                    123,562
Property and equipment, net..........................                   80,787                     81,717
Other assets, net....................................                      573                         93
                                                         ---------------------        -------------------
                                                         $             236,886        $           205,372
                                                         =====================        ===================
Current liabilities..................................    $                 453        $               855
Intercompany payables-- long term....................                   19,909                     15,711
Shareholders' equity.................................                  216,524                    188,806
                                                         ---------------------        -------------------
                                                         $             236,886        $           205,372
                                                         =====================        ===================



               SUMMARY GUARANTOR SUBSIDIARY FINANCIAL INFORMATION

                              INCOME STATEMENT DATA

                                                                             FOR THE YEARS ENDED
                                                                             -------------------
                                                    JANUARY 3,      DECEMBER 28,        DECEMBER 29, 1996
                                                    -----------     ------------        -----------------
                                                       1999            1997
                                                       ----            ----
                                                                            (IN THOUSANDS)
Revenues......................................     $     187,690   $        178,758     $         172,336
                                                   =============   ================     =================
Gross profit(a)...............................     $     146,376   $        140,554     $         133,886
                                                   =============   ================     =================
Income before cumulative effect of change in
method of accounting(b).......................     $      26,935   $         25,663     $          25,442
                                                   =============   ================     =================
Net income(b).................................     $      26,935   $         25,663     $          25,442
                                                   =============   ================     =================

----------
(a) Gross profit represents the difference between restaurant sales and the cost of food and paper products.

(b) See Notes to Consolidated Financial Statements for information regarding non-recurring charges in the years presented.



                          SBARRO, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                         OCTOBER 10, 1999      JANUARY 3, 1999
                                                                         ----------------      ---------------
                                                                                     (UNAUDITED)
                                                                                    (IN THOUSANDS)
                                ASSETS
  Current assets:
     Cash and cash equivalents.....................................   $              8,518    $        150,472
     Restricted cash for untendered shares (See Note 2)............                  4,782                  --
     Receivables:
       Franchisees.................................................                  1,671               1,342
       Other.......................................................                  3,099               2,185
                                                                      --------------------    ----------------
                                                                                     4,770               3,527
     Inventories...................................................                  2,855               3,122
     Prepaid expenses..............................................                  6,352               1,291
                                                                      --------------------    ----------------
       Total current assets........................................                 27,277             158,412
  Property and equipment, net......................................                138,978             138,126
  Other assets:....................................................
  Excess of purchase price over the cost of net
     assets acquired, net of accumulated amortization
     of $250 (See Note 2)..........................................                224,940                  --
  Deferred financing costs, net of accumulated amortization
     of $32 (See Note 3)...........................................                  9,190                  --
  Other assets.....................................................                  6,782               6,630
                                                                      --------------------    ----------------
                                                                      $            407,167    $        303,168
                                                                      ====================    ================

                 LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
     Accounts payable..............................................   $              8,948    $          7,122
     Amounts due for untendered shares (See Note 2)................                  4,782                  --
     Accrued expenses..............................................                 31,801              25,764
     Income taxes..................................................                    267               4,146
                                                                      --------------------    ----------------
       Total current liabilities...................................                 45,798              37,032
  Deferred income taxes............................................                  8,681               9,219
  Long-term debt (See Note 3)......................................                251,223                  --
  Shareholders' equity (See Note 2):
     Preferred stock, $1 par value; authorized 1,000,000
        shares; none issued                                                             --                  --
     Common stock, $.01 par value; authorized 40,000,000
       shares; issued and outstanding 7,064,328 shares at
       October 10, 1999 and 20,531,643 shares
       at January 3, 1999..........................................                     71                 205
     Additional paid-in capital....................................                     10              34,587
     Retained earnings.............................................                101,384             222,125
                                                                      --------------------    ----------------
                                                                                   101,465             256,917
                                                                      --------------------    ----------------
                                                                      $            407,167    $        303,168
                                                                      ====================    ================



            See notes to unaudited consolidated financial statements


                          SBARRO, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                                  FOR THE FORTY WEEKS ENDED:
                                                                                -------------------------------
                                                                                OCTOBER 10,          OCTOBER 4,
                                                                                -----------          ----------
                                                                                   1999                 1998
                                                                                   ----                 ----
                                                                                    (IN THOUSANDS, EXCEPT
                                                                                       PER SHARE DATA)
  Revenues:
      Restaurant sales.............................................    $           265,022    $        256,708
      Franchise related income.....................................                  6,750               6,192
      Interest income..............................................                  3,679               3,734
                                                                                ----------          ----------
        Total revenues.............................................                275,451             266,634
                                                                                ----------          ----------
  Costs and expenses:
      Cost of food and paper products..............................                 54,926              54,068
      Restaurant operating expenses:...............................
        Payroll and other employee benefits........................                 72,405              68,161
        Occupancy and other........................................                 81,436              76,301
      Depreciation and amortization................................                 18,043              16,986
      General and administrative...................................                 17,720              14,808
      Provision for unit closings..................................                     --               1,525
      Terminated transaction costs.................................                     --                 986
      Litigation settlement and related costs......................                     --               3,544
      Interest expense.............................................                    980                  --
      Other income.................................................                 (3,614)             (2,242)
                                                                                ----------          ----------
        Total costs and expenses...................................                241,896             234,137
                                                                                ----------          ----------
  Income before income taxes and cumulative effect of
      change in method of accounting for start-up costs............                 33,555              32,497
  Income taxes.....................................................                 12,846              12,349
                                                                                ----------          ----------
  Income before cumulative effect of accounting change.............                 20,709              20,148
                                                                                ----------          ----------
  Cumulative effect of change in method of accounting
      for start-up costs, less income tax benefit of $504..........                     --                (822)
                                                                                ----------          ----------
  Net income.......................................................             $   20,709          $   19,326
                                                                                ==========          ==========



            See notes to unaudited consolidated financial statements



                          SBARRO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                              FOR THE FORTY WEEKS ENDED:
                                                                              --------------------------
                                                                         OCTOBER 10, 1999      OCTOBER 4, 1998
                                                                         ----------------      ---------------
                                                                                    (IN THOUSANDS)
  OPERATING ACTIVITIES:
  Net income.......................................................    $          20,709      $         19,326
  Adjustments to reconcile net income to net cash
     provided by operating activities:.............................
     Cumulative effect of change in method of accounting for
       start-up costs..............................................                   --                   822
     Depreciation and amortization.................................               18,087                17,056
     Deferred income taxes.........................................                 (538)                 (616)
     Provision for unit closings...................................                   --                 1,525
     Changes in operating assets and liabilities:
       Increase in receivables.....................................               (1,243)               (1,512)
       Decrease in inventories.....................................                  267                   390
       Increase in prepaid expenses................................               (5,060)               (4,257)
       Increase in other assets....................................                 (930)                 (253)
       Increase (decrease) in accounts payable and accrued
          expenses.................................................                6,034                (4,704)
       Decrease in income taxes payable............................               (3,880)               (4,745)
                                                                       -----------------      ----------------
  Net cash provided by operating activities........................               33,446                23,032
                                                                       -----------------      ----------------
  INVESTING ACTIVITIES:
  Proceeds from maturity of marketable security....................                   --                 2,500
  Purchases of property and equipment..............................              (18,865)              (21,089)
                                                                       -----------------      ----------------
  Net cash used in investing activities............................              (18,865)              (18,589)
                                                                       -----------------      ----------------
  FINANCING ACTIVITIES:
  Proceeds from exercise of stock options..........................                  426                 2,073
  Proceeds from long-term debt.....................................              251,211                    --
  Cost of Merger and related financing.............................             (411,000)                   --
  Accrued and previously paid merger costs.........................                2,828                    --
  Cash dividends paid..............................................                   --                (5,521)
                                                                       -----------------      ----------------
  Net cash used in financing activities............................             (156,535)               (3,448)
                                                                       ------------------     ----------------
  (Decrease) increase in cash and cash equivalents.................             (141,954)                  995
  Cash and cash equivalents at beginning of period.................              150,472               119,810
                                                                       -----------------      ----------------
  Cash and cash equivalents at end of period.......................    $           8,518      $        120,805
                                                                       =================      ================

  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the period for income taxes.....................    $          16,743      $         20,157
                                                                       =================      ================

  Cash paid during the period for interest.........................    $              --      $             --
                                                                       =================      ================



            See notes to unaudited consolidated financial statements

                          SBARRO, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PRESENTATION:

         The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Regulation S-X related to interim period financial statements and, therefore, do not include all information and footnotes required by generally accepted accounting principles. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation of the consolidated financial position of the Company and its subsidiaries at October 10, 1999 and their consolidated results of operations for the forty and twelve week periods ended October 10, 1999 and October 4, 1998 have been included. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year. Reference should be made to the annual financial statements, including footnotes thereto, included in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1999.

2.       GOING PRIVATE TRANSACTION:

         On September 28, 1999, members of the Sbarro family (who prior thereto owned approximately 34.4% of the Company's common stock) became the holders of 100% of the issued and outstanding common stock of the Company pursuant to an Amended and Restated Agreement and Plan of Merger dated as of January 19, 1999 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement (i) a company owned by the members of the Sbarro family merged with and into the Company (the "Merger"),
         (ii) the Company's shareholders (other than the members of the Sbarro family and the company owned by them) received the right to receive $28.85 per share in cash in exchange for the approximately 13.5 million shares of the Company's common stock not owned by the members of the Sbarro family, and (iii) all outstanding stock options, including stock options held by the members of the Sbarro family, were terminated in exchange for a cash payment equal to the number of shares subject thereto multiplied by the excess, if any, of $28.85 over the applicable option exercise price. The cost of the Merger, including amounts to pay related fees and expenses of the transactions, is estimated at approximately $411.0 million and was funded using substantially all of the Company's cash on hand and the sale of $255 million of 11% Senior Notes (See Note 3).

         As of October 10, 1999, there was $4.8 million ($0.5 million as of November 17, 1999) remaining on deposit with a third party paying agent for untendered shares to be redeemed as part of the Merger consideration. Such amounts are shown as restricted cash and amounts due for untendered shares in the balance sheet. Should any shares remain untendered after one year from September 28, 1999, the related funds are returned to the Company to be held until claimed or escheated to the appropriate jurisdictions.

         In accordance with Emerging Issues Task Force Issue 88-16, "Basis in Leveraged Buyout Transactions", the acquisition of all the outstanding shares of common stock not owned by the Sbarro family and all outstanding stock options have been accounted for under the purchase method of accounting. As a result, the remaining shares of common stock owned by the Sbarro family are presented in shareholders' equity at their original basis in the accompanying consolidated balance sheet. The final purchase price allocations have not been completed and are subject to adjustment based on fair market appraisals and other fair market value estimates as of the date of the Merger. The excess of purchase price over the cost of assets acquired is being amortized on a straight line basis over an estimated useful life of 30 years, which represents the average estimated life of the intangible assets resulting from the transaction. These estimates are preliminary and subject to adjustment for a period of one year from the date of the transaction and any such adjustments are not expected to be material.

         Summarized below are the unaudited pro forma results of operations for the forty weeks ended October 10, 1999 and October 4, 1998 of the Company as if the Merger had taken place as of the beginning of the periods presented. Adjustments have been made for the amortization of the excess of the purchase price over the cost basis of net assets acquired, interest expense and related changes in income tax expense.


                                                                               FORTY WEEKS ENDED
                                                                      ----------------------------------
                                                                      OCTOBER 10, 1999   OCTOBER 4, 1998
                                                                      ----------------   ---------------
         Pro Forma:
                  Revenues.............................................. $275,451           $266,634
                                                                         =========          =========
                  Income before cumulative effect
                     of accounting change............................... $  1,551           $    132
                                                                         =========          =========
                  Net income (loss)..................................... $  1,551           $   (690)
                                                                         =========          =========

         These pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the Merger taken place at the beginning of the periods presented or of results which may occur in the future.

3.       LONG-TERM DEBT:

         The cost of the Merger including fees and expenses was funded through the use of substantially all of the Company's cash on hand and the placement of $255.0 million of 11.0% Senior Notes due September 15, 2009 (the "Senior Notes") sold at a price of 98.514% of par to yield 11.25% per annum. The Senior Notes were issued under an Indenture dated September 28, 1999 (the "Indenture"). The Company also entered into a five year, $30 million unsecured senior revolving bank credit facility under a Credit Agreement dated as of September 23, 1999 (the "Credit Agreement").

         Interest on the Senior Notes is payable semi-annually on March 15 and September 15 of each year commencing on March 15, 2000. The Company's payment obligations under the Senior Notes are jointly, severally, unconditionally and irrevocably guaranteed by all of the Company's current Restricted Subsidiaries (as defined in the Indenture) and is to be similarly guaranteed by the Company's future Restricted Subsidiaries (the "Guarantor Subsidiaries"). The Senior Notes and the subsidiary guarantees are senior unsecured obligations of the Company and the Guarantor Subsidiaries, respectively, ranking pari passu in right of payment to all of the Company's and the Guarantor Subsidiaries' respective present and future senior debt, including amounts outstanding under the Credit Agreement. The Indenture permits redemption of the Senior Notes at the Company's option at varying redemption prices and requires the Company to offer to purchase Senior Notes in the event of a Change of Control and in connection with certain Asset Sales (each as defined). The Indenture contains various covenants on the part of the Company and the Guarantor Subsidiaries, including, but not limited to, restrictions on the payment of dividends, stock repurchases, certain investments and other restricted payments, the incurrence of indebtedness and liens on its assets, affiliate transactions, asset sales and mergers.

         In connection with the issuance of the Senior Notes, the Company and its Guarantor Subsidiaries have agreed to offer the holders of the Senior Notes the right to exchange those Senior Notes for 11% Senior Notes due 2009 with the same terms as the existing Senior Notes but which are to be registered under the Securities Act of 1933, as amended. If the Company does not timely comply with its obligations to effectuate such registration, the Company will be required to pay liquidated damages to each holder of the Senior Notes.

         The Credit Agreement provides an unsecured senior revolving credit facility to the Company enabling the Company to borrow, on a revolving basis from time to time during its five-year term, up to $30.0 million, including a $10.0 million sublimit for standby letters of credit. Each of the Company's current Guarantor Subsidiaries (the same entities as the Restricted Subsidiaries under the Indenture) have agreed to, and the future Guarantor Subsidiaries are to, unconditionally and irrevocably guarantee the Company's obligations under the Credit Agreement on a joint and several basis. The Company's borrowings under the Credit Agreement are repayable on September 28, 2004. In addition, the Company will be required to repay the Company's loans and reduce the lenders' commitments under the Credit Agreement using the proceeds of certain asset sales and issuances of certain equity interests of, and sales of equity interests in, Guarantor Subsidiaries. At the Company's option, the interest rates applicable to loans under the Credit Agreement will be at either (a) the bank's prime rate (8.5% at November 22, 1999) plus a margin ranging from zero to 0.75% (the initial margin is 0.50%) or (b) reserve adjusted LIBOR (5.59% at November 22, 1999) plus a margin ranging from 1.5% to 2.5% (the initial margin is 2.25%). In each case, the margin depends upon the ratio of the Company's senior debt (as defined) to its earnings before interest, taxes and depreciation and amortization ("EBITDA"). The Company has agreed to pay certain fees in connection with the Credit Agreement, including an unused commitment fee at a rate per year that will vary from 0.25% of the undrawn amount of the facility to 0.45% of the undrawn amount of the facility per year, depending upon the ratio of the Company's senior debt to EBITDA. Initially, the unused commitment fee was 0.40% per year. No amounts were outstanding under the credit facility as of October 10, 1999.

         The Credit Agreement contains various covenants on the part of the Company and the Guarantor Subsidiaries, including, but not limited to, restrictions on the payment of dividends and making stock repurchases, certain investments and other restricted payments, the incurrence of indebtedness, guarantees, other contingent obligations, and liens on assets, affiliate transactions, asset sales and mergers, consolidations and acquisitions of stock or assets by the Company and the Guarantor Subsidiaries. The Credit Agreement also contains provisions which, under certain circumstances, prohibit redemptions or repurchases of the Senior Notes, including repurchases that might otherwise be required pursuant to the terms of the Indenture, and imposes certain conditions on the Company's amending or supplementing the Indenture. In addition, the Company is required to maintain a minimum ratio of consolidated EBITDA to consolidated interest expense (in each case with the Guarantor Subsidiaries) of at least 2.0 to 1.0 and a ratio of consolidated senior debt to consolidated EBITDA (in each case with the Guarantor Subsidiaries) ranging from 4.5 to 1.0 in 1999 to 3.9 to 1.0 beginning December 29, 2002.

         The discount at which the Senior Notes were issued, an aggregate of $3.8 million, is being accreted to the Senior Notes over the original ten year life of the Senior Notes. The costs of issuing the Senior Notes and establishing the Credit Agreement, an aggregate of $8.7 million and $0.5 million, respectively, were capitalized as deferred financing costs and are being amortized over the ten and five year lives, respectively, of the Senior Notes and the Credit Agreement, respectively. The accretion and amortization will result in an increase in reported interest expense.

4.       CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

         In accordance with its early application provisions, the Company implemented Statement of Position ("SOP") 98-5 of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants as of the beginning of its 1998 fiscal year. This SOP required companies that capitalize pre-opening and similar costs to write off all existing such costs, net of tax benefit, as a "cumulative effect of accounting change" and to expense all such costs as incurred in the future.

5.       COMPREHENSIVE INCOME:

         The Company's operations did not give rise to any items includible in comprehensive income which were not already included in net income for either of the twelve or forty week periods ended October 10, 1999 and October 4, 1998.

6.       SUMMARIZED CONDENSED FINANCIAL INFORMATION:

         The following tables present condensed summary financial information for the subsidiaries of the Company guaranteeing the parent company's obligations under the

         Senior Notes and Credit Agreement and exclude the parent company and non-guarantor subsidiaries. The non-guaranteeing subsidiaries are represent less than 3% of consolidated pre-tax income and assets on an individual and combined basis. Each of the Guarantor Subsidiaries is a direct or indirect wholly owned subsidiary of the Company and each has fully and unconditionally guaranteed the Senior Notes and the Credit Agreement on a joint and several basis. The Company has determined that presenting separate financial statements and other disclosures concerning each Guarantor Subsidiary is not material to investors. As described in Note 2, the Company has not completed the final purchase price allocations. Accordingly, the guarantor financial information presented below does not give effect to any final purchase price allocations.


         CONDENSED SUMMARY GUARANTOR SUBSIDIARIES FINANCIAL INFORMATION

                               BALANCE SHEET DATA


                                                                 OCTOBER 10, 1999           OCTOBER 4, 1998
                                                                 ----------------           ---------------
                                                                                (In thousands)
         Current assets                                            $      7,526                $   6,448
         Intercompany receivables                                       163,550                  140,071
                                                                   -------------             ----------------
                  Total current assets                                  171,076                  146,519
         Property and equipment, net                                     78,708                   80,150
         Other assets, net                                                  600                        51
                                                                   -------------              ---------------
                                                                   $   250,384                $   226,720
                                                                   =============              ===============

         Current liabilities                                               $83                       $651
         Intercompany payables-long-term                                18,800                     20,210
         Shareholders' equity                                          231,501                    205,859
                                                                   -------------              ---------------
                                                                   $   250,384                $   226,720
                                                                   =============              ===============


         CONDENSED SUMMARY GUARANTOR SUBSIDIARIES FINANCIAL INFORMATION

                              INCOME STATEMENT DATA

                                                                              FORTY WEEKS ENDED
                                                                 -------------------------------------------
                                                                 OCTOBER 10, 1999           OCTOBER 4, 1998
                                                                 ----------------           ---------------
                                                                                (In thousands)

         Revenues                                                  $   137,147                 $  133,640
                                                                    ============               ==============
         Gross profit (a)                                          $   107,333                 $  104,434
                                                                    ============               ==============
         Income before cumulative effect of change
           in accounting principle (b)                             $    15,186                 $   17,053
                                                                    ============               =============
         Net income (b)                                               $ 15,186                  $  17,053
                                                                    ============               =============
         ----------------


(a) Gross profit represents the difference between restaurant sales and the cost of food and paper products.

(b) No portion of the cumulative effect of change in accounting principles pertained to the Guarantor Subsidiaries (see Note 4).

7.       CONTINGENCIES:

         On November 17, 1999, certain former managers of restaurant units in the State of Washington instituted a lawsuit against the Company alleging that they served as store managers, general managers, assistant managers or co-managers in Company restaurants in the State of Washington at various times since November 17, 1996 and that, in connection therewith, the Company violated the overtime pay provisions of the State of Washington's Minimum Wage Act by treating them as overtime exempt employees, breached alleged employment agreements and statutory provisions by failing to record and pay for hours worked at the contract rates and/or statutory minimum wage rates and failed to provide statutorily required meal breaks and rest periods. The plaintiffs also seek to represent all of the Company's restaurant managers employed for any period of time on or after November 9, 1996 in the State of Washington. The Company currently owns and operates approximately 18 restaurants in the State of Washington. The plaintiffs seek actual damages, exemplary damages and costs of the lawsuit, including reasonable attorney's fees, each in unspecified amounts, and injunctive relief. The Company believes it has substantial defenses to the claims and intends to vigorously defend this action.

         From time to time the Company is also a party to certain claims and legal proceedings in the ordinary course of business, none of which, in the opinion of the Company, would have a material adverse effect on the Company's financial position or results of operations.

                                  SBARRO, INC.




                                     [LOGO]

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Section 722 of the New York Business Corporation Law (the "NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         (b) The Company's Certificate of Incorporation contains no provision regarding indemnification of officers or directors.

         (c) Article VII of the Company's By-laws, as presently in effect, provides, in general, that the Company may indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust employee benefit plan or other enterprise at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative and including an action by or in the right of the Company) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) actually incurred as a result of such action or proceeding, provided that no indemnification shall be made if a judgment or other final adjudication adverse to such director or officer establishes that (1) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (2) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         (d) The Company has entered into indemnification agreements with each of its officers and directors confirming the indemnification, granted under
Article VII of the Company's By-Laws.

         (e) The Company maintains a directors and officers liability insurance policy that insures the directors and officers of the Company and its subsidiaries against losses arising from certain claims made against such directors or officers by reason of certain wrongful acts (as defined). The policy also provides for the reimbursement to the Company for any obligation it incurs as a result of indemnification of officers and directors. The policy provides combined limit liability of $5,000,000 per policy year for both directors' and officers' liability coverage at an annual premium of $80,000.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Number                                 Description
------                                 -----------

*2.1 Agreement and Plan of Merger dated as of January 19, 1999 among the Company, Sbarro Merger LLC, a New York limited liability company, Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants. (Exhibit 2 to the Company Current Report on Form 8-K dated (date of earliest event reported) January 19, 1999, File No. 1-8881)
*3.1(a) Restated Certificate of Incorporation of the Company as filed with the Department of State of the State of New York on March 29, 1985. (Exhibit 3.01 to the Company's Registration Statement on Form S-1, File No. 2- 96807)
*3.1(b) Certificate of Amendment to the Company's Restated Certificate of Incorporation as filed with the Department of State of the State of New York on April 3, 1989. (Exhibit 3.01(b) to the Company's Annual Report on Form 10-K for the year ended January 1, 1989, File No. 1-8881)
*3.1(c) Certificate of Amendment to the Company's Restated Certificate of Incorporation as filed with the Department of State of the State of New York on May 31, 1989. (Exhibit 4.01 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 23, 1989, File No. 1-8881)
*3.1(d) Certificate of Amendment to the Company's Restated Certificate of Incorporation as filed with the Department of State of the State of New York on June 1, 1990. (Exhibit 4.01 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 22, 1990, File No. 1-8881)
*3.2 By-Laws of the Company, as amended. (Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 21, 1996, File No. 1-8881)
*4.1 Indenture dated as of September, 28, 1999 among the Company, the Restricted Subsidiaries of the Company named therein, as guarantors, and Firstar Bank, N.A., including the form of 11% Senior Notes of the Company to be issued upon consummation of the Exchange Offer and the form of Senior Guarantees of the Guarantors. (Exhibit 4.1 to the Company's Current Report on Form 8-K dated (date of earliest event reported) September 23, 1999, File No. 1-8881)
*4.2 Credit Agreement dated as of September 23, 1999 among the Company, European American Bank, as agent, and the Lenders party thereto (Exhibit 4.2 to the Company's Current Report on Form 8-K dated (date of earliest event reported) September 23, 1999, File No. 1-8881)

Number                                 Description
------                                 -----------
5.1      Opinion of Parker Chapin Flattau & Klimpl, LLP
*10.1 Commack, New York Corporate Headquarters Sublease. (Exhibit 10.04 to the Company's Registration Statement on Form S-1, File No. 2-96807)
+*10.2 The Company's Performance Incentive Plan. (Exhibit A to the Company's Proxy Statement dated April 29, 1997, File No. 1-8881)
+*10.3 Consulting Agreement (including option) dated June 3, 1985 between the Company and Bernard Zimmerman & Company, Inc. (Exhibit 10.04 to the Company's Annual Report on Form 10-K for the year ended January 1, 1989, File No. 1-8881)
+*10.4 Form of Indemnification Agreement between the Company and each of its directors and officers. (Exhibit 10.04 to the Company's Annual Report on Form 10-K for the year ended December 31, 1989, File No. 1-8881)
*10.5 Registration Rights Agreement dated as of September 28, 1999 among the Company, the Guarantors named therein and Bear, Stearns & Co. Inc. (Exhibit 10.1 to the Company's Current Report on Form 8-K dated (date of earliest event reported) September 23, 1999, File No. 1-8881)
**10.6 Tax Payment Agreement dated as of September 28, 1999 among the Company, Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as Trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants
12.1     Statement of computation of earnings to fixed charges
*21.1 List of subsidiaries (Exhibit 21.01 to the Company's Annual Report on Form 10-K for the year ended January 3, 1999, File No. 1-8881)
23.1     Consent of Arthur Andersen LLP
23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (included in Exhibit 5.1 above)
**24.1   Powers of Attorney (included as part of the signature pages hereto)
**25.1   Form T-1 Statement of Eligibility of Trustee
**99.1   Form of Letter of Transmittal relating to the Exchange Offer
**99.2   Form of Notice of Guaranteed Delivery relating to the Exchange Offer
**99.3 Form of Letter to Registered Holders and DTC Participants relating to the Exchange Offer
**99.4   Form of Letter to Clients relating to the Exchange Offer
**99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from beneficial owner relating to the Exchange Offer

---------------
 *   Incorporated by reference to the document indicated.
 **  Previously filed.
 +   Management contract or compensatory plan.


ITEM 22. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 3059(b)(2) of that Act.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York on this 10th day of February, 2000.

                                                       SBARRO, INC.


                                                       By: /s/ Mario Sbarro
                                                          --------------------
                                                               Mario Sbarro
                                                                 President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name                                     Title                                                                Date
----                                     -----                                                                ----
           /s/ Mario Sbarro              Chairman of the Board, President                         February 10, 2000
-----------------------------------      and Chief Executive Officer
            Mario Sbarro                 (principal executive officer)



       /s/ Robert G. Rooney              Senior Vice President and Chief                          February 10, 2000
-----------------------------------      Financial Officer (principal
          Robert G. Rooney               financial officer)



                 *                       Director                                                 February 10, 2000
-----------------------------------
           Anthony Sbarro


                 *                       Director                                                 February 10, 2000
-----------------------------------
            Joseph Sbarro


         /s/ Steven Graham               Vice President and Controller                            February 10, 2000
------------------------------------     (principal accounting officer)
            Steven Graham




                 *                       Director                                                 February 10, 2000
-----------------------------------
            Carmela Sbarro


                 *                       Director                                                 February 10, 2000
-----------------------------------
         Harold L. Kestenbaum


                 *                       Director                                                 February 10, 2000
-----------------------------------
          Richard A. Mandell


                                          Director
------------------------------------
             Terry Vince


                 *                        Director                                                 February 10, 2000
-----------------------------------
          Bernard Zimmerman



*  By:/s/ Mario Sbarro                                                                             February 10, 2000
      -----------------------------
        Mario Sbarro
        Attorney-in-fact


                                  CO-REGISTRANT
                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, each of the co-registrants listed on Footnote A hereto has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on this 10th day of February, 2000.

                                         On behalf of each of the co-registrants
                                         listed on Footnote A  hereto


                                                     By: /s/ Mario Sbarro
                                                        --------------------
                                                           Mario Sbarro
                                                            President



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


Name                                     Title                                                                 Date
----                                     -----                                                                 ----
          /s/ Mario Sbarro               President (principal executive                           February 10, 2000
------------------------------------     officer) and Director
            Mario Sbarro


       /s/ Robert G. Rooney              Senior Vice President and Chief                          February 10, 2000
------------------------------------     Financial Officer (principal
          Robert G. Rooney               financial officer)



         /s/ Steven Graham               Vice President and Controller                            February 10, 2000
------------------------------------     (principal accounting officer)
            Steven Graham


                                                                                                  February 10, 2000
                  *                       Director
------------------------------------
           Anthony Sbarro


                  *                       Director                                                February 10, 2000
-----------------------------------
            Joseph Sbarro


*  By: /s/  Mario Sbarro                                                                          February 10, 2000
     -------------------------------
        Mario Sbarro
        Attorney-in-fact


                                  CO-REGISTRANT
                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, Sbarro Dominion Limited hereto has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on this 10th day of February, 2000.

                                                       SBARRO DOMINION LIMITED


                                                       By: /s/ Mario Sbarro
                                                           --------------------
                                                             Mario Sbarro
                                                              President


                                                       By: /s/ Joseph Sbarro
                                                           --------------------
                                                             Joseph Sbarro
                                                              Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


Name                                     Title                                                                 Date
----                                     -----                                                                 ----
          /s/ Mario Sbarro               President (principal executive                           February 10, 2000
------------------------------------     officer) and Director
            Mario Sbarro


       /s/ Robert G. Rooney              Senior Vice President and Chief                          February 10, 2000
------------------------------------     Financial Officer (principal
          Robert G. Rooney               financial officer)



         /s/ Steven Graham               Vice President and Controller                            February 10, 2000
------------------------------------     (principal accounting officer)
            Steven Graham


                                                                                                  February 10, 2000
                  *                       Director
------------------------------------
           Anthony Sbarro


                  *                       Director                                                February 10, 2000
-----------------------------------
            Joseph Sbarro


*  By: /s/ Mario Sbarro                                                                           February 10, 2000
     -------------------------------
        Mario Sbarro
        Attorney-in-fact


         (A) The following direct or indirect wholly owned subsidiaries of Sbarro, Inc. are guarantors of the notes and are co-registrants, each of which is incorporated in the jurisdiction indicated:


                                                              Jurisdiction of
Name of Corporation                                            Organization
-------------------                                            ------------
Sbarro Properties, Inc....................................       New York
Sbarro America, Inc.......................................       New York
Sbarro America Properties, Inc. ..........................       New York
Sbarro's of Texas, Inc. ..................................         Texas
Italian Food Franchising, Inc. ...........................       New York
Corest Management, Inc. ..................................       New York
Franrest Management, Inc. ................................       New York
Larkfield Equipment Corp. ................................       New York
Sbarro Foods, Inc. .......................................       New York
Sbarro of Roosevelt Field, Inc. ..........................       New York
Sbarro of Virginia, Inc. .................................       Virginia
Demefac Leasing Corp. ....................................       New York
Franchise Contracting and Equipment Corp. ................       New York
Melville Advertising Agency Inc. .........................       New York
Sbarro Commack, Inc. .....................................       New York
Sbarro of Las Vegas, Inc. ................................       New York
Sbarro of Hawaii, Inc. ...................................       New York
Sbarro Pennsylvania, Inc. ................................     Pennsylvania
Sbarro Franchise Associates, Inc. ........................       New York
Sbarro H.D.F., Inc. ......................................       New York

N.H.D., Inc. .............................................       New York
Bushranger Holding, Inc. .................................       New York
Melville Pizzeria, Inc. ..................................       New York
Sbarro One World Trade, Inc. .............................       New York
401 Broad Hollow Realty Corp. ............................       New York
401 Broad Hollow Fitness Center Corp. ....................       New York
Sbarro Bistros, Inc. .....................................       New York
Syosset Bistro, Inc. .....................................       New York

                                  EXHIBIT INDEX


Number                                 Description
------                                 -----------

*2.1 Agreement and Plan of Merger dated as of January 19, 1999 among the Company, Sbarro Merger LLC, a New York limited liability company, Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants. (Exhibit 2 to the Company Current Report on Form 8-K dated (date of earliest event reported) January 19, 1999, File No. 1-8881)
*3.1(a) Restated Certificate of Incorporation of the Company as filed with the Department of State of the State of New York on March 29, 1985. (Exhibit 3.01 to the Company's Registration Statement on Form S-1, File No. 2- 96807)
*3.1(b) Certificate of Amendment to the Company's Restated Certificate of Incorporation as filed with the Department of State of the State of New York on April 3, 1989. (Exhibit 3.01(b) to the Company's Annual Report on Form 10-K for the year ended January 1, 1989, File No. 1-8881)
*3.1(c) Certificate of Amendment to the Company's Restated Certificate of Incorporation as filed with the Department of State of the State of New York on May 31, 1989. (Exhibit 4.01 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 23, 1989, File No. 1-8881)
*3.1(d) Certificate of Amendment to the Company's Restated Certificate of Incorporation as filed with the Department of State of the State of New York on June 1, 1990. (Exhibit 4.01 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 22, 1990, File No. 1-8881)
*3.2 By-Laws of the Company, as amended. (Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 21, 1996, File No. 1-8881)
*4.1 Indenture dated as of September, 28, 1999 among the Company, the Restricted Subsidiaries of the Company named therein, as guarantors, and Firstar Bank, N.A., including the form of 11% Senior Notes of the Company to be issued upon consummation of the Exchange Offer and the form of Senior Guarantees of the Guarantors. (Exhibit 4.1 to the Company's Current Report on Form 8-K dated (date of earliest event reported) September 23, 1999, File No. 1-8881)
*4.2 Credit Agreement dated as of September 23, 1999 among the Company, European American Bank, as agent, and the Lenders party thereto (Exhibit 4.2 to the Company's Current Report on Form 8-K dated (date of earliest event reported) September 23, 1999, File No. 1-8881)
5.1      Opinion of Parker Chapin Flattau & Klimpl, LLP
*10.1 Commack, New York Corporate Headquarters Sublease. (Exhibit 10.04 to the Company's Registration Statement on Form S-1, File No. 2-96807)
+*10.2 The Company's Performance Incentive Plan. (Exhibit A to the Company's Proxy Statement dated April 29, 1997, File No. 1-8881)
+*10.3 Consulting Agreement (including option) dated June 3, 1985 between the Company and Bernard Zimmerman & Company, Inc. (Exhibit 10.04 to the Company's Annual Report on Form 10-K for the year ended January 1, 1989, File No. 1-8881)
+*10.4 Form of Indemnification Agreement between the Company and each of its directors and officers. (Exhibit 10.04 to the Company's Annual Report on Form 10-K for the year ended December 31, 1989, File No. 1-8881)
*10.5 Registration Rights Agreement dated as of September 28, 1999 among the Company, the Guarantors named therein and Bear, Stearns & Co. Inc. (Exhibit 10.1 to the

Number                                 Description
------                                 -----------


         Company's Current Report on Form 8-K dated (date
         of earliest event reported) September 23, 1999, File No. 1-8881)
**10.6 Tax Payment Agreement dated as of September 28, 1999 among the Company, Mario Sbarro, Joseph Sbarro, Joseph Sbarro (1994) Family Limited Partnership, Anthony Sbarro, and Mario Sbarro and Franklin Montgomery, not individually but as Trustees under that certain Trust Agreement dated April 28, 1984 for the benefit of Carmela Sbarro and her descendants
12.1     Statement of computation of earnings to fixed charges
*21.1 List of subsidiaries (Exhibit 21.01 to the Company's Annual Report on Form 10-K for the year ended January 3, 1999, File No. 1-8881)
23.1     Consent of Arthur Andersen LLP
23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (included in Exhibit 5.1 above)
**24.1   Powers of Attorney (included as part of the signature pages hereto)
**25.1   Form T-1 Statement of Eligibility of Trustee
**99.1   Form of Letter of Transmittal relating to the Exchange Offer
**99.2   Form of Notice of Guaranteed Delivery relating to the Exchange Offer
**99.3 Form of Letter to Registered Holders and DTC Participants relating to the Exchange Offer
**99.4   Form of Letter to Clients relating to the Exchange Offer
**99.5 Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from beneficial owner relating to the Exchange Offer

---------------
 *   Incorporated by reference to the document indicated.
 **  Previously filed.
 +   Management contract or compensatory plan.